Exhibit 10.2

CREDIT AND GUARANTY AGREEMENT

dated as of January 31, 2017

among

TAO GROUP OPERATING LLC,

TAO GROUP INTERMEDIATE HOLDINGS LLC,

CERTAIN SUBSIDIARIES OF TAO GROUP OPERATING LLC,

as Guarantors,

VARIOUS LENDERS,

and

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,

as Administrative Agent, Collateral Agent, and Sole Lead Arranger

$122,000,000 Senior Secured Credit Facilities

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

APPENDICES:	A-1	Term Loan Commitments
	A-2	Revolving Commitments
	B	Notice Addresses

SCHEDULES:	1.01(a)	Historical Consolidated Adjusted EBITDA
	1.01(b)	Certain Material Real Estate Assets
	1.01(c)	Immaterial Subsidiaries
	3.01(m)	Table of Requirements for Legal Opinions
	4.01	Jurisdictions of Organization and Qualification
	4.02	Capital Stock and Ownership
	4.05	Post-Closing Governmental Authorizations
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.29	Unrestricted Subsidiaries
	5.15	Certain Post Closing Matters
	6.01	Certain Indebtedness
	6.02	Certain Liens
	6.07	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B-1	Term Loan Note
	B-2	Revolving Loan Note
	C	Compliance Certificate
	D	Financial Officer Certification
	E	Assignment and Assumption Agreement
	F	Certificate Regarding Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I-1	Landlord Waiver Agreement
	I-2	Landlord Personal Property Collateral Access Agreement
	J	Joinder Agreement

v

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of January 31, 2017, is entered into by and among TAO GROUP OPERATING LLC, a Delaware limited liability company (“Company”), TAO GROUP INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company (“Holdings”), CERTAIN SUBSIDIARIES OF COMPANY party hereto, as Guarantors, the Lenders party hereto from time to time, and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P. (“GSSLG”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), and Sole Lead Arranger.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Company, in an aggregate amount not to exceed $122,000,000, consisting of $110,000,000 aggregate principal amount of Term Loans and up to $12,000,000 aggregate principal amount of Revolving Commitments, the proceeds of which will be used for the purposes specified in Section 2.05 hereof;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets (other than Excluded Property), including a pledge of all of the Capital Stock of each of its wholly-owned Domestic Subsidiaries and 65% of all of the voting Capital Stock, and 100% of the non-voting Capital Stock, of each of its first-tier Foreign Subsidiaries (in each case, other than Excluded Securities and as more specifically described in Section 5.10); and

WHEREAS, Guarantors have agreed to jointly and severally guarantee the Obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of their respective assets (other than Excluded Property), including a pledge of all of the Capital Stock of each of their respective wholly-owned Domestic Subsidiaries (including Company) and 65% of all the voting Capital Stock, and 100% of the non-voting Capital Stock, of each of their respective first-tier Foreign Subsidiaries (in each case, other than Excluded Securities and as more specifically described in Section 5.10).

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.01 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acquisition Agreement” means the Transaction Agreement, dated as of the date hereof, among MSG, TG Merger Sub, LLC, TG Rollover Holdco LLC, Parent, Holdings, Company, Tao Group Management LLC, TG Member Representative LLC, the Management Sellers (as defined therein), the Rollover Holdco Members (as defined therein), the Direct Rollover Members (as defined therein), the Group Entities (as defined therein), solely with respect to its rights and obligations under Section 2.03(b)(iv) and Article 14 thereof (other than Sections 14.03, 14.04 and 14.15 thereof, and only insofar as Article 14 thereof relates to its rights and obligations under Section 2.03(b)(iv) thereof), MSG Entertainment Holdings, and solely with respect to its rights and obligations under Section 9.11 and Article 14 thereof (other than Sections 14.03, 14.04 and 14.15 thereof, and only insofar as Article 14 thereof relates to its rights and obligations under Section 9.11 thereof), The Madison Square Garden Company, as the same may be amended, supplemented or otherwise modified from time to time after the date hereof (provided, that any such amendments, supplements or other modifications that are adverse to the interests of the Lenders in any material respect shall be approved by Requisite Lenders).

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent on the basis of the London interbank offered rate administered by the ICE Benchmark Association Limited (or any other Person which takes over the administration of that rate) displayed on page LIBOR01 of the Reuters Screen (or any successor or substitute page of such service or successor or substitute service acceptable to the Administrative Agent which displays that rate) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent (after consultation with Company) to be the London interbank offered rate on such other page or other service which displays the relevant rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GSSLH or any other Lender selected by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of GSSLH or any other Lender selected by Administrative Agent, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto, together with its successors and assigns in such capacity.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Restricted Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Restricted Subsidiaries, threatened against or affecting Holdings or any of its Restricted Subsidiaries or any property of Holdings or any of its Restricted Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything to the contrary herein, neither Administrative Agent, Lenders, nor any of their respective Affiliates shall be deemed to be an Affiliate of any Credit Party.

“Agent” means each of Administrative Agent and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.16.

“Aggregate Payments” as defined in Section 7.02.

“Agreement” means this Credit and Guaranty Agreement, dated as of January 31, 2017, as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Margin” means, subject to Section 2.23, (i) from the Closing Date until the date that is two (2) Business Days after the date on which Administrative Agent shall have received the Compliance Certificate and the financial statements required to be delivered pursuant to Sections 5.01(b) and 5.01(d) for the fourth full Fiscal Quarter ending after the Closing Date, a percentage, per annum, equal to (a) 8.00% with respect to LIBOR Rate Loans, and (b) 7.00% with respect to Base Rate Loans; and (ii) thereafter, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
greater than or equal to 2.00:1.00	8.00%	7.00%
less than 2.00:1.00	7.50%	6.50%

No change in the Applicable Margin shall be effective until two (2) Business Days after the date on which Administrative Agent shall have received the applicable financial statements pursuant to Section 5.01(b), together with a Compliance Certificate calculating the Leverage Ratio pursuant to Section 5.01(d). At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(b) or (d), the Applicable Margin shall be determined as if the Leverage Ratio were in excess of 2.00:1.00. Within one Business Day of receipt of the applicable information under Section 5.01(d), Administrative Agent shall give each Lender facsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date. Without limitation of any other provision of this Agreement or any other remedy available to Administrative Agent or Lenders under any of the Credit Documents, to the extent that any financial statements or any information contained in any Compliance Certificate delivered pursuant to Sections 5.01(b) or 5.01(d) shall be incorrect in any material respect and Company or any other Credit Party shall deliver to Administrative Agent and/or Lenders corrected financial statements or other corrected information in a Compliance Certificate (or otherwise), Administrative Agent may (and at the direction of Requisite Lenders shall) recalculate the Applicable Margin based upon such corrected financial statements or such other corrected information, and, upon written notice thereof to Company, the Loans shall bear interest based upon such recalculated Applicable Margin retroactively from the date of delivery of the erroneous financial statements or other erroneous information in question; provided that such retroactive recalculation shall apply only for the account of Lenders holding the applicable Loans at the time the applicable payment was received and shall cease to apply upon the payment in full of the Loans and the termination of this Agreement.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Interest Rate Agreement” means any Interest Rate Agreement which is approved by Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Restricted Party which is not Holdings), in one transaction or a series of transactions, of all or any part of any Restricted Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any Subsidiary of any Restricted Party, other than inventory (or other assets) sold, licensed for periods of 1 year or less or leased in the ordinary course of business. For purposes of clarification, “Asset Sale” shall include (x) the sale or other disposition for value of any contracts or (y) the early termination or modification of any contract resulting in the receipt by any Restricted Party of a Cash payment or other consideration in exchange for such event (other than payments in the ordinary course for accrued and unpaid amounts due through the date of termination or modification); provided, that only the Cash consideration received by any Restricted Party in connection with the events described in clauses (x) and (y) above (other than the return of any security or other deposits received by any Restricted Party upon the termination or disposition of such contracts) shall be subject to the mandatory prepayment of the Loans set forth in Section 2.13(a).

“Asset Sale Reinvestment Amounts” has the meaning given to such term in Section 2.13(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, co-president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer.

“Available Amount” means, at any date of determination (the applicable “Available Amount Reference Date”), an amount equal to, without duplication:

(a) the sum, without duplication, of:

(i) an amount, not less than zero, determined on a cumulative basis equal to the amount of Consolidated Excess Cash Flow (which amount shall not be less than zero in any period or Fiscal Year), commencing with the period running from and including the first full Fiscal Quarter ending after the Closing Date through and including the last Fiscal Quarter of Fiscal Year 2017, and for each completed Fiscal Year thereafter and prior to the Available Amount Reference Date (or the Available RJP Amount Reference Date, as applicable), retained by the Company after making any mandatory prepayment required pursuant to Section 2.13(e) hereof (such amount, the “Retained Excess Cash Flow Amount”); plus

(ii) the amount of any capital contributions or other proceeds of any issuance of Permitted Equity (other than any amounts (a) constituting a Cure Amount, (b) applied to cure a breach of Section 6.08(e), (c) applied to fund the consideration paid for any Permitted Acquisition in excess of the maximum amounts set forth in the definition of Permitted Acquisition, (d) applied to finance capital expenditures and netted out of the calculation of Consolidated Capital Expenditures or (e) contributed or applied for any other specific purpose set forth in this Agreement) that are received as Cash equity by Holdings (to the extent contributed to Company as Cash equity) and that are not required to be applied as a mandatory prepayment under Section 2.13(c), determined on a cumulative basis during the period from and including the day immediately following the Closing Date through and including the Available Amount Reference Date (or the Available RJP Amount Reference Date, as applicable) (the “Available Equity Proceeds Amount”); plus

(iii) the net Cash proceeds received by Company or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including the Available Amount Reference Date in connection with the disposition to any Person (other than Company or any Restricted Subsidiary) of any Investment made pursuant to Section 6.07(o); plus

(iv) to the extent not already reflected as a return of capital with respect to such Investment under another clause of this definition or otherwise included under another clause of this definition, the net Cash proceeds received by Company or any of its Restricted Subsidiaries in respect of any Investment made after the Closing Date pursuant to Section 6.07(o), and which are received at any time after the Closing Date through and including the Available Amount Reference Date, in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans (in an amount not to exceed the original amount of such Investment); plus

(v) an amount equal to the fair market value (as determined in good faith by Company and reasonably acceptable to Administrative Agent (such acceptance not to be unreasonably withheld or delayed), except that for any property or assets whose fair market value, in the aggregate, exceeds $10,000,000 such fair market value shall be confirmed by an independent appraisal obtained by Company) of the property or assets of any Unrestricted Subsidiary (a) that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary) to Company or any of its Guarantor Subsidiaries, or (b) without duplication of the foregoing clause (a), that has become a Guarantor Subsidiary (and complied with the requirements of Section 5.10 as of such Available Amount Reference Date) or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, Company or a Guarantor Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including the Available Amount Reference Date; plus

(vi) an amount equal to sixty-five percent (65%) of the fair market value (as determined in good faith by Company and reasonably acceptable to Administrative Agent (such acceptance not to be unreasonably withheld or delayed), except that for any property or assets whose fair market value, in the aggregate, exceeds $10,000,000 such fair market value shall be confirmed by an independent appraisal obtained by Company) of the property or assets of any Unrestricted Subsidiary (a) that have been transferred, conveyed or otherwise distributed (in an amount not to exceed the original amount of the Investment in such Unrestricted Subsidiary) to any Restricted Foreign Subsidiary, or (b) without duplication of the foregoing clause (a), that has been redesignated as a Restricted Foreign Subsidiary or has been merged, consolidated or amalgamated with or into, or is liquidated, wound up or dissolved into, a Restricted Foreign Subsidiary, in each case, during the period from and including the day immediately following the Closing Date through and including the Available Amount Reference Date;

(b) minus an amount equal to the sum, without duplication, of (i) Restricted Junior Payments made pursuant to Section 6.05(h), plus (ii) Investments made pursuant to Section 6.07(o), plus (iii) the portion of Consolidated Capital Expenditures made pursuant to Section 6.08(c)(2), in each case, after the Closing Date and prior to the Available Amount Reference Date or contemporaneously therewith.

“Available Amount Reference Date” as defined in the definition of “Available Amount”.

“Available Equity Proceeds Amount” as defined in the definition of “Available Amount”.

“Available RJP Amount” means, at any date of determination (the applicable “Available RJP Amount Reference Date”), an amount equal to, without duplication:

(a) the sum, without duplication, of:

(i) the Retained Excess Cash Flow Amount; plus

(ii) the Available Equity Proceeds Amount; plus

(iii) the net Cash proceeds received by Company or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including the Available RJP Amount Reference Date in connection with the disposition to any Person (other than Company or any Restricted Subsidiary) of any Investment made pursuant to Section 6.07(o); plus

(iv) to the extent not already reflected as a return of capital with respect to such Investment under another clause of this definition or otherwise included under another clause of this definition, the net Cash proceeds received by Company or any of its Restricted Subsidiaries in respect of any Investment made after the Closing Date pursuant to Section 6.07(o), and which are received at any time after the Closing Date through and including the Available RJP Amount Reference Date, in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans (in an amount not to exceed the original amount of such Investment);

(b) minus an amount equal to the sum, without duplication, of (i) Restricted Junior Payments made pursuant to Section 6.05(h), plus (ii) Investments made pursuant to Section 6.07(o), plus (iii) the portion of Consolidated Capital Expenditures made pursuant to Section 6.08(c)(2), in each case, after the Closing Date and prior to the Available RJP Amount Reference Date, or contemporaneously therewith.

“Available RJP Amount Reference Date” as defined in the definition of “Available RJP Amount”.

“Availability” means, on any date of determination, (i)(A) the sum of the trailing twelve months Consolidated Adjusted EBITDA of the Restricted Parties as of the last day of the most recently ended month for which financial statements have been delivered pursuant to Section 5.01(a), multiplied by (B) the then in effect Leverage Multiple less (ii) the sum of (A) the aggregate principal balance of the Loans outstanding as of such date plus (B) all other Consolidated Senior Debt as of such date. Availability shall be computed on a Pro Forma Basis.

“Bail-In Action” means the exercise of any EEA Write-down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day, and (ii) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Blocked Person” means any Person that is (i) the subject and/or target of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

“Budget” as defined in Section 5.01(i).

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or the State of Texas or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“CapEx Annual Limit” means, for any CapEx Annual Measurement Period, $20,000,000; provided, that, for any CapEx Annual Measurement Period ending on or after the last Sunday of the calendar year ending December 31, 2019, the CapEx Annual Limit shall be decreased to $15,000,000, if, based on the most recent financial statements delivered pursuant to Section 5.01(b) or Section 5.01(c) prior to the beginning of such CapEx Annual Measurement Period, the Leverage Ratio is equal to or greater than 2.50:1.00.

“CapEx Annual Measurement Period” means any trailing twelve month period ending on the last Sunday of any calendar year, commencing with the trailing twelve month period ending on the last Sunday of the calendar year ending December 31, 2017.

“CapEx Carryover Amount” means, for any CapEx Annual Measurement Period, an amount equal to the excess, if any (but in no event more than $10,000,000), of the CapEx Annual Limit for the immediately preceding CapEx Annual Measurement Period over the actual amount of Consolidated Capital Expenditures made during such previous CapEx Annual Measurement Period.

“CapEx LTM Limit” means, for any trailing twelve month period indicated below, the corresponding amount set forth below:

Twelve Month Period Ending	Maximum Consolidated Capital Expenditures
Closing Date through January 31, 2018	$20,000,000
February 28, 2018 and thereafter	$30,000,000

; provided, that, for any trailing twelve month period ending on or after February 28, 2019, the $30,000,000 amount set forth above shall be decreased to $25,000,000, if, based on the most recent financial statements delivered pursuant to Section 5.01(b) or Section 5.01(c) prior to the beginning of such trailing twelve month period, the Leverage Ratio is equal to or greater than 2.50:1.00.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Lease Obligations” of any Person means, with respect to the obligations of such Person to pay rent or other amounts under any Capital Lease, the capitalized amount of such obligations determined in accordance with GAAP.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand account or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Sections 3 and 6 hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Company and the Guarantors.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof; (iii) commercial paper maturing no more than one year from the date of creation thereof; (iv) bank deposits, certificates of deposit, bankers’ acceptances or time deposits issued or accepted by any Lender, by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia or by any foreign bank; (v) shares of any money market mutual fund that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940; (vi) U.S. dollar denominated debt obligations of foreign corporations; (vii) fully collateralized repurchase agreements in such amounts and with such financial institutions as Company may select from time to time; (viii) taxable and tax-exempt municipal debt obligations with a long term minimum credit rating of at least A- by S&P and at least A3 by Moody’s, or equivalent short term rating; (ix) sovereign, sovereign agency, sovereign provincial and supranational debt obligations with a minimum credit rating of at least AA- by S&P and at least Aa3 by Moody’s; (x) asset-backed securities that are collateralized by non-mortgage consumer receivables and that have a minimum credit rating of at least AAA by S&P and at least Aaa by Moody’s; and (xi) United States agency and government-sponsored entity collateralized mortgage obligations with a minimum credit rating of at least AAA by S&P and at least Aaa by Moody’s; provided, that each such Cash Equivalent will be measured as of the date the Cash Equivalent is acquired with the maximum maturity of any individual Cash Equivalent not exceeding 24 months, and a maximum portfolio average maturity of 12 months; provided, further, that all such Cash Equivalents will also bear at least two credit ratings, including (a) for commercial paper, minimum ratings of A2 by S&P and P2 by Moody’s, (b) for longer term bonds and notes, average long-term equivalent ratings of at least BBB by S&P and at least Baa by Moody’s for the portfolio of this investment class and (c) for repurchase agreements, bank deposits, certificates of deposit, banker’s acceptances and time deposits, a minimum rating of BBB by S&P and Baa by Moody’s is required, unless, with respect to U.S. bank deposits and U.S. certificates of deposit, the amount invested is less than $250,000. To the extent that S&P or Moody’s credit ratings for such instruments are not available, equivalent credit ratings from Fitch Ratings, Inc. are acceptable.

“Certificate Regarding Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Internal Revenue Code.

“CFC Holdco” means a Domestic Subsidiary substantially all of the assets of which consist, directly or indirectly, of equity of one or more Foreign Subsidiaries that are CFCs or other entities constituting CFC Holdcos.

“Change of Control” means, at any time, (i) Permitted Holders shall cease to beneficially own and control, directly or indirectly, at least 51% on a fully diluted basis of the economic and voting interests in the Capital Stock of Holdings; (ii) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than Permitted Holders shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (iii) Holdings shall cease to beneficially own and control directly 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of Company; (iv) Company shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the Capital Stock of each of its Restricted Subsidiaries (except as otherwise permitted in this Agreement, including in Section 6.07, Section 6.09 and Section 6.10); or (v) if (and only if) MSG Company shall cease to beneficially own and control, directly or indirectly, at least a majority, on a fully diluted basis, of the economic and voting interests in the Capital Stock of Holdings, any event, transaction or occurrence as a result of which any three TAO Group Principals shall for any reason cease to be actively engaged in the management of Company, unless one or more successors acceptable to Administrative Agent (such acceptance not to be unreasonably withheld or delayed) are appointed to perform the principal responsibilities of such TAO Group Principals within sixty (60) days of any such event, transaction or occurrence.

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Term Loan Exposure, (b) Lenders having Revolving Exposure, and (c) Lenders having New Term Loan Exposure of each applicable tranche, and (ii) with respect to Loans, each of the following classes of Loans: (a) Term Loans, (b) Revolving Loans, and (c) each tranche of New Term Loans.

“Closing Date” means the date on which the Term Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Distribution” means the Cash distribution of an amount equal to the Net Debt Proceeds Amount (as defined in the Acquisition Agreement) to be made by Company to Holdings, and by Holdings to Parent, and by Parent to the Member Representative (as defined in the Acquisition Agreement) on the Closing Date for further payment to the holders of the Redeemable Holdings Interests (as defined in the Acquisition Agreement) to redeem such Redeemable Holdings Interests (as defined in the Acquisition Agreement) in full, in the aggregate amount not to exceed $110,000,000.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations, which shall not include any Excluded Property.

“Collateral Agent” as defined in the preamble hereto, together with its successors and assigns in such capacity.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, if any, the Landlord Waiver Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form reasonably satisfactory to Collateral Agent that provides information with respect to the real, personal or mixed property of each Credit Party.

“Commitment” means any Revolving Commitment, Term Loan Commitment or New Term Loan Commitment.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, for any period, an amount determined for the Restricted Parties on a consolidated basis equal to:

(i) the sum, without duplication, in each case (other than clause (a) below) to the extent deducted in the calculation of Consolidated Net Income for such period, of the amounts for such period of:

(a) Consolidated Net Income, plus

(b) Consolidated Interest Expense (plus, to the extent not already included in such amount and to the extent deducted in the calculation of Consolidated Net Income for such period, interest expense paid by the Restricted Parties in respect of the Preferred Units), plus

(c) provisions for Taxes based on income or revenue and Permitted Tax Payments, plus

(d) total depreciation expense, plus

(e) total amortization expense, plus

(f) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), plus

(g) all Cash Transaction Costs and any Cash fees and reasonable and documented out-of-pocket Cash expenses incurred in connection with any amendments or waivers to the Credit Documents to the extent such fees and expenses have been disclosed in writing to Administrative Agent, plus

(h) the actual amount of non-capitalized Pre-Opening and Refurbishment Costs paid during such period in an amount not to exceed, (1) with respect to any Leasehold Venue, the greater of (x) $2,000,000 and (y) twenty percent (20%) of the Consolidated Capital Expenditures that the Restricted Parties have expended with respect to such Leasehold Venue, or (2) with respect to any Managed Venue, $250,000, plus

(i) the amount of non-Cash management fees or similar fees payable to MSG in accordance with the Parent Organizational Agreement as in effect on the date hereof, plus

(j) any losses or expenses, each of which are infrequent or unusual in nature (as determined in accordance with GAAP), or nonrecurring Cash losses or expenses, plus

(k) any loss on the disposition of real property or capital assets outside the ordinary course of business, including all fees and costs associated with such disposition, plus

(l) any proceeds of business interruption insurance policies actually received in Cash during such period, in an amount not to exceed the income for such period that such proceeds were intended to replace, plus

(m) the amount of any documented out-of-pocket professional expenses (including legal, accounting and consultant fees) incurred in connection with a Permitted Acquisition, any other actual or proposed investment, any Asset Sale, recapitalization, offering of capital stock or issuance of Indebtedness, in each case, whether or not consummated but only to the extent such transaction is permitted hereunder and such expenses are actually paid in Cash (and not capitalized) to a Person who is not an Affiliate of Holdings or any of its Subsidiaries, plus

(n) all non-Cash losses or expenses (or minus non-Cash income or gain), including, without limitation, (1) non-Cash adjustments resulting from the application of purchase accounting, non-Cash expenses arising from grants of stock appreciation rights, stock options or restricted stock, non-Cash impairment of good will and other long term intangible assets, unrealized non-Cash losses (or minus unrealized non-Cash gains) under Interest Rate Agreements and Currency Agreements, unrealized non-Cash losses (or minus unrealized non-Cash gains) in such period due solely to fluctuations in currency values, but excluding any non-Cash loss or expense (A) that is an accrual of a reserve for a Cash expenditure or payment to be made, or anticipated to be made, in a future period or (B) relating to a write-down, write off or reserve with respect to Accounts and Inventory (each as defined in Article 9 of the UCC), and (2) other such items not clearly qualifying as non-Cash losses or expenses under GAAP approved by Administrative Agent in its reasonable discretion, plus

(o) one-time, non-recurring or unusual (as determined in accordance with GAAP) expenses (other than New Business Adjustments) consisting of severance costs, lease termination costs, legal, legal-related and other third-party professional fees incurred in connection with corporate restructuring, third-party professional fees (including legal fees) incurred in connection with non-ordinary course litigation (threatened or otherwise) and non-ordinary course legal settlements, settlement payments made with respect to such non-ordinary course litigation and settlements, and non-ordinary course penalties and fines (provided that the aggregate amount of such penalties and fines added back to Consolidated Adjusted EBITDA shall not exceed $500,000 in any measurement period), plus

(p) operating losses incurred by any new Venue within the first three (3) months after opening such new Venue to the general public (the “New Business Adjustments”), provided, that the aggregate amount of New Business Adjustments added back pursuant to this clause (p) for any period shall not exceed, when combined with any Cost Savings and any Pro Forma Acquisition Adjustments, fifteen percent (15%) of Consolidated Adjusted EBITDA for such period (calculated before the addback of such New Business Adjustments, Cost Savings and Pro Forma Acquisition Adjustments used in calculating the applicable financial covenant or determination on a Pro Forma Basis), plus

(q) any other adjustment from time to time expressly approved in writing by Requisite Lenders,

minus (ii) the sum, without duplication, of the amounts for such period of:

(a) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents ordinary course accruals or a gain resulting from the reversal of an accrual or reserve for potential Cash items that were deducted (and not added back) in the calculation of Consolidated Adjusted EBITDA in any prior period), plus

(b) interest income received by any Restricted Party, plus

(c) other non-operating income (as determined in accordance with GAAP) to the extent included in the calculation of Consolidated Net Income for such period, plus

(d) any TAO Group Bonus Payments made by any Restricted Party, to the extent not deducted in the calculation of Consolidated Net Income for such period or to the extent added back in the calculation of Consolidated Adjusted EBITDA for such period.

Notwithstanding the foregoing, (A) in no event shall the amount of Consolidated Adjusted Foreign EBITDA exceed twenty-five percent (25%) of the Consolidated Adjusted EBITDA of the Restricted Parties (including, for the avoidance of doubt, the Restricted Foreign Subsidiaries) in any period (and any amount of Consolidated Adjusted Foreign EBITDA which exceeds twenty-five percent (25%) of the Consolidated Adjusted EBITDA of the Restricted Parties for such period shall be disregarded for purposes of calculating Consolidated Adjusted EBITDA), and (B) for each of the fiscal months identified on Schedule 1.01(a), Consolidated Adjusted EBITDA shall be the amounts set forth on Schedule 1.01(a) for each such fiscal month.

“Consolidated Adjusted Foreign EBITDA” means, for any period, an amount determined for the Restricted Foreign Subsidiaries on a consolidated basis equal to the Consolidated Adjusted EBITDA generated by or attributable to the Restricted Foreign Subsidiaries, calculated in the same manner as the Consolidated Adjusted EBITDA of the Restricted Parties as whole, except the amount of Consolidated Net Income of the Restricted Foreign Subsidiaries which is included pursuant to clause (i)(a) thereof shall be an amount, not less than zero, equal to the Consolidated Net Income of the Restricted Foreign Subsidiaries, minus the amount of net income of the Restricted Foreign Subsidiaries generated during such period which is actually distributed in Cash by dividend or other distribution to a Credit Party during such period.

“Consolidated Capital Expenditures” means, for any period, the aggregate amount of all expenditures of the Restricted Parties during such period determined on a consolidated basis (net of (a) expenditures made with (i) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a), (ii) Net Insurance/Condemnation Awards to the extent reinvested in accordance with Section 2.13(b), or (iii) proceeds of an issuance of

Permitted Equity, proceeds of any capital contribution to Holdings or proceeds of Subordinated Indebtedness, (b) expenditures made or incurred on or before January 31, 2018 to the extent funded with Reserved Cash, (c) expenditures to the extent financed with Capital Leases or purchase money Indebtedness permitted to be incurred by Section 6.01(j), (d) landlord contributions and tenant improvement allowances and abatements, (e) that portion of the purchase price of a Target in a Permitted Acquisition that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” and (f) expenditures made with Cash proceeds of non-affiliated third party reimbursements received by any Restricted Party but only to the extent of such reimbursement) that, in accordance with GAAP, are or should be included in the “purchase of property and equipment or which should otherwise be capitalized” item reflected in the consolidated statement of cash flows of the Restricted Parties. For the avoidance of doubt, Landlord Financed Capital Expenditures shall not constitute Consolidated Capital Expenditures.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of debt discounts, premiums and deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements or Currency Agreements.

“Consolidated Current Assets” means, as at any date of determination, the total assets of the Restricted Parties on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of the Restricted Parties on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt (including Capital Leases).

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for the Restricted Parties on a consolidated basis equal to (without duplication): (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) interest income received by the Restricted Parties, plus (c) any Cash gains attributable to Asset Sales, plus (d) other non-operating income (as determined in accordance with GAAP) to the extent included in the calculation of Consolidated Net Income for such period, plus (e) the Consolidated Working Capital Adjustment, plus (f) any amount of Consolidated Adjusted Foreign EBITDA which was excluded from the calculation of Consolidated Adjusted EBITDA pursuant to the notwithstanding clause at the end of the definition of “Consolidated Adjusted EBITDA”, plus (g) any amount of net income of any Excluded Joint Venture which is actually received in Cash by any Restricted Party as a dividend or other distribution during such period, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt (including the principal component of payments due on Capital Leases and amortization payments with respect to any term loans, but excluding (x) repayments of any Revolving Loans and (y) the amount of voluntary prepayments of Term Loans which are applied to reduce the amount of the mandatory prepayment required pursuant to Section 2.13(e)(ii)), plus (b) Consolidated Capital Expenditures to the extent permitted by this Agreement, plus (c) Consolidated Cash Interest

Expense, plus (d) provisions for Taxes of the Restricted Parties and payable in Cash with respect to such period, plus (e) Permitted Tax Payments, plus (f) Cash consideration paid for Permitted Acquisitions and other acquisitions of lines of business or companies not constituting Permitted Acquisitions and other Investments made in accordance with Section 6.07 (in the amount of Cash consideration paid to any Person (other than another Restricted Party) for any such Investment), in each case, to the extent Unfinanced and permitted by this Agreement, plus (g) Cash payments by the Restricted Parties for such period in respect of the permanent reduction of long-term liabilities of the Restricted Parties (other than Indebtedness) to the extent permitted by this Agreement and to the extent such payments are not expensed during such period or are not deducted in calculating Consolidated Adjusted EBITDA, plus (h) Cash expenditures in respect of Interest Rate Agreements and Currency Agreements during such period to the extent not deducted in calculating Consolidated Adjusted EBITDA, plus (i) the aggregate amount of Transaction Costs to the extent not expensed and not deducted in calculating Consolidated Adjusted EBITDA, plus (j) to the extent included in Consolidated Net Income, any amounts received in connection with the settlement or award in respect of any litigation or similar proceeding, plus (k) any Cash losses attributable to Asset Sales, plus (l) the amount of management fees or similar fees paid in Cash by any Restricted Party to MSG under the Parent Organizational Agreement to the extent permitted to be paid under Section 6.05, plus (m) to the extent paid in Cash during such period, amounts added back in determining Consolidated Adjusted EBITDA during such period pursuant to clauses (i)(g), (i)(h), (i)(m), and (i)(o) of the definition of “Consolidated Adjusted EBITDA”, plus (n) the amount of any Cash gains attributable to Asset Sales which are applied as a mandatory prepayment of the Loans pursuant to Section 2.13(a).

“Consolidated Excess Cash Flow Percentage” means a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

Leverage Ratio	Consolidated Excess Cash Flow Percentage
greater than or equal to 2.00:1.00	75%
less than 2.00:1.00	50%

No change in the Consolidated Excess Cash Flow Percentage shall be effective until the Administrative Agent shall have received the applicable financial statements pursuant to Section 5.01(c), together with a Compliance Certificate calculating the Leverage Ratio pursuant to Section 5.01(d). At any time Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.01(c) or (d), the Consolidated Excess Cash Flow Percentage shall be determined as if the Leverage Ratio were in excess of 2.00:1.00.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of the amounts determined for the Restricted Parties on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated

Total Debt (including the principal component of scheduled payments due on Capital Leases and amortization payments with respect to the Term Loans, but excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) and (iii) any management or similar fees paid in Cash under the Parent Organizational Agreement during such period (for the avoidance of doubt, such management or similar fees shall not include the Minimum Commitment (as defined in the Parent Organizational Agreement) or any TAO Group Bonus Payments).

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to the interest component under Capital Leases in accordance with GAAP) of the Restricted Parties on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions and other fees and charges owed with respect to letters of credit (other than Third Party Letters of Credit) to the extent capitalized and amortized and net costs under Interest Rate Agreements, but excluding, however, (i) any gain or loss recognized under GAAP that results from the mark-to-market valuation of any net obligations under any Interest Rate Agreement, (ii) any amounts referred to in Section 2.10(e) payable on or before the Closing Date and (iii) any interest payments paid pursuant to the Parent Organizational Agreement or pursuant to any employment agreement between Company and any TAO Group Principal, except to the extent such interest payments are paid in Cash by Company or any other Restricted Party.

“Consolidated Liquidity” means, for any period, an amount determined for the Restricted Parties on a consolidated basis equal to the sum of (i) unrestricted Cash and Cash Equivalents of the Restricted Parties (excluding any L/C Cash Collateral, Reserved Cash and Cash held in any foreign Deposit Account), plus (ii) the lesser of (x) (a) the Revolving Commitments of all of the Lenders in the aggregate, minus (b) the Total Utilization of Revolving Commitments and (y) Availability, plus (iii) seventy-five percent (75%) of credit card receivables of the Restricted Parties that (a) are not then under dispute or being setoff or charged back and (b) the Restricted Parties reasonably determine are collectible from the applicable debtor.

“Consolidated Net Cash” means, as of any date of determination, an aggregate amount determined for the Restricted Parties on a consolidated basis equal to the amount by which the sum of (i) the aggregate amount of unrestricted Cash and Cash Equivalents of the Restricted Parties (excluding any L/C Cash Collateral and Reserved Cash), plus (ii) seventy-five percent (75%) of credit card receivables of the Restricted Parties that (a) are not then under dispute or being setoff or charged back and (b) the Restricted Parties reasonably determine are collectible from the applicable debtor, exceeds $7,500,000.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of the Restricted Parties on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum of (a) to the extent included in clause (i) above, the net income (or loss) of any Person in which any Restricted Party has a joint interest with another Person (other than Holdings, Company or any of its Restricted Subsidiaries), except to the extent such net income is actually paid in Cash to such Restricted Party by dividend or other distribution during such period, plus (b) to the extent included in clause (i) above, any net income of any Excluded Joint Venture which is paid in Cash to the Restricted Parties by dividend or other distribution during such period, plus (c) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Party or is merged into or consolidated with any Restricted Party or that Person’s assets are acquired by any Restricted Party, plus (d) the income of any Restricted Party (other than any Credit Party) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Party (other than any Credit Party) of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Party (other than any Credit Party), plus or minus (as applicable) (e) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus or minus (as applicable) (f) (to the extent not included in clauses (a) through (d) above) any net gains or net losses, each of which are infrequent or unusual in nature (as determined in accordance with GAAP), reflected in the net income (or loss) of the Restricted Parties for such period. For the avoidance of doubt, “Consolidated Net Income” shall not include any net income attributable to, or generated by, (x) any Excluded Joint Venture or (y) any Designated Joint Venture in excess of the net income of such Designated Joint Venture for such period or for any period during which such Designated Joint Venture has a net loss.

“Consolidated Senior Debt” means, as at any date of determination, Consolidated Total Debt, excluding the aggregate outstanding amount of Subordinated Indebtedness (to the extent permitted by Section 6.01), but including Capital Leases and Junior Lien Indebtedness.

“Consolidated Total Debt” means, as at any date of determination, the aggregate outstanding amount of all Indebtedness of Holdings and its Restricted Subsidiaries and any Joint Venture Indebtedness determined on a consolidated basis in accordance with GAAP.

“Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.02.

“Controlled Account” means a Deposit Account of a Credit Party which is subject to a Deposit Account Control Agreement in accordance with the terms of the Pledge and Security Agreement.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Cost Savings” means cost savings as a result of integrating, consolidating or discontinuing operations, headcount reductions or closure of facilities, in each case, to the extent such actions have been taken within the applicable measurement period of Consolidated Adjusted EBITDA in accordance with the definition of “Pro Forma Basis”.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, each Fee Letter, the Management Fee Turnover Agreement, and all other documents, instruments or agreements (including any specific subordination or intercreditor provisions therein) executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Loan.

“Credit Party” means, at each relevant time of determination, (i) Holdings, (ii) Company and (iii) each Guarantor.

“Cure Amount” as defined in Section 6.08(g).

“Cure Right” as defined in Section 6.08(g).

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Restricted Subsidiaries’ operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.

“Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default, or violation of Section 9.05(c) or other circumstances set forth in Section 2.21, and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.12, Section 2.13, or Section 2.21 or by a combination thereof), and (b) such Defaulting Lender shall have delivered to Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, (iii) the date on which Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing, and (iv) the date on which Administrative Agent shall have waived all violations of Section 9.05(c) by such Defaulting Lender in writing.

“Default Rate” means any interest payable pursuant to Section 2.09.

“Defaulted Loan” as defined in Section 2.21.

“Defaulting Lender” as defined in Section 2.21.

“Deposit Account” has the meaning assigned thereto in Article 9 of the UCC and includes a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by an instrument or a negotiable certificate of deposit.

“Deposit Account Control Agreement” means an account control agreement or similar agreement, in form and substance reasonably satisfactory to Collateral Agent, with a depositary institution maintaining any Deposit Account (other than any Excluded Account) of a Credit Party pursuant to which the Collateral Agent shall have “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account, as such agreement may be amended or modified from time to time.

“Designated Joint Venture” means, as of any date of determination, any Permitted Joint Venture in which any Restricted Party holds an interest and which has been designated by Company as a Designated Joint Venture on a Compliance Certificate; provided, however, that any designation of a Permitted Joint Venture as a Designated Joint Venture by Company shall be irrevocable from and after the date of such designation, and no Designated Joint Venture may be re-designated as an Excluded Joint Venture.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by Company) of non-Cash consideration received by Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of Company, setting forth such valuation, less the amount of Cash or Cash Equivalents received in connection with a subsequent disposition of such Designated Non-Cash Consideration.

“Disqualified Person” means (a) Persons identified by name in writing to Administrative Agent by Company on or prior to the Closing Date, (b) any Person which is or becomes a competitor of Company that is identified by name in writing to Administrative Agent by Company from time to time and (c) any Affiliate of a Person identified pursuant to clause (a) or (b) that is either (i) identified in writing by Company to Administrative Agent (who shall distribute to the Lenders) from time to time or (ii) readily identifiable by Administrative Agent or the Lenders by name. A list of the Disqualified Persons as of the Closing Date shall promptly be made available by the Administrative Agent to all Lenders upon receipt thereof by Administrative Agent. Upon the identification in writing by the Company of any additional Disqualified Person pursuant to clause (b) or (c)(i) above, the Administrative Agent shall promptly make available such updated list to Lenders; provided, that any additional Person so identified shall not be deemed a Disqualified Person until such time as such addition to such list is made available to the Lenders and no addition to such list shall apply retroactively to disqualify any Persons that have previously become Lenders or purchased a participation interest hereunder, but upon effectiveness of such designation as a “Disqualified Person”, any such Person may not acquire any additional Commitments, Loans or participations under this Agreement.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State or territory thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to the consolidated supervision of its parent.

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any body, public administrative authority or other Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EEA Write-down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Eligible Assignee” means (i) in the case of the Revolving Loans or Revolving Commitments, (a) any Lender with Revolving Exposure or any Affiliate (other than a natural person) of a Lender with Revolving Exposure and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (b) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets or net worth in excess of $100,000,000, (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets or net worth in excess of $100,000,000, provided that such bank is acting through a branch or agency located in the United States, and (d) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets or net worth in excess of $100,000,000, (ii) in the case of the Term Loans, (a) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans or notes in the ordinary course as one of its businesses, and (iii) any other Person (other than a natural Person) approved by Administrative Agent (such consent of Administrative Agent not to be unreasonably withheld or delayed) and the Company (so long as no Specified Event of Default has occurred and is continuing, which consent shall not be unreasonably withheld or delayed, and which consent shall be deemed granted if Company fails to respond within ten (10) Business Days of a request for approval); provided, that any Defaulting Lender, Disqualified Person, Company or any Affiliate of Company shall not, in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment as the foregoing relates to any Hazardous Material.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) land use or the protection of human, plant or animal health or welfare that relates to exposure to Hazardous Materials, in any manner applicable to Holdings or any of its Restricted Subsidiaries or any Facility.

“Equity Investors” means the TAO Group Principals, and any related existing family trusts and other related entities, in each case, in which one or more TAO Group Principals have sole voting control and which are approved in writing by Administrative Agent.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, and the regulations promulgated thereunder.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person is a member. Any former ERISA Affiliate of Holdings or any of its Restricted Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Restricted Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or such Restricted Subsidiary and with respect to liabilities arising after such period for which Holdings or such Restricted Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings or any of its Restricted Subsidiaries of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings or any of its Restricted Subsidiaries in connection with any Employee Benefit Plan; (x) the receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code or of the failure of any trust forming part of any Pension Plan (or of any other Employee Benefit Plan intended to qualify under Section 401(a) of the Internal Revenue Code) to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to Section 303(k) of ERISA with respect to any Pension Plan.

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor Person) from time to time.

“Event of Default” means each of the conditions or events set forth in Section 8.01.

“Excess” as defined in Section 2.23.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Account” means, individually or collectively as the context requires, (i) any Deposit Account or Securities Account established, maintained and used solely for the purpose of funding payroll, payroll taxes and other compensation and benefits to employees, (ii) any Deposit Account or Securities Account established, maintained and used solely to secure Third Party Letters of Credit to the extent permitted under this Agreement and (iii) any Deposit Account (a) which is established, maintained and used solely for the purpose of paying taxes, including sales taxes, (b) which is established, maintained and used solely for the purpose of serving as an escrow account or as a fiduciary or trust account in favor of a third party, (c) which is a zero balance Deposit Account or (d) with an average monthly balance of less than $100,000 with respect to any single Deposit Account, not to exceed $1,000,000 in the aggregate at any time for all Deposit Accounts that are Excluded Accounts pursuant to this clause (d).

“Excluded Joint Venture” means any Joint Venture in which any Restricted Party holds an interest, other than any Designated Joint Venture.

“Excluded Property” means (i) any Excluded Real Estate Asset and any other real property other than Material Real Estate Assets, (ii) motor vehicles and other assets subject to certificates of title and letter of credit rights (in each case, other than to the extent a Lien on such assets or such rights can be perfected by filing a UCC-1) and any commercial tort claim with an individual value of less than $5,000,000, (iii) pledges and security interests prohibited by applicable law, rule or regulation or which could require any governmental (including regulatory) consent, approval, license or authorization to be pledged (unless such consent, approval, license or authorization has been received), (iv) any lease, license or other agreement to the extent that, and for so long as, a grant of a security interest therein would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than any Restricted Party or any wholly-owned Subsidiary thereof) after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC or similar law or principles of equity, subject to the last proviso of this definition, (vi) those assets as to which the Collateral Agent and Company reasonably agree that the cost or other consequence of obtaining such a security interest or perfection thereof are excessive in relation to the value afforded thereby, (vii) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC or similar law, (viii) any “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. §1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of the Lanham Act has been filed, (ix) any Excluded Securities, (x) any Third Party Funds, (xi) any equipment or other asset that is subject to a Lien permitted by Section 6.02(n) or is otherwise subject to purchase money debt or a Capital Lease Obligation, in each case, as permitted by Section 6.01, if the contract or other agreement providing for such debt or Capital Lease Obligation prohibits or requires the consent of any person as a condition to the creation of any other security interest on such equipment or asset and, in each case, such prohibition or requirement is permitted hereunder, (xii) Excluded Accounts and (xiii) any other exceptions mutually agreed upon between Company and the Collateral Agent (acting at the direction of the Requisite Lenders); provided, that Company may in its sole discretion elect to exclude any property from the definition of Excluded Property and thereby include such property in the definition of Collateral; provided, further, that (A) the foregoing exclusions shall in no way be construed (1) to apply to the extent that any described limitation, prohibition or restriction is unenforceable or ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law or regulation (including the Bankruptcy Code), or (2) to apply to the extent that any consent or waiver has been obtained that would permit Collateral Agent’s security interest or lien to attach thereto notwithstanding the prohibition or restriction contained in such contract, lease, permit, license, or license agreement or under applicable law or regulation (it being agreed that the applicable Credit Party shall use commercially reasonable efforts to obtain any such required consent or waiver, provided that it is agreed that commercially reasonable efforts shall not require such Credit Party to agree to a term solely in order to obtain such consent or waiver if such term would have a financially negative impact on such Credit Party or affirmatively increase its non-monetary obligations thereunder in any material respect), (B) the Collateral shall include and the Collateral Agent’s Lien shall attach immediately at such time as the condition causing such limitation, prohibition or restriction shall be remedied and, to the extent severable, shall attach immediately to any portion of any such contract, lease, permit, license or license agreement that does not result in any violation or invalidation thereof, and (C) the foregoing exclusions shall in no way be construed to limit, impair, or otherwise affect Collateral Agent’s continuing security interests in and liens upon any rights or interests of any Grantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or equity interests (including any Accounts (as defined in the UCC)), or (2) any proceeds from the collection, sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or equity interests.

“Excluded Real Estate Asset” means any fee owned Real Estate Asset acquired using the proceeds of Indebtedness incurred pursuant to Section 6.01(n) for so long as such Indebtedness remains outstanding.

“Excluded Securities” shall mean any of the following:

(a) any Capital Stock or Indebtedness with respect to which the Collateral Agent and Company reasonably agree that the cost or other consequences of pledging such Capital Stock or Indebtedness in favor of the Secured Parties under the Collateral Documents are excessive in relation to the value to be afforded thereby;

(b) any voting Capital Stock of any CFC Holdco or Foreign Subsidiary (other than any Foreign Subsidiary which becomes a Guarantor) in excess of 65% (or such greater percentage that, due to a change in law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Person or any Foreign Subsidiary of such Person, as applicable, to be treated for U.S. federal income tax purposes as a deemed dividend to such CFC Holdco’s or Foreign Subsidiary’s direct or indirect U.S. owner, as applicable, and (B) could not reasonably be expected to cause any material adverse tax consequences) of the outstanding Capital Stock of such CFC Holdco or Foreign Subsidiary, as applicable, entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2));

(c) any Capital Stock or Indebtedness to the extent the pledge thereof would be prohibited by any requirement of law (in each case, except to the extent such prohibition is unenforceable after giving effect to the applicable anti-assignment provisions of Article 9 of the UCC or other applicable law);

(d) any Capital Stock of any Joint Venture, to the extent (A) that a pledge thereof to secure the Obligations is prohibited by (i) any applicable organizational documents, joint venture agreement or shareholder agreement or (ii) any other contractual obligation with an unaffiliated third party not in violation of Section 6.12 and binding on such assets at the time of the acquisition thereof and not entered into in contemplation thereof (other than, in this subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the UCC or other applicable requirements of law), (B) any organizational documents, joint venture agreement or shareholder agreement (or other contractual obligation referred to in subclause (A)(ii) above) prohibits such a pledge without the consent of any other party; provided, that this clause (B) shall not apply if (1) such other party is a Restricted Party or a wholly-owned Subsidiary of any Restricted Party or (2) consent has been obtained to consummate such pledge (it being agreed that the applicable Credit Party shall use commercially reasonable efforts to obtain any such required consent, provided that it is agreed that commercially reasonable efforts shall not require such Credit Party to agree to a term solely in order to obtain such consent if such term would have a financially negative impact on such Credit Party) and for so long as such prohibition in such organizational documents, joint venture agreement or shareholder agreement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Restricted Party or a wholly-owned Subsidiary of any Restricted Party) to any organizational documents, joint venture agreement or shareholder agreement governing such Capital Stock (or other contractual obligation referred to in subclause (A)(ii) above) the right to terminate its obligations thereunder (other than, in the case of other contractual obligations referred to in subclause (A)(ii), customary non-assignment provisions which are ineffective under Article 9 of the UCC or other applicable requirement of law);

(e) any Capital Stock of any Subsidiary of, or other Capital Stock owned by, any Foreign Subsidiary (other than any Foreign Subsidiary which becomes a Guarantor); and

(f) 50% of the Capital Stock of Asia Five Eight LLC.

“Excluded Swap Obligation” means, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” means (a) any Tax on the overall net income of any Lender (as such term is defined in the definition of Taxes), (b) any tax imposed under FATCA, or (c) any Tax arising as a result of any Lender’s failure or inability to comply with the requirements of Section 2.19(c), except as provided in the proviso to the last sentence thereof.

“Existing Indebtedness” means Indebtedness and other obligations outstanding on the Closing Date, including Capital Leases.

“Existing Venue” means any Venue in respect of which the creation or acquisition of rights and obligations to manage or operate such Venue by Company or any of its Restricted Subsidiaries has occurred on or prior to the Closing Date, whether by purchase, merger, execution of a Venue Agreement or otherwise, in each case, as set forth in part (ii) of Schedule 4.13.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Holdings or any of its Restricted Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share Contribution Amount” as defined in Section 7.02.

“Fair Share” as defined in Section 7.02.

“FATCA” shall mean Section 1471 through 1474 of the Internal Revenue Code (or any amended or successor version) and any current or future regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any intergovernmental agreements entered into in connection with the foregoing (together with any law implementing such agreement involving any U.S. or non-U.S. regulations or guidance).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to GSSLH or any other Lender selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means each letter agreement dated as of the Closing Date among Company, Administrative Agent and each Lender party thereto, as each of the same may be amended, restated, supplemented or otherwise modified from time to time in accordance herewith and therewith.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer (or, if Holdings has not appointed a chief financial officer, a co-president) of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments, which certification shall be substantially in the form of Exhibit D attached hereto.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter ending on the last Sunday of each calendar quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Restricted Subsidiaries consisting of the 52 or 53 week period ending on the last Sunday of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio, determined on a Pro Forma Basis, as of the last day of: (I) the first full Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, minus Consolidated Capital Expenditures (excluding capital expenditures with respect to any New Venue or any Refreshed Venue) for the four-Fiscal Quarter period then ending, minus Taxes paid in Cash during such four-Fiscal Quarter period then ending (including, without duplication, Permitted Tax Payments (other than any amount of Permitted Tax Payments in respect of any Preferred Units which is included in the calculation of Consolidated Cash Interest Expense) during such period) to (b) the sum, without duplication, of the amounts determined for Holdings and its Restricted Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense for such Fiscal Quarter multiplied by 4, (ii) scheduled payments of principal on Consolidated Total Debt (including the principal component of scheduled payments due on Capital Leases and amortization payments with respect to the Term Loan, but excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) for such Fiscal Quarter multiplied by 4, and (iii) any management or similar fees paid in Cash under the Parent Organizational Agreement during such Fiscal Quarter multiplied by 4; (II) the second full Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, minus Consolidated Capital Expenditures (excluding capital expenditures with respect to any New Venue or any Refreshed Venue) for the four-Fiscal Quarter period then ending, minus Taxes paid in Cash during such four-Fiscal Quarter period then ending (including, without duplication, Permitted Tax Payments (other than any amount of Permitted Tax Payments in respect of any Preferred Units which is included in the calculation of Consolidated Cash Interest Expense) during such period), to (b) the sum, without duplication, of the amounts determined for Holdings and its Restricted Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense for the two-Fiscal Quarter period then ending multiplied by 2, (ii) scheduled payments of principal on Consolidated Total Debt (including the principal component of scheduled payments due on Capital Leases and amortization payments with respect to the Term Loan, but excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) for the two-Fiscal Quarter period then ending multiplied by 2, and (iii) any management or similar fees paid in Cash under the Parent Organizational Agreement during such two-Fiscal Quarter period then ending multiplied by 2; (III) the third full Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, minus Consolidated Capital Expenditures (excluding capital expenditures with respect to any New Venue or any Refreshed Venue) for the four Fiscal Quarter period then ending, minus Taxes paid in Cash during such four-Fiscal Quarter period then ending (including, without duplication, Permitted Tax Payments (other than any amount of Permitted Tax Payments in respect of any Preferred Units which is included in the calculation of Consolidated Cash Interest Expense) during such period), to (b) the sum, without duplication, of the amounts determined for Holdings and its Restricted Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense for the three-Fiscal Quarter period then ending multiplied by four-thirds (4/3rds), (ii) scheduled payments of principal on Consolidated Total Debt (including the principal component of scheduled payments due on Capital Leases and amortization payments with respect to the Term Loan, but excluding repayments of Revolving Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments) for the three-Fiscal Quarter period then ending multiplied by four-thirds (4/3rds) and (iii) any management or similar fees paid in Cash under the Parent Organizational Agreement during such three-Fiscal Quarter period then ending multiplied by four-thirds (4/3rds); and (IV) any other Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, minus Consolidated Capital Expenditures (excluding capital expenditures with respect to any New Venue or any Refreshed Venue) for the four Fiscal Quarter period then ending, minus Taxes paid in Cash during such four-Fiscal Quarter period then ending (including, without duplication, Permitted Tax Payments (other than any amount of Permitted Tax Payments in respect of any Preferred Units which is included in the calculation of Consolidated Cash Interest Expense) during such period), to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period. For the avoidance of doubt, any reference to management or similar fees in this definition shall not include the Minimum Commitment (as defined in the Parent Organizational Agreement) or any TAO Group Bonus Payments.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Default” as defined in Section 2.21.

“Funding Guarantors” as defined in Section 7.02.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.02, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a municipality, state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree or any other similar directive or order, of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“GSSLG” means Goldman Sachs Specialty Lending Group, L.P., a Delaware limited partnership.

“GSSLH” means Goldman Sachs Specialty Lending Holdings, Inc., a Delaware corporation.

“Guaranteed Obligations” as defined in Section 7.01.

“Guarantor” means, as at any date of determination, (a) each of Holdings and each wholly-owned Domestic Subsidiary of Holdings (other than Company, any CFC Holdco and its Subsidiaries, any Immaterial Subsidiary and any Unrestricted Subsidiary) that is now or hereafter becomes a party to this Agreement, and (b) any other Subsidiary of Company that may be designated by Company in its sole discretion from time to time in a certificate delivered to Administrative Agent by an Authorized Officer of Company to be a Guarantor in respect of the Obligations, whereupon such Subsidiary shall be obligated to comply with the other requirements of Section 5.10 as if it were a newly acquired Subsidiary.

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, liquid, solid or otherwise, exposure to which is prohibited, limited or regulated by any Governmental Authority under any Environmental Law, or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor ambient environment as determined by any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, generation, transportation, processing, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical 2016 Financial Statements” means as of the Closing Date, the audited combined financial statements of TAO Group and its Affiliates, for the Fiscal Year ended December 25, 2016, consisting of combined balance sheets and the related combined statements of income, changes in members’ equity and cash flows for such Fiscal Year.

“Historical Financial Statements” means as of the Closing Date, (i) the audited combined financial statements of TAO Group and its Affiliates, for the Fiscal Year ended December 27, 2015, consisting of combined balance sheets and the related combined statements of income, changes in members’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from December 28, 2015 through December 25, 2016, internally prepared, unaudited financial statements of TAO Group and its Affiliates, consisting of a combined balance sheet and the related combined statements of income, changes in members’ equity and cash flows for such period.

“Holdings” as defined in the preamble hereto.

“Immaterial Subsidiary” means, at any relevant time of determination, (a) those Subsidiaries listed on Schedule 1.01(c) as of the Closing Date and (b) any Subsidiary of Company that is identified by Company as an Immaterial Subsidiary after the Closing Date on the most recently delivered Compliance Certificate pursuant to Section 5.01(d); provided, that, in the event that all Immaterial Subsidiaries, in the aggregate, (i) shall own assets (after intercompany eliminations) having a fair market value in excess of five percent (5%) of Consolidated Current Assets of the Restricted Parties or (ii) generate Consolidated Adjusted EBITDA in excess of five percent (5%) of the Consolidated Adjusted EBITDA of the Restricted Parties, in each case, as determined as of the date of the most recent financial statements delivered pursuant to Section 5.01(b) or Section 5.01(c), then, in either case, one or more of such Immaterial Subsidiaries as designated by the Company within ten (10) Business Days after delivery of such financial statements (or, if the Company shall make no designation within such period, one or more of such Immaterial Subsidiaries in descending order based on their respective amounts of Consolidated Current Assets or Consolidated Adjusted EBITDA, as applicable, as designated by Administrative Agent) shall thereafter cease to be an Immaterial Subsidiary and shall thereupon comply with the applicable requirements of Section 5.10; provided, however, that, in no event shall any Subsidiary of Company that owns any Intellectual Property or any other strategically-valuable asset, in each case, that is material to the business of the Company or its Restricted Subsidiaries, or any Subsidiary of Company which owns Capital Stock in any Credit Party, be deemed to be an Immaterial Subsidiary.

“Increased Amount Date” as defined in Section 2.23.

“Increased Cost Lenders” as defined in Section 2.22.

“Indebtedness” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (including any earn-out or similar obligations, but excluding (A) any such obligations incurred under ERISA and (B) accounts payable and trade debt incurred in the ordinary course of business that are not more than 90 days past due); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any trade letter of credit and any unreimbursed amounts drawn under any standby letter of credit, in each case, issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings (excluding, for the avoidance of doubt, any Third Party Letters of Credit or other letters of credit, in each case, to the extent undrawn); (vii) all net payment obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement and Currency Agreement, whether entered into for hedging or speculative purposes; and (viii) all guarantees by such Person of Indebtedness described in clauses (i) through (vii) above of any other Person. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any third Person (including any partnership in which such Person is a general partner and any joint venture in which such Person is a joint venturer) to the extent such Person would be liable therefor under applicable law or any agreement or instrument by virtue of such Person’s ownership interest in such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct or indirect and whether based on any applicable federal, state or foreign laws, statutes, rules or regulations (including applicable securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty or in connection with the enforcement or collection by any Non-Consenting Lender of any payment due from Company to such Non-Consenting Lender pursuant to Section 2.22)); or (ii) any Environmental Claim or any Hazardous Materials Activity, in each case, relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of any Credit Party or any of their respective Restricted Subsidiaries.

“Indemnitee” as defined in Section 10.03.

“Indemnitee Agent Party” as defined in Section 9.06.

“Installment” as defined in Section 2.11(a).

“Installment Date” as defined in Section 2.11(a).

“Intellectual Property” as defined in the Pledge and Security Agreement.

“Intellectual Property Security Agreement” as defined in the Pledge and Security Agreement.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, (a) the last day of each month, commencing on the first such date of the first full month to occur after the Closing Date, and (b) the final maturity date of such Loan; (ii) any LIBOR Rate Loan having an Interest Period in excess of ninety (90) days, (a) the last day of each 90-day anniversary of the first day of such Interest Period commencing on the first such date to occur after the Closing Date, and (b) the last day of such Interest Period; (iii) any other LIBOR Rate Loan, the last day of each Interest Period for such LIBOR Rate Loan commencing on the first such date to occur after the Closing Date; and (iv) any L/C Revolving Loan, (a) the last day of each month, commencing with the first full month ending after the Closing Date, and (b) the final maturity date of such Loan.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one, two, three or six months (or, to the extent agreed by each Lender of such LIBOR Rate Loan, twelve months), as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Holdings’ and its Restricted Subsidiaries’ operations, and (ii) not for speculative purposes, each as amended, supplemented or otherwise modified from time to time to the extent the same continue to comply with the requirements of clauses (i) and (ii) above.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute and the regulations promulgated thereunder.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Restricted Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Restricted Subsidiary of Holdings from any Person (other than Holdings, Company or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Holdings or any of its Restricted Subsidiaries to any other Person (other than Holdings, the Company or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Joinder Agreement” means an agreement substantially in the form of Exhibit J.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form.

“Joint Venture Indebtedness” means, as of any date of determination or any period with respect to each Designated Joint Venture, an amount equal to the product of (a) the Indebtedness of such Designated Joint Venture, multiplied by (b) the ratio of (A) the amount of net income of such Designated Joint Venture (or attributable to such Designated Joint Venture) that is included in the calculation of “Consolidated Net Income” for such period, to (B) the aggregate net income of such Designated Joint Venture for such period, determined in accordance with GAAP. For the avoidance of doubt, for any period during which a Designated Joint Venture has a net loss or has no net income that is included in the calculation of “Consolidated Net Income”, the amount of Joint Venture Indebtedness attributable to such Designated Joint Venture shall be zero for such period.

“Joint Venture Partner” means each other Person (other than any other Restricted Party) holding Capital Stock in any Joint Venture in which any Restricted Party owns any Capital Stock.

“Judgment Conversion Date” as defined in Section 10.22(a).

“Judgment Currency” as defined in Section 10.22(a).

“Junior Lien Indebtedness” means secured Indebtedness incurred by any Restricted Party (i) pursuant to documentation which (a) is not guaranteed by Holdings or any of its Subsidiaries, other than any Guarantor, (b) does not require the payment of interest (in Cash or in kind) in excess of fourteen percent (14%) per annum and if the payment of any such interest is prohibited by any applicable subordination agreement, such failure to pay interest shall not constitute an “event of default” thereunder, (c) does not require amortization, mandatory prepayments or similar payment of principal (other than mandatory prepayments of the same type, and having substantially the same terms, as the mandatory prepayments set forth in Section 2.13, provided that any such prepayments may be made only to the extent waived or declined by any Lenders hereunder) prior to the date that is at least ninety-one (91) days after the later to occur of (x) the Revolving Commitment Termination Date and (y) the Term Loan Maturity Date and (d) such Indebtedness and the related governing documents shall have covenant, default and remedy provisions no more restrictive and no more onerous to the Restricted Parties than this Agreement and the other Credit Documents and (ii) which is secured solely by a Lien on Collateral which is permitted under Section 6.02(q).

“Key Man Condition” means, with respect to any Venue Agreement, a condition therein requiring one or more specified Person(s) to remain involved in the management or operation of the applicable Venue following a transfer or assignment of such Venue Agreement (including any change of control or similar event).

“Landlord Financed Capital Expenditures” means any capital expenditures of any Restricted Party financed by the landlord (or other owner of any Venue, other than any Restricted Party) of any Restricted Party or otherwise paid for by such landlord (or such other owner) for which such Restricted Party is obligated to reimburse such landlord (or such other owner) through the capitalization of such amounts pursuant to the terms of the applicable Venue Agreement.

“Landlord Personal Property Collateral Access Agreement” means a written agreement (i) substantially in the form of Exhibit I-2 or (ii) in a commercially reasonable and customary form from the landlord under the related lease and otherwise reasonably acceptable to Collateral Agent, pursuant to which, among other things, the landlord consents to the entry upon the related premises by Collateral Agent for purposes of exercising rights and remedies with respect to the Collateral located at such premises, in each case, as amended, supplemented or otherwise modified from time to time.

“Landlord Waiver Agreement” means, with respect to any Leasehold Venue, a written agreement (i) substantially in the form of Exhibit I-1 or (ii) in a commercially reasonable and customary form from the landlord under the related lease and otherwise reasonably acceptable to Collateral Agent, pursuant to which the landlord waives or subordinates any security interest it may obtain in the personal property of the applicable Credit Party, in each case, as amended, supplemented or otherwise modified from time to time.

“L/C Cash Collateral” means Cash of the Restricted Parties pledged as collateral to secure any of the Restricted Parties’ reimbursement obligations under any Third Party Letter of Credit issued by a Third Party L/C Issuer, to the extent permitted by Section 6.01(k).

“L/C Revolving Loan” means any Revolving Loan made by Lenders to the Company solely for the purpose of providing L/C Cash Collateral, to the extent permitted by Sections 6.01 and 6.02, for so long as the proceeds of such L/C Revolving Loan continues to serve as L/C Cash Collateral, subject to Section 2.07(a). In no event shall the aggregate outstanding principal amount of L/C Revolving Loans exceed $4,000,000 at any time.

“Lead Arranger” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of any Restricted Party as lessee under any lease of real property, other than a Venue.

“Leasehold Venue” means any Venue in which Company or any of its Restricted Subsidiaries shall have any leasehold interest and which is operated or managed by Company or any of its Restricted Subsidiaries.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement or a Joinder Agreement.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to an Approved Interest Rate Agreement or Currency Agreement (including any Person who is a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into an Approved Interest Rate Agreement or Currency Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.

“Leverage Multiple” means, as of any date of determination during the periods set forth below, the correlative number indicated below:

Fiscal Quarter	Leverage Multiple
First Fiscal Quarter of 2017	3.50
Second Fiscal Quarter of 2017	3.50
Third Fiscal Quarter of 2017	3.50
Fourth Fiscal Quarter of 2017	3.50
First Fiscal Quarter of 2018	3.50
Second Fiscal Quarter of 2018	3.50
Third Fiscal Quarter of 2018	3.50

Fiscal Quarter	Leverage Multiple
Fourth Fiscal Quarter of 2018	3.50
First Fiscal Quarter of 2019	3.50
Second Fiscal Quarter of 2019	3.50
Third Fiscal Quarter of 2019	3.25
Fourth Fiscal Quarter of 2019	3.25
First Fiscal Quarter of 2020	3.00
Second Fiscal Quarter of 2020	3.00
Third Fiscal Quarter of 2020	2.75
Fourth Fiscal Quarter of 2020	2.75
First Fiscal Quarter of 2021	2.50
Second Fiscal Quarter of 2021	2.50
Third Fiscal Quarter of 2021	2.50
Fourth Fiscal Quarter of 2021 and each Fiscal Quarter thereafter	2.50

“Leverage Ratio” means the ratio, determined on a Pro Forma Basis, as of the last day of any Fiscal Quarter (or any other date of determination) of (i) Consolidated Senior Debt as of such day, minus Consolidated Net Cash, to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01(b) or (c)).

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Limited Condition Acquisition” means a Permitted Acquisition or any other Investment permitted hereunder that constitutes an acquisition (other than intercompany Investments) by Company or one or more of its Restricted Subsidiaries, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing and which is designated as a Limited Condition Acquisition by Company or any Restricted Subsidiary in writing to the Administrative Agent and Lenders on or prior to the date of the consummation of such Limited Condition Acquisition.

“Loan” means a Term Loan, a Revolving Loan, and a New Term Loan.

“Managed Venue” means any Venue which is operated or managed by any Restricted Party pursuant to a Venue Management Contract, pursuant to which any Company or any of its Restricted Subsidiaries are entitled to payments for operating and managing such Venue without obtaining a leasehold interest in such Venue.

“Management Fee Turnover Agreement” means the Management Fee Turnover Agreement, dated as of the Closing Date, by and among the Administrative Agent and MSG, as the same may be amended, supplemented or otherwise modified from time to time with the written consent of the Administrative Agent (acting at the direction of the Requisite Lenders).

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets or financial condition of Holdings and its Restricted Subsidiaries, taken as a whole; (ii) the ability of Holdings and its Restricted Subsidiaries, taken as a whole, to timely perform their Obligations; (iii) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the material rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract (including any Venue Agreement) or other arrangement to which any Restricted Party is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect, as each is amended, supplemented or otherwise modified from time to time. All Material Contracts as of the Closing Date are listed on Schedule 4.16.

“Material Real Estate Asset” means any fee owned Real Estate Asset (other than any Excluded Real Estate Asset) having a fair market value in excess of $2,000,000 as of the date of the acquisition thereof, including any listed on Schedule 1.01(b), or (ii) any fee owned Real Estate Asset that the Requisite Lenders have determined in their reasonable discretion is material to the business, operations, properties, assets or financial condition of Holdings or any Restricted Subsidiary thereof, including Company, and any listed on Schedule 1.01(b).

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a mortgage or deed of trust to secure real property in form and substance reasonably satisfactory to Collateral Agent, as it may be reasonably amended, supplemented or otherwise modified from time to time.

“Mortgaged Property” means any real property (other than any leasehold interests) for which a Credit Party is required to grant to Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien pursuant to the terms of this Agreement or any other Credit Document.

“MSG” means MSG TG, LLC, a Delaware limited liability company, or any Affiliate thereof.

“MSG Company” means The Madison Square Garden Company, a Delaware corporation, or any MSG Company Successor (as such term is defined in the Parent Organizational Agreement as in effect on the date hereof), or any of their respective Affiliates.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such Narrative Report is required, a customary narrative report describing the operations of Holdings and its Restricted Subsidiaries, which report shall be in substantially the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with a comparison to and variances from (i) the immediately preceding period, (ii) the same period for the preceding Fiscal Year and (iii) the Budget.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments actually received by any Restricted Party from such Asset Sale, minus (ii) any bona fide costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) the amount of any Permitted Tax Payments and income or gains taxes paid or payable by the seller, in each case, as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any purchase price adjustments or indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by any Restricted Party in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds actually received by any Restricted Party (a) under any property casualty insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of any Restricted Party by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual costs incurred by the Restricted Parties in connection with the adjustment or settlement of any claims of the Restricted Parties in respect thereof, and (b) any bona fide costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income taxes paid or payable as a result of any gain recognized in connection therewith (including, without limitation, Permitted Tax Payments).

“New Business Adjustments” as defined in the definition of “Consolidated Adjusted EBITDA”.

“New Term Loan Commitments” as defined in Section 2.23.

“New Term Loan Exposure” means, with respect to any Lender, as of any date of determination, (i) prior to the making of the New Term Loans, such Lender’s New Term Loan Commitment, and (ii) thereafter, the outstanding principal amount of the New Term Loans of such Lender.

“New Term Loan Lender” as defined in Section 2.23.

“New Term Loan Maturity Date” means the date that New Term Loans of a particular tranche shall become due and payable in full hereunder, as specified in the applicable Joinder Agreement, including by acceleration or otherwise.

“New Term Loans” as defined in Section 2.23.

“New Venue” means, as at any date of determination, any new or relocated Venue that has not yet opened to the general public or which has been open to the general public, in whole or in part, for less than twelve (12) months.

“Non-US Lender” as defined in Section 2.19(c).

“Note” means a Term Loan Note or a Revolving Loan Note.

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Notice of Intent to Cure” as defined in Section 6.08(g).

“Obligation Currency” as defined in Section 10.22.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Approved Interest Rate Agreement and Currency Agreement (including, without limitation, with respect to an Approved Interest Rate Agreement or Currency Agreement, obligations owed thereunder to any Person who was a Lender or an Affiliate of a Lender at the time such Approved Interest Rate Agreement or Currency Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Approved Interest Rate Agreements or Currency Agreements, fees, expenses, indemnification or otherwise. “Obligations” shall not include Excluded Swap Obligations.

“Obligee Guarantor” as defined in Section 7.07.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control or any successor thereto.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its bylaws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Permitted Transfer Conditions” means, with respect to any Venue Agreement executed after the Closing Date, any customary and reasonable objective conditions (excluding Permitted Key Man Conditions), which objective conditions shall be reasonably consistent with any similar conditions in other similar Venue Agreements executed after the Closing Date, contained in such Venue Agreement that would have to be satisfied prior to the transfer or assignment of such Venue Agreement (including any change of control or similar event) without the consent of the landlord or other counterparty to such Venue Agreement (or consent not to be unreasonably withheld of such landlord or counterparty).

“Parent” means TAO Group Holdings LLC, a Delaware limited liability company.

“Parent Organizational Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Parent, dated as of January 31, 2017, among, inter alios, Parent, MSG and the TAO Group Principals, as in effect on the Closing Date and as the same may be amended, restated, supplemented or otherwise modified to the extent permitted by Section 6.15.

“Participant Register” as defined in Section 10.06(h).

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001), as amended.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by Company or any of its Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,

(i) immediately prior to, and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by Company or any Restricted Subsidiary or any newly formed Subsidiary of Company in connection with such acquisition shall be owned 100% by Company or a Restricted Subsidiary, and Company shall have taken, or shall cause to be taken each of the actions set forth in Sections 5.10 and/or 5.11, as applicable, when required pursuant to the terms thereof;

(iv) the Credit Parties shall be in compliance with the financial covenants set forth in Section 6.08 on a Pro Forma Basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended prior to the date of such acquisition;

(v) Company shall have delivered to Administrative Agent (who will distribute to the Lenders) at least five (5) Business Days prior to such proposed acquisition, (A) a Compliance Certificate evidencing compliance with Section 6.08 as required under clause (iv) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.08 and (B) such projections and pro forma financial information regarding such acquired assets as Administrative Agent or any Lender shall reasonably request;

(vi) any Person or assets or division as acquired in accordance herewith (y) shall be in the same, similar or related business or lines of business in which Company and/or its Restricted Subsidiaries are engaged as of the Closing Date and (z) for the four quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed the amount of capital expenditures related to such Person or assets or division during such period (calculated in substantially the same manner as Consolidated Adjusted EBITDA and Consolidated Capital Expenditures are calculated);

(vii) the acquisition shall have been approved by the board of directors or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired;

(viii) the aggregate consideration (A) for all such acquisitions made during any trailing twelve month period shall not exceed $20,000,000, and (B) for all such acquisitions made from the Closing Date to the date of determination shall not exceed $100,000,000, provided, that, the aggregate consideration for any acquisition may exceed either of the foregoing maximum amounts so long as all such excess aggregate consideration is funded with proceeds from a concurrent capital contribution to, or issuance of Permitted Equity of, Holdings.

“Permitted Equity” means Capital Stock of Holdings issued in exchange for Cash that by its terms (or by the terms of any Security into which it is convertible or for which it is exchangeable) or upon the happening of any event or otherwise, (a) does not mature and is not mandatorily redeemable, in whole or in part, or required (including at the option of the holder thereof) to be repurchased or redeemed, in whole or in part, by Holdings, and which does not require the payment of Cash dividends or distributions (other than Permitted Tax Payments), in each case, prior to the date that is at least one hundred eighty-one (181) days after the later to occur of (i) the Revolving Commitment Termination Date and (ii) the Term Loan Maturity Date, (b) is not secured by the assets of any Credit Party, (c) is not convertible or exchangeable into Indebtedness of any Credit Party, (d) does not constitute Indebtedness of any Credit Party, (e) does not result in a Change of Control and (f) is issued at a time and in a manner when no Event of Default then exists or would be caused thereby.

“Permitted Equity Issuances” means one or more transactions whereby Holdings issues Permitted Equity to the holders of its Capital Stock for Cash consideration, or the holders of its Capital Stock make a capital contribution in Cash to Holdings, so long as (i) all of the proceeds of such issuance or contribution are promptly contributed by Holdings to Company, (ii) such issuance does not result in a Change of Control, and (iii) the proceeds of such issuance or capital contribution are promptly used by Company to pay for Consolidated Capital Expenditures or pay the purchase price with respect to a Permitted Acquisition or otherwise applied in a manner not prohibited under this Agreement.

“Permitted Holders” means MSG Company and the Equity Investors.

“Permitted Joint Venture” means any Joint Venture in which any Credit Party holds an interest, so long as (a) Collateral Agent, on behalf of the Secured Parties, shall have received a First Priority perfected Lien in all Capital Stock of such Joint Venture which is owned by any Credit Party (or, in lieu of a First Priority perfected Lien in such Capital Stock of the Joint Venture, a First Priority perfected Lien in 100% of the Capital Stock of each Credit Party which owns an interest in such Joint Venture), (b) all Capital Stock of such Joint Venture which is owned by any Credit Party shall be free and clear of all Liens (other than a Lien to secure the Loans, if applicable, or other Permitted Liens if the parenthetical in clause (a) above does not apply) and (c) there shall not exist any restriction or consent requirement on the ability of such Credit Party or the Collateral Agent, as applicable, to transfer such Credit Party’s interest in such

Joint Venture (except for any customary purchase option, call or similar right in favor of the Joint Venture Partner that gives the Joint Venture Partner the right to purchase all of such Credit Party’s interest in such Joint Venture in connection with any sale or transfer of such Joint Venture or any interests therein). Notwithstanding the foregoing, 632 N. Dearborn Operations, LLC shall be deemed to be a Permitted Joint Venture.

“Permitted Key Man Condition” means, with respect to any Venue Agreement executed after the Closing Date, a Key Man Condition therein that (i) may be satisfied by the continued involvement of MSG (or any other MSG Company) or (ii) allows for substitution with other Person(s) with reasonable experience in such capacity upon consent not to be unreasonably withheld of the landlord or other counterparty to such Venue Agreement.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.02.

“Permitted New Venue” means any Venue in respect of which the creation or acquisition of rights and obligations to manage or operate such Venue by Company or any of its Restricted Subsidiaries has occurred after the Closing Date, whether by purchase, merger, execution of a Venue Agreement or otherwise; provided,

(i) immediately prior to, and after giving effect thereto, no Event of Default under Section 8.01(a) shall have occurred and be continuing or would result therefrom;

(ii) any such Venue Agreement (a) shall not restrict or prohibit the pledge of all of the Capital Stock of Company or any of its wholly-owned Domestic Subsidiaries (other than any Unrestricted Subsidiary) or the pledge of 65% of the voting Capital Stock, and 100% of the non-voting Capital Stock, of any of the Company’s first-tier Restricted Foreign Subsidiaries (in each case, including the Capital Stock of the Subsidiary which is a party to such Venue Agreement to the extent such Capital Stock is required to be pledged under this Agreement or under the Pledge and Security Agreement) and (b) shall contain no conditions to, or only require the satisfaction or waiver of Permitted Key Man Conditions or Other Permitted Transfer Conditions prior to, the exercise of rights and remedies by Collateral Agent with respect to such pledge of Capital Stock; and

(iii) solely with respect to any such Venue Agreement that is a Venue Lease to which any Credit Party is a party (or expected to be a party), (a) such Venue Lease shall not restrict the Collateral Agent’s security interest in the personal property of such Credit Party that may be located at such Venue and (b) Company or any of its Guarantor Subsidiaries party thereto (or expected to be party thereto) shall, prior to signing such Venue Lease (or such later date as Collateral Agent may determine in its sole discretion), use commercially reasonable efforts to cause the applicable landlord to execute and deliver to Collateral Agent a Landlord Waiver Agreement, provided, that it is agreed that commercially reasonable efforts shall not require such Credit Party to agree to any change in the terms of such Venue Lease which would be adverse to such Credit Party in any material respect, or pay any form of additional compensation, solely in order to obtain the applicable landlord’s agreement to such Landlord Waiver Agreement and, in such circumstances, such Credit Party shall not be required to deliver such agreement to Collateral Agent pursuant to this clause (iii)(b).

“Permitted Tax Payments” means, with respect to any taxable year for which Company and Holdings are treated as a partnership or disregarded entity for federal income tax purposes, direct or indirect payments, including any payments by Company or its Subsidiaries to Holdings so that Holdings can make such payments, to any beneficial holder of any Capital Stock of Holdings in the amount required to enable such Person to pay any Tax liability arising from such Person’s status as direct or indirect holder of Capital Stock of Company or Holdings, in accordance with the terms of the Parent Organizational Agreement, as in effect on the Closing Date.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Pledge and Security Agreement” means the Pledge and Security Agreement dated as of the date hereof, executed by Company and each Guarantor Subsidiary (other than any Foreign Subsidiary) from time to time party thereto, as it may be amended, supplemented or otherwise modified from time to time.

“Pre-Opening and Refurbishment Costs” means customary costs and expenses incurred by the Company or its Restricted Subsidiaries (i) prior to the opening of new or relocated Venues, including, without limitation, hiring expenses, training costs, advertising and marketing expenses, food, beverage and entertainment costs and rent expense, or (ii) as a direct result of refurbishing, refreshing or otherwise renovating and improving existing Venues or any part thereof (to the extent such refurbishing, refreshing or otherwise renovating and improving such existing Venue constitutes a disruption to the ordinary course of business at such Venue), including, without limitation, additional security guard costs, costs and expenses associated with safely closing off the applicable section of the Venue from other operating sections of the Venue and any other expenses which are directly attributable to such work, in each case, to the extent not reimbursed by a third party (by credit, offset or otherwise).

“Preferred Units” has the meaning set forth in the Parent Organizational Agreement.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent, such Person’s “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 200 West Street, New York, New York 10282 (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Company and each Lender).

“Pro Forma Basis” and “pro forma effect” shall mean, as to any Person, for any event as described below (each, a “Pro Forma Event”) that occurs subsequent to the commencement of a period for which the financial effect of such event is being calculated, such calculation as will give pro forma effect to each such event as if such event occurred on the first day of the period of four Fiscal Quarters most recently ended on or before the occurrence of such event (the “Reference Period”):

(x) pro forma effect shall be given to any Asset Sale, Permitted Acquisition or other Investment, Restricted Junior Payment, Subsidiary designation, Subsidiary Redesignation, Capital Expenditure, incurrence of Indebtedness or any other transaction subject to calculation on a “Pro Forma Basis” as indicated in this Agreement, in each case to the extent such Pro Forma Event occurred during the Reference Period; and

(y) in making any determination on a Pro Forma Basis, the following shall apply:

(i) (A) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant Pro Forma Event and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (B) if any such Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the applicable calculation date had been the applicable rate for the entire Reference Period, and (C) interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the portion of the period during which the Indebtedness was outstanding,

(ii) (A) with respect to any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and with all other Subsidiary Redesignations which have occurred after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, as of the first day of the applicable Reference Period, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively, as of the first day of the applicable Reference Period;

(iii) any Person that is a Restricted Subsidiary, Immaterial Subsidiary or Guarantor Subsidiary on the applicable calculation date will be deemed to have been a Restricted Subsidiary, Immaterial Subsidiary or Guarantor Subsidiary, as applicable, at all times during the Reference Period;

(iv) any Person that is not a Restricted Subsidiary, Immaterial Subsidiary or Guarantor Subsidiary on the applicable calculation date will be deemed not to have been a Restricted Subsidiary, Immaterial Subsidiary or Guarantor Subsidiary, as applicable, at any time during the Reference Period;

(v) any Joint Venture which is designated as a Designated Joint Venture on any Compliance Certificate will be deemed to have been a Designated Joint Venture at all times during the measurement period covered by such Compliance Certificate; and

(vi) with respect to any Asset Sale or other disposition (including any sale of any Person), all income statement items (whether positive or negative) attributable to the property or Person disposed of in such Asset Sale or other disposition shall be excluded.

In the event that any calculation is being performed on a Pro Forma Basis for purposes of determining whether a Pro Forma Event is permitted by any covenant hereunder, an Authorized Officer of the Company shall have provided a written certification to Administrative Agent (who will distribute to the Lenders), setting forth a reasonably detailed statement or schedule setting forth such calculation on a Pro Forma Basis and thereby demonstrating that such Pro Forma Event is permitted under such covenant.

Pro forma calculations made pursuant to this definition of the term “Pro Forma Basis” shall be determined in good faith by an Authorized Officer of Company and may include:

(I) additions to Consolidated Adjusted EBITDA in respect of the amount of Cost Savings projected by the Company in good faith, which Cost Savings shall be calculated on a Pro Forma Basis as though such Cost Savings had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such actions; provided, that (1) an Authorized Officer of the Company shall have provided a reasonably detailed statement or schedule of such Cost Savings to Administrative Agent (which statement or schedule shall be in a form acceptable to Administrative Agent, such acceptance not to be unreasonably withheld or delayed) and such Authorized Officer of the Company shall have certified to Administrative Agent that (A) such Cost Savings are reasonably identifiable, reasonably attributable to the actions specified and reasonably anticipated to result from the relevant actions taken, and (B) such actions have been taken, are ongoing and the benefits resulting therefrom are anticipated by the Company to be realized within six (6) months of taking such actions,

(2) either (x) such Cost Savings shall have been approved in writing by Administrative Agent (acting at the direction of the Requisite Lenders), which approval shall be made in Administrative Agent’s and Requisite Lenders’ reasonable credit judgment or (y) an independent certified public accountant of recognized national standing selected by Holdings confirms in writing that such Cost Savings are reasonably anticipated to result from the relevant actions taken within six (6) months of taking such actions, (3) no Cost Savings shall be added to Consolidated Adjusted EBITDA for any period to the extent duplicative of any expenses or charges relating to such Cost Savings that are otherwise added back in the calculation of Consolidated Adjusted EBITDA for such period, and (4) the aggregate amount of Cost Savings added pursuant to this clause shall not exceed, when combined with any New Business Adjustments and any Pro Forma Acquisition Adjustments, fifteen percent (15%) of Consolidated Adjusted EBITDA (calculated before the addback of such New Business Adjustments, Cost Savings and Pro Forma Acquisition Adjustments) in the aggregate for any period; provided, further, that any such projected Cost Savings that are not realized within six (6) months may no longer be added in calculating Consolidated Adjusted EBITDA;

(II) (1) with respect to any Target owned or managed or operated by Holdings or any Restricted Subsidiary for which Administrative Agent has received financial statements pursuant to Section 5.01(a) for less than twelve (12) months, Pro Forma Target EBITDA allocated to each period prior to the acquisition or assumption of management thereof included in the trailing period for which Consolidated Adjusted EBITDA is being calculated minus (2) with respect to any Asset Sale consummated within the period in question, Consolidated Adjusted EBITDA (calculated before giving effect to this clause (2)) attributable to the Subsidiary, profit center, Venue or other asset which is the subject of Asset Sale from the beginning of such period until the date of consummation of such Asset Sale; and

(III) with respect to any Existing Venue or Permitted New Venue that is a New Venue, Pro Forma New Venue EBITDA allocated to each monthly period prior to the month in which such New Venue opened to the general public that is included in the trailing twelve month period for which Consolidated Adjusted EBITDA is being calculated; provided, that, the aggregate amount of Pro Forma New Venue EBITDA for all Venues added pursuant to this clause shall not exceed twenty percent (20%) of Consolidated Adjusted EBITDA (calculated before the addback of such Pro Forma New Venue EBITDA, New Business Adjustments, Costs Savings and Pro Forma Acquisition Adjustments) in the aggregate for any period.

“Pro Forma Acquisition Adjustments” as defined in the definition of “Pro Forma Target EBITDA”.

“Pro Forma Event” as defined in the definition of “Pro Forma Basis”.

“Pro Forma New Venue EBITDA” means, with respect to any New Venue, an amount equal to (a) the average amount of Consolidated Adjusted EBITDA (without taking into account any add-back to Consolidated Adjusted EBITDA for New Business Adjustments)

generated by such new Venue in each month since opening to the general public (with respect to any month during which such Venue generated a negative amount of Consolidated Adjusted EBITDA within the first three (3) months after opening to the general public, such amount shall be zero), multiplied by (b) seventy-five percent (75%).

“Pro Forma Target EBITDA” means with respect to any Target, Consolidated Adjusted EBITDA for such Target for the most recent four (4) consecutive Fiscal Quarter period preceding the acquisition thereof (which Consolidated Adjusted EBITDA for the Target shall be calculated using the historical audited financial statements of such Target for such period or, for any period for which audited financial statements of such Target are not available, such financial statements which are certified as fairly representing, in all material respects, the financial condition of such Target for the period covered, which certification shall be signed by an Authorized Officer of Company), adjusted by verifiable expense reductions, including excess owner compensation, if any, calculated on a month-by-month basis, to the extent such adjustments (collectively, “Pro Forma Acquisition Adjustments”) (a) are expected to be realized within six (6) months following the acquisition of such Target and are reasonably attributable to, and reasonably expected to result from taking, actions specified during such time period, (b) shall be certified as such in a certificate of an Authorized Officer of the Company describing such reductions in reasonable detail, (c) such adjustments shall been either (x) approved in writing by Administrative Agent (acting at the direction of the Requisite Lenders), which approval shall not be unreasonably withheld or delayed or (y) confirmed in writing by an independent certified public accountant of recognized national standing selected by Holdings as being reasonably expected to result from taking such actions specified during such time period, (d) do not exceed, when combined with any New Business Adjustments and any Cost Savings for such period, fifteen percent (15%) of Consolidated Adjusted EBITDA (calculated before the addback of such New Business Adjustments, Cost Savings and Pro Forma Acquisition Adjustments) in the aggregate for all Permitted Acquisitions in any period, in each case as calculated by the Company in accordance herewith; provided, further, that any such projected Pro Forma Acquisition Adjustments that are not realized within such six (6) month period may no longer be added in calculating Pro Forma Target EBITDA, and (e) are not duplicative of any expenses, charges or items that are otherwise added back or included in the calculation of Consolidated Adjusted EBITDA.

“Projections” as defined in Section 4.08.

“Protective Advances” as defined in Section 2.02(c).

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loans of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender, by (b) the aggregate Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the Revolving Commitment or Revolving Loans of any Lender the percentage obtained by dividing (a) the Revolving Exposure of that Lender, by (b) the aggregate Revolving Exposure of all Lenders; and (iii) with respect to all payments, computations, and other matters relating to New Term Loan Commitments or New Term Loans of a particular tranche, the percentage obtained by dividing (a) the New Term Loan Exposure of that Lender with respect to that tranche, by (b) the aggregate

New Term Loan Exposure of all Lenders with respect to that tranche. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Term Loan Exposure, the Revolving Exposure and the New Term Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Term Loan Exposure, the aggregate Revolving Exposure and the aggregate New Term Loan Exposure of all Lenders.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold, license or other similar interests, including a partial fee, subleasehold or sublicense interest) then owned by any Credit Party in any real property.

“Reference Period” as defined in the definition of “Pro Forma Basis”.

“Refinancing Indebtedness” as defined in Section 6.01(v).

“Refreshed Venue” means, as at any date of determination, any Venue (other than a New Venue) that is closed to the general public for at least sixty (60) consecutive days as a direct result of materially refurbishing, refreshing, expanding or otherwise renovating and improving such Venue.

“Register” as defined in Section 2.06(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Transactions” means the transactions contemplated to occur on or prior to the Closing Date under the Acquisition Agreement, including the Closing Date Distribution.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.22.

“Requisite Class Lenders” means, at any time of determination, but subject to the provisions of Section 2.21, (i) for the Class of Lenders having Term Loan Exposure, Lenders holding more than 50% of the aggregate Term Loan Exposure of all Lenders; (ii) for the Class of Lenders having Revolving Exposure, Lenders holding more than 50% of the aggregate Revolving Exposure of all Lenders, and (iii) for each Class of Lenders having New Term Loan Exposure, Lenders holding more than 50% of the aggregate New Term Loan Exposure of that Class; provided, that at any time there are two or more Lenders, Required Class Lenders shall mean at least two Lenders holding Term Loan Exposure, New Term Loan Exposure or Revolving Loan Exposure of the Class at issue (with any Lenders that are Affiliates or Related Funds being considered one Lender for this purpose).

“Requisite Lenders” means one or more Lenders having or holding Term Loan Exposure, New Term Loan Exposure and/or Revolving Exposure and representing more than 50% of the sum of (i) the aggregate Term Loan Exposure of all Lenders; (ii) the aggregate Revolving Exposure of all Lenders; and (iii) the aggregate New Term Loan Exposure of all Lenders; provided, that at any time there are two or more Lenders, Requisite Lenders shall mean at least two such Lenders (with any Lenders that are Affiliates or Related Funds being considered one Lender for this purpose).

“Reserved Cash” means Cash and Cash Equivalents of the Credit Parties which has been specifically reserved and identified in writing to Administrative Agent (who will inform the Lenders) prior to the Closing Date for Consolidated Capital Expenditures to be made within twelve (12) months following the Closing Date, in an aggregate amount up to $1,290,772, consisting of $281,772 of Cash of the Credit Parties on the Closing Date and up to $1,009,000 of Cash proceeds if and when received by Dearborn Ventures, LLC upon prepayment of the TAO Chicago Note (which amount shall be identified in a Compliance Certificate delivered pursuant Section 5.01(d)). For the avoidance of doubt, the amount of Reserved Cash at any time shall be equal to the amount of Reserved Cash on the Closing Date less the amount of Consolidated Capital Expenditures made or incurred by the Restricted Parties following the Closing Date and prior to such date of determination.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding, except a dividend payable solely in shares of that class of Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Holdings or Company now or hereafter outstanding; (iv) management or similar fees payable to MSG, MSG Company, any Equity Investor or any non-Credit Party Affiliate of Holdings to the extent paid in Cash (and for the avoidance of doubt, such management or similar fees shall not include the Minimum Commitment (as defined in the Parent Organizational Agreement) or any TAO Group Bonus Payments); and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness or Junior Lien Indebtedness or the TAO Put/Call Notes, in each case, to the extent paid in Cash by any Restricted Party.

“Restricted Foreign Subsidiary” means, at each relevant time of determination, any wholly-owned Foreign Subsidiary of Company which is not a Guarantor.

“Restricted Party” means, at each relevant time of determination, Holdings and each Restricted Subsidiary.

“Restricted Subsidiary” means, at each relevant time of determination, Company and each wholly-owned Subsidiary of Company, other than any Immaterial Subsidiary or Unrestricted Subsidiary.

“Retained Excess Cash Flow Amount” as defined in the definition of “Available Amount”.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A-2 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is $12,000,000.

“Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Revolving Commitment Termination Date” means the earliest to occur of (i) January 31, 2022; (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.12(b) or 2.13; and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.01.

“Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving Commitment; and (ii) after the termination of the Revolving Commitments, the aggregate outstanding principal amount of the Revolving Loans of that Lender.

“Revolving Loan” means a Loan made by a Lender to Company pursuant to Section 2.02(a) (including any L/C Revolving Loan).

“Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.

“Sanctions” means any (a) sanctions administered or enforced by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority and (b) any applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act (31 U.S.C. Sections 5301 et seq.) and all regulations issued pursuant to it.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, limited liability company membership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of Indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Account” as defined in the Pledge and Security Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer or co-president of Holdings substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair market value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Acquisition Agreement Representations” means, in connection with any Limited Condition Acquisition, the representations and warranties made by or on behalf of the target of such Limited Condition Acquisition, its subsidiaries or their respective businesses in the applicable acquisition agreement which are material to the interest of the Agents and the Lenders, but only to the extent that Company or its applicable Restricted Subsidiary has the right to terminate its obligations under such acquisition agreement or to decline to consummate such Limited Condition Acquisition as a result of a breach of such representations and warranties.

“Specified Event of Default” means an Event of Default under Section 8.01(a), Section 8.01(c) (solely with respect to any failure to comply with Section 6.08), Section 8.01(f) or Section 8.01(g).

“Specified Representations” means the representations and warranties set forth in Section 4.01(a), Section 4.01(b) (solely with respect to due authorization, execution, delivery and performance of the Credit Documents), Section 4.03, Section 4.04(a)(ii), Section 4.06, Section 4.17 (solely with respect to the second sentence thereof), Section 4.18, Section 4.22, Section 4.26, Section 4.27 and Section 4.28.

“Subordinated Indebtedness” means Indebtedness incurred by any Restricted Party pursuant to documentation which (a) is and remains at all times unsecured, (b) expressly recognizes the Obligations as “senior obligations” or a similar phrase thereunder and which is expressly subordinated to the prior payment in full and satisfaction in full in Cash of the Obligations on terms and conditions reasonably satisfactory to the Administrative Agent (acting at the direction of the Requisite Lenders), (c) is not guaranteed by Holdings or any of its Subsidiaries, other than any Guarantor, (d) does not require the payment of interest (in Cash or in kind) in excess of fourteen percent (14%) per annum and if the payment of any such interest is prohibited by any applicable subordination agreement, such failure to pay interest shall not constitute an “event of default” thereunder, (e) does not require amortization, mandatory prepayments or similar payment of principal (including AHYDO payments) prior to the date that is at least ninety-one (91) days after the later to occur of (x) the Revolving Commitment Termination Date and (y) the Term Loan Maturity Date and (e) such Indebtedness and the related governing documents shall have covenant, default and remedy provisions no more restrictive and no more onerous to the Restricted Parties than this Agreement and the other Credit Documents.

“Subsidiary Redesignation” as defined in the definition of “Unrestricted Subsidiary”.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“TAO Chicago Note” means that certain Note, dated January 31, 2017, issued by Windy City 632 LLC in favor of Dearborn Ventures, LLC, in an original principal amount equal to $1,009,000.00, as the same exists on the Closing Date or as the same may be amended, restated or otherwise modified from time to time, provided that any amendment or modification which would be adverse to Agent or the Lenders in any material respect shall be approved in writing by the Administrative Agent (acting at the direction of the Requisite Lenders), which approval not to be unreasonably withheld or delayed, in order to fall within this definition.

“TAO Group Bonus Payments” means any bonus, earn-out or similar payment in excess of the fixed annual salary and non-cash benefits payable by any Restricted Party to any TAO Group Principal in accordance with the respective TAO Group Employment Agreements, including any bonuses or other compensation paid to any TAO Group Principal in accordance with the Bonus and Incentive Plan attached as an exhibit to the Parent Organizational Agreement, as in effect on the Closing Date and disclosed in writing to Administrative Agent and Lenders. For the avoidance of doubt, no payments on account of any “Earn-Out Amount” (as defined in the Acquisition Agreement) shall be considered TAO Group Bonus Payments.

“TAO Group Employment Agreements” means each employment, consulting, management or similar agreement entered into between Company and each of the TAO Group Principals on or before the Closing Date, as each of the same may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders), such consent not to be unreasonably withheld or delayed.

“TAO Group Principals” means each of Marc Packer, Jason Strauss, Noah Tepperberg and Richard Wolf.

“TAO Put/Call Notes” means the TAO Promissory Note (as defined in, and substantially in the form set forth in, the Parent Organizational Agreement) to the extent issued by Company on or after the fifth (5th) anniversary of the Parent Organizational Agreement as consideration in connection with certain put/call rights under the Parent Organizational Agreement, which promissory note(s) is not secured by the assets of any Credit Party, as the same may be amended, restated, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent (acting at the direction of the Requisite Lenders), such consent not to be unreasonably withheld or delayed.

“Target” means (a) any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an acquisition (including, for the avoidance of doubt, any Venue) and (b) any pre-existing Venue of which Holdings or any of its Restricted Subsidiaries is or is proposed to become the manager or operator.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed on or measured by net income (however denominated) (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office), franchise tax, net worth or net capital tax or branch profits tax, in each case imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is doing or is deemed to be doing business.

“Term Loan” means a Term Loan made by a Lender to Company pursuant to Section 2.01 or a New Term Loan.

“Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Term Loan pursuant to Section 2.01 and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Term Loan Commitment, if any, is set forth on Appendix A-1 or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Term Loan Commitments as of the Closing Date is $110,000,000.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender; provided, at any time prior to the making of the Term Loans pursuant to Section 2.01(a), the Term Loan Exposure of any Lender shall be equal to such Lender’s Term Loan Commitment.

“Term Loan Maturity Date” means the earlier of (i) January 31, 2022, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.

“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by Company or any of its Restricted Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon Company or one or more of its Restricted Subsidiaries to collect and remit those funds to such third parties.

“Terminated Lender” as defined in Section 2.22.

“Third Party L/C Issuer” means a financial institution reasonably acceptable to Administrative Agent that issues standby letters of credit for the account of any Credit Party.

“Third Party L/C Documents” means any and all agreements, instruments or other documents evidencing or relating to a Third Party Letter of Credit, which shall be in form and substance reasonably satisfactory to Administrative Agent.

“Third Party Letter of Credit” means a standby letter of credit issued, or to be issued, for the account of any Restricted Party by a Third Party L/C Issuer pursuant to Third Party L/C Documents.

“Title Policy” as defined in Section 5.11(iv).

“Total Leverage Ratio” means the ratio, determined on a Pro Forma Basis, as of the last day of any Fiscal Quarter (or any other date of determination) of (i) Consolidated Total Debt as of such day, minus Consolidated Net Cash, to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period for which financial statements have most recently been delivered pursuant to Section 5.01(b) or (c)).

“Total Utilization of Revolving Commitments” means, as at any date of determination, the aggregate principal amount of all outstanding Revolving Loans.

“Transaction Costs” means the fees, costs and expenses payable by Holdings, Company or any of Company’s Subsidiaries to a Person who is not an Affiliate of any such entity on or before the thirtieth (30th) day after the Closing Date in connection with the transactions contemplated by the Credit Documents and the Acquisition Agreement, including, without limitation, any financial advisory fees, filing fees, accounting fees, legal fees and other similar advisory and consulting fees and related out-of-pocket expenses and other fees, discounts and commissions, including with regard to arranging or syndication of the Loans.

“Type of Loan” means with respect to either Term Loans or Revolving Loans, a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

“Unfinanced” shall mean expenditures that are not financed with (i) Reserved Cash or (ii) the proceeds of (a) any issuance of Permitted Equity, (b) any capital contribution to Holdings, (c) any Subordinated Indebtedness, or (d) any Capital Leases or purchase money Indebtedness permitted to be incurred by Section 6.01(j).

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Company created after the Closing Date, which has not become a Restricted Subsidiary at any prior time and that is designated by Company as an Unrestricted Subsidiary within 30 days after formation or acquisition of such Subsidiary by written notice to the Administrative Agent (who will inform the Lenders); provided, that, the Company shall only be permitted to so designate an Unrestricted Subsidiary so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Company shall be in compliance with the financial covenants set forth in Section 6.08 after giving pro forma effect to such designation as of the last day of the Fiscal Quarter most recently ended prior to the date thereof for which financial statements have been (or were required to be) delivered pursuant to Section 5.01, (c) such Unrestricted Subsidiary shall only be capitalized (to the extent capitalized by the Company or any of its Restricted Subsidiaries) through Investments that are permitted by, and in compliance with, Section 6.07(o), and any prior or concurrent Investments in such Subsidiary by the Company or any of its Restricted Subsidiaries shall be deemed to have been made under Section 6.07(o), (d) without duplication of clause (c), any net assets owned by such Unrestricted Subsidiary (including the assets of any Subsidiary of such Unrestricted Subsidiary) at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.07(o), and (e) the Company shall have delivered to the Administrative Agent (who will distribute to the Lenders) an officer’s certificate executed by an Authorized Officer of the Company certifying compliance with the requirements of preceding clauses (a), (b) and (c); and (ii) any Subsidiary of an Unrestricted Subsidiary. The Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary for purposes of this Agreement by written notice to Administrative Agent, who will inform the Lenders (each, a “Subsidiary Redesignation”); provided, that (x) no Event of Default has occurred and is continuing or would result therefrom, and (y) the Company shall have delivered to the Administrative Agent (who will distribute to the Lenders), an officer’s certificate executed by an Authorized Officer of the Company, certifying that compliance with the requirements of preceding clause (x).

“Venue” means, as of any date of date determination, a restaurant, nightclub, lounge, bar, beach facility or similar venue which is managed or operated by Company or any of its Subsidiaries.

“Venue Agreement” means a Venue Management Contract, a Venue Lease or any other similar agreement or contract pursuant to which the Company or any of its Restricted Subsidiaries shall be responsible for operating or managing any Venue.

“Venue Lease” means any lease, sublease or similar agreement pursuant to which any Restricted Party holds any leasehold interest in any Leasehold Venue.

“Venue Management Contract” means any management contract, services agreement or similar agreement pursuant to which any Restricted Party has agreed to operate and/or manage any Managed Venue.

1.02 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP; provided, that, if the Company notifies Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies the Company that the Requisite Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then Company and Administrative Agent shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP (subject to approval of the Requisite Lenders) and, until so amended, such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any changes in GAAP after the Closing Date, any lease of the Company or the Subsidiaries, or of a special purpose or other entity not consolidated with the Company and its Subsidiaries at the time of its incurrence of such lease, that would be characterized as an operating lease under GAAP in effect on the Closing Date (whether such lease is entered into before or after the Closing Date) shall not constitute Indebtedness or a Capitalized Lease Obligation of the Company or any Subsidiary under this Agreement or any other Credit Document as a result of such changes in GAAP. Financial statements required to be delivered by Holdings to Lenders pursuant to Section 5.01(b) and 5.01(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant or financial ratio) contained herein, Indebtedness of Holdings and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

1.03 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References herein to any Schedule hereof shall be to that Schedule as it may be supplemented from time to time; provided that no such supplement shall amend, supplement or otherwise modify any Schedule or any representation affected thereby or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as (i) consented to by Administrative Agent and Requisite Lenders in writing or (ii) supplemented or modified expressly in accordance with the Credit Documents. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. A reference to a statute includes all regulations made pursuant to such statute and, unless otherwise specified, the provisions of any statute or regulation which amends, revises, restates, supplements or supersedes any such statute or any such regulation. Unless otherwise expressly provided herein, (a) any reference to Organizational Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are permitted by the Credit Documents and (b) any reference to a provision of law is a reference to that provision as amended, modified, consolidated, replaced, interpreted or supplemented from time to time, and any successor to such provision of law.

SECTION 2. LOANS

2.01 Term Loans.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Lender with a Term Loan Commitment severally agrees to make, on the Closing Date, a Term Loan to Company in an amount equal to such Lender’s Term Loan Commitment. Company may make only one borrowing under the Term Loan Commitments which shall be on the Closing Date. Any amount borrowed under this Section 2.01(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11(a), 2.12 and 2.13, all amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Term Loan on such date.

(b) Borrowing Mechanics for Term Loans.

(i) Company shall deliver to Administrative Agent a fully executed Funding Notice no later than one Business Day prior to the Closing Date with respect to Term Loans made on the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Lender shall make its Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Company.

2.02 Revolving Loans.

(a) Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender with a Revolving Commitment severally agrees to make Revolving Loans to Company in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loans (i) the Total Utilization of Revolving Commitments shall not exceed the Revolving Commitments then in effect and (ii) Availability shall not be less than $0. Amounts borrowed pursuant to this Section 2.02(a) may be repaid and reborrowed during the Revolving Commitment Period. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Revolving Loans.

(i) Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount, and Revolving Loans that are LIBOR Rate Loans shall be in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount.

(ii) Whenever Company desires that Lenders make Revolving Loans, Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 11:00 a.m. (New York City time) at least three (3) Business Days in advance of the proposed Credit Date in the case of a LIBOR Rate Loan, and at least one (1) Business Day in advance of the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a LIBOR Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to make a borrowing in accordance therewith unless Company shall pay all amounts due under Section 2.17(c) in connection therewith.

(iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by electronic communication (including e-mail) with reasonable promptness, but (provided Administrative Agent shall have received such notice by 11:00 a.m. (New York City time)) not later than 2:00 p.m. (New York City time) on the same day as Administrative Agent’s receipt of such Funding Notice from Company.

(iv) Each Lender shall make the amount of its Revolving Loan available to Administrative Agent not later than 11:00 a.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such Revolving Loans available to Company on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Revolving Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by Company.

(c) Protective Advances. Subject to the limitations set forth below, and whether or not an Event of Default or a Default shall have occurred and be continuing, Administrative Agent is authorized by Company and the Lenders, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make Revolving Loans to Company on behalf of the Revolving Lenders, which Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, or (ii) to pay any other amount chargeable to or required to be paid by Company pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans are in this clause (c) referred to as “Protective Advances”); provided, that the amount of Revolving Loans plus Protective Advances shall not exceed the Revolving Commitments then in effect. Protective Advances may be made even if the conditions precedent set forth in Section 3 have not been satisfied. All Protective Advances shall be Base Rate Loans. Protective Advances shall not exceed $1,500,000 in the aggregate at any time without the prior consent of Requisite Lenders and Company. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. Company shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance no later than the Revolving Commitment Termination Date.

2.03 [Reserved].

2.04 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any Revolving Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Revolving Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.04(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

2.05 Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be applied by Company to (i) make the Closing Date Distribution and (ii) pay the Transaction Costs. The proceeds of the Revolving Loans made after the Closing Date shall be applied by Company for working capital and general corporate purposes of Holdings and its Subsidiaries, including Permitted Acquisitions and new Venues; provided, that, the proceeds of any L/C Revolving Loan shall solely be used to serve as L/C Cash Collateral. No portion of the proceeds of any Credit Extension shall be used in any manner that causes such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

2.06 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or Company’s Obligations in respect of any Loan. Company hereby designates the entity serving as Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.06, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least three Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.06) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Term Loan, New Term Loan or Revolving Loan, as the case may be.

2.07 Interest on Loans.

(a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(ii) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin.

Notwithstanding anything to the contrary contained herein, (a) but subject to Section 2.07(h), in no event shall (i) the Adjusted LIBOR Rate be less than 1.00% per annum or (ii) the Base Rate be less than 4.00% per annum and (b) subject to Section 2.09, all L/C Revolving Loans (in an aggregate outstanding principal amount not to exceed $4,000,000 at any time) shall bear interest at the Applicable Margin for Revolving Loans that are LIBOR Rate Loans (and shall be treated as LIBOR Rate Loans for all purposes hereunder, except as otherwise set forth herein) for so long as the proceeds of such L/C Revolving Loan continues to serve as L/C Cash Collateral; provided, however, in the event that any portion of any L/C Revolving Loans are applied to reimburse the applicable Third Party L/C Issuer for obligations with respect to the applicable Third Party Letter of Credit, the Company shall promptly provide written notice thereof to Administrative Agent and, thereafter, the portion of such L/C Revolving Loans so applied to reimburse the applicable Third Party L/C Issuer shall automatically be converted to a LIBOR Rate Loan or Base Rate Loan, as selected by Company in a Conversion/Continuation Notice, with such interest accruing retrospectively to the date on which such proceeds of L/C Revolving Loans were applied to reimburse the applicable Third Party L/C Issuer (it being agreed that if Company shall fail to deliver a Conversion/Continuation Notice within three (3) Business Days after providing the foregoing notification to Administrative Agent, then such portion of L/C Revolving Loans so applied shall automatically be converted to a LIBOR Rate Loan with an Interest Period of one month).

(b) The basis for determining the rate of interest with respect to any Loan, and the Interest Period with respect to any LIBOR Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a LIBOR Rate Loan with an Interest Period of one month.

(c) In connection with LIBOR Rate Loans there shall be no more than eight (8) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice (or in the relevant notice that a portion of any L/C Revolving Loan was applied to reimburse the applicable Third Party L/C Issuer, as provided in

Section 2.07(a) above), such Loan (if outstanding as a Base Rate Loan) will be automatically converted into a LIBOR Rate Loan on the last day of the then current Interest Period for such Loan (or if outstanding as a LIBOR Rate Loan will remain as, or (if not then outstanding) will be made as, a LIBOR Rate Loan with an Interest Period of one month). In the event Company fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. In the event the Company fails to deliver a Conversion/Continuation Notice prior to the last day of an Interest Period for a LIBOR Rate Loan, such LIBOR Rate Loan shall automatically continue as a LIBOR Rate Loan with an Interest Period of one month on such date. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

(d) Interest payable pursuant to Section 2.07(a) shall be computed on the basis of a 360 day year, in each case for the actual number of days elapsed in the period during which it accrues; provided, that all computations of interest for Base Rate Loans determined by reference to clause (i) of the definition of “Base Rate” shall be made on the basis of a 365 day year (or a 366 day year in a leap year), and actual number of days elapsed. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the principal amount being prepaid; and (iii) at maturity, including final maturity.

(f) [Reserved.]

(g) [Reserved.]

(h) Notwithstanding anything to the contrary contained herein, the interest rate on any Base Rate Loan for any day shall never be less than the sum of (i) the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute page of such service or successor or substitute service acceptable to the Administrative Agent) on such date (or the immediately preceding Business Day, if such date is not a Business Day), as the rate for dollar deposits with a maturity comparable to an Interest Period of one (1) month, divided by the sum of (x) 1 minus (y) the Applicable Reserve Requirement plus (ii) the Applicable Margin for LIBOR Rate Loans.

2.08 Conversion/Continuation.

(a) Subject to Section 2.17 and so long as no Event of Default shall have occurred and then be continuing, Company shall have the option:

(i) to convert at any time all or any part of any Term Loan or Revolving Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, a LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such LIBOR Rate Loan unless Company shall pay all amounts due under Section 2.17(c) in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any LIBOR Rate Loan, to continue all or any portion of such Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount as a LIBOR Rate Loan.

(b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith unless Company shall pay all amounts due under Section 2.17(c) in connection therewith.

(c) This Section 2.08 shall not apply to Protective Advances, which may not be converted or continued.

2.09 Default Interest. Upon the occurrence and during the continuance of an Event of Default under Sections 8.01(a), (f) or (g) or, in the case of any other Event of Default (other than any Event of Default under Section 8.01(c) in respect of (i) any breach of Section 6.08(a) or (b) that has been cured pursuant to and in accordance with Section 6.08(g) and (ii) any breach of Section 6.08(e) that has been cured pursuant to and in accordance with the two provisos to Section 6.08(e)), if requested by the Requisite Lenders (which request may be retroactive to the date of the applicable Event of Default), the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base

Rate Loans); provided, any LIBOR Rate Loans may be converted to Base Rate Loans at the election of the Administrative Agent at any time after the occurrence and during the continuance of such Event of Default (irrespective of whether the Interest Period in effect at the time of such conversion has expired) and thereupon shall become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.09 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.10 Fees.

(a) Company agrees to pay to Lenders having Revolving Exposure commitment fees equal to (1) the average of the daily difference between (a) the Revolving Commitments, and (b) the aggregate principal amount of outstanding Revolving Loans times (2) one-half of one percent (0.50%) per annum. All fees referred to in this Section 2.10(a) shall be paid to Administrative Agent as set forth in Section 2.15(a) and upon receipt, Administrative Agent shall promptly distribute to each applicable Lender its Pro Rata Share thereof.

(b) [Reserved]

(c) [Reserved]

(d) All fees referred to in Section 2.10(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable monthly in arrears on the last day of each month during the Revolving Commitment Period, commencing on the first such date of the first full month to occur after the Closing Date, and on the Revolving Commitment Termination Date.

(e) In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon in writing, including, without limitation, in any Fee Letter.

2.11 Scheduled Payments.

(a) The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on each March 31, June 30, September 30 and December 31 of each calendar year (each, an “Installment Date”), commencing with March 31, 2018:

Installment Dates	Term Loan Installments
March 31, 2018 through and including December 31, 2019	$687,500.00
March 31, 2020 through and including December 31, 2020	$2,750,000.00
March 31, 2021 and each Installment Date thereafter	$4,125,000.00

; provided, in the event any New Term Loans are made, such New Term Loans shall be repaid in accordance with the amortization schedule for such New Term Loans in the Joinder Agreement.

Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Sections 2.12, 2.13 and 2.14(b), as applicable; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

2.12 Voluntary Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time:

(1) with respect to Base Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount (or the remaining outstanding amount thereof if such amount is less than either of the foregoing amounts, as applicable); and

(2) with respect to LIBOR Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c) if the date of such prepayment is not on the last date of an Interest Period) in an aggregate minimum amount of $100,000 and integral multiples of $50,000 in excess of that amount (or the remaining outstanding amount thereof if such amount is less than either of the foregoing amounts, as applicable).

(ii) All such prepayments shall be made:

(1) upon not less than one Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(2) upon not less than three Business Days’ prior written or telephonic notice in the case of LIBOR Rate Loans,

in each case given to Administrative Agent by 2:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or Revolving Loans, as the case may be, by facsimile or telephone to each applicable Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein provided that such notice may be conditioned on the effectiveness of other credit facilities or other transactions, in which case it may be revoked if such condition is not satisfied. Any such voluntary prepayment shall be applied as specified in Section 2.14(a) with respect to Revolving Loans and Section 2.14(b) with respect to Term Loans.

(b) Voluntary Commitment Reductions.

(i) Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in Company’s notice and shall reduce the Revolving Commitment of each applicable Lender proportionately to its Pro Rata Share thereof.

2.13 Mandatory Prepayments/Commitment Reductions.

(a) Asset Sales. No later than the fifth Business Day following the date of receipt by any Restricted Party of any Net Asset Sale Proceeds in excess of $1,000,000 with respect to any one Asset Sale or $2,500,000 in the aggregate in any trailing twelve month period, Company shall prepay the principal amount of Loans and, after the Term Loans have been repaid in full, the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, upon delivery of a written notice to Administrative Agent, Company shall have the option, directly or through one or more Restricted Subsidiaries, to invest Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in new or replacement assets of the general type used or useful in the business of Company and its Restricted Subsidiaries or to repair or restore then-existing assets of Company and its Restricted Subsidiaries if such assets are purchased, constructed, repaired or restored, as applicable, within two hundred seventy (270) days following receipt of such Net Asset Sale Proceeds (or, within three hundred sixty-five (365) days following receipt of such Net Asset Sale Proceeds (x) by Company or such Restricted Subsidiary if Company or such Restricted

Subsidiary shall have entered into a legally binding commitment within such two hundred seventy (270) day period to reinvest such Asset Sale Reinvestment Amounts or (y) by any Restricted Foreign Subsidiary if the distribution of such Net Asset Sale Proceeds by such Restricted Foreign Subsidiary to Company or any Domestic Subsidiary is prohibited or delayed by applicable local requirements of law or the Company has determined in good faith (and the Company notifies Administrative Agent of such determination) that such distribution would result in a material adverse tax cost consequence to Company and its Restricted Subsidiaries). In the event that the Asset Sale Reinvestment Amounts are not reinvested by Company or such Restricted Party prior to the earlier of (i) the last day of such two hundred seventy (270) day period (or, if applicable, the last day of such three hundred sixty-five (365) day period), and (ii) the date of the occurrence of an Event of Default, Company shall prepay the principal amount of Loans and the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount of such Asset Sale Reinvestment Amounts not reinvested in accordance with this Section.

(b) Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by any Restricted Party, or Agent as lender loss payee, of any Net Insurance/Condemnation Proceeds in excess of $1,000,000 with respect to any one casualty or $2,500,000 in the aggregate in any trailing twelve month period, Company shall prepay the principal amount of the Loans and, after the Term Loans have been repaid in full, the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, so long as no Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Restricted Subsidiaries to invest such Net Insurance/Condemnation Proceeds in new or replacement assets of the general type used or useful in the business of Company and its Restricted Subsidiaries, which investment may include the repair, restoration or replacement of then-existing assets of Company and its Restricted Subsidiaries, if such investment is made within two hundred seventy (270) days of receipt of such Net Insurance/Condemnation Proceeds (or, within three hundred sixty-five (365) days following receipt of such Net Insurance/Condemnation Proceeds (c) by Company or such Restricted Subsidiary if Company or such Restricted Subsidiary shall have entered into a legally binding commitment within such two hundred seventy (270) day period to reinvest such Net Insurance/Condemnation Proceeds or (y) by any Restricted Foreign Subsidiary if the distribution of such Net Insurance/Condemnation Proceeds by such Restricted Foreign Subsidiary to Company or any Domestic Subsidiary is prohibited or delayed by applicable local requirements of law or the Company has determined in good faith (and the Company notifies Administrative Agent of such determination) that such distribution would result in a material adverse tax cost consequence to Company and its Restricted Subsidiaries). In the event that the Net Insurance/Condemnation Proceeds are not reinvested by Company or such Restricted Party prior to the earlier of (i) the last day of such two hundred seventy (270) day period (or, if applicable, the last day of such three hundred sixty-five (365) day period), and (ii) the date of the occurrence of an Event of Default, Company shall prepay the principal amount of Loans and, after the Term Loans have been repaid in full, the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount of such Net Insurance/Condemnation Proceeds not reinvested in accordance with this Section.

(c) Issuance of Equity Securities. No later than the fifth Business Day following the date of receipt by any Credit Party or any of their respective Restricted Subsidiaries of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, such Credit Party or any of their respective Restricted Subsidiaries (other than (i) any issuance of Capital Stock of Holdings to officers, directors or employees of Holdings or its Restricted Subsidiaries pursuant to one or more bona fide stock option or purchase plans, (ii) the issuance of any common equity or preferred equity of Holdings on the Closing Date, (iii) any Permitted Equity Issuance, (iv) any capital contribution to, or issuance of Capital Stock of, Holdings, the net proceeds of which are used to substantially contemporaneously fund Consolidated Capital Expenditures, invest in Permitted New Venues or consummate a Permitted Acquisition or make other Investments pursuant to Section 6.07 (in the amount of Cash consideration paid to any Person (other than another Restricted Party) for any such Investment), in each case, to the extent permitted by this Agreement, (v) any capital contribution to, or issuance of Capital Stock of, Holdings, the net proceeds of which are applied to cure a breach of Section 6.08(e), or (vi) for purposes approved in writing by Administrative Agent and Requisite Lenders) (including any issuance of Capital Stock pursuant to the Cure Right in Section 6.08(g)), Company shall prepay the principal amount of the Loans and, after the Term Loans have been repaid in full, the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds (or, with respect to proceeds of any issuance of Capital Stock pursuant to the Cure Right in Section 6.08(g), 50% of such proceeds), net of underwriting discounts and commissions and other costs and expenses associated therewith, in each case, paid to non-Affiliates, including legal fees and expenses.

(d) Issuance of Debt. On the date of receipt by any Restricted Party of any Cash proceeds from the incurrence of any Indebtedness of any Restricted Party (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.01), Company shall prepay the principal amount of the Loans and, after the Term Loans have been repaid in full, the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other costs and expenses associated therewith, in each case, paid to non-Affiliates, including legal fees and expenses incurred in connection with the incurrence of such Indebtedness.

(e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2017), Company shall, within five (5) Business Days after delivery of the financial statements pursuant to Section 5.01(c) and, in any event, no later than five (5) Business Days after the date that the financial statements are required to be delivered pursuant to Section 5.01(c), prepay the principal amount of the Loans and, after the Term Loans have been repaid in full, the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in an aggregate amount equal to (i) the Consolidated Excess Cash Flow Percentage of such Consolidated Excess Cash Flow as of the last day of such Fiscal Year minus (ii) the sum of (A) the amount of any voluntary prepayments of Term Loans during such Fiscal Year (to the extent applied pursuant to Section 2.14(b)) and (B) the amount of any voluntary repayments of Revolving Loans during such Fiscal Year solely to the extent the corresponding Revolving Commitments were permanently reduced in connection with such repayments. Any amounts prepaid pursuant to this

Section 2.13(e) with respect to any Fiscal Year in excess of the Consolidated Excess Cash Flow Percentage of Consolidated Excess Cash Flow shall be treated as voluntary prepayments made pursuant to Section 2.12(a).

(f) Revolving Loans. Company shall from time to time prepay the Revolving Loans to the extent necessary so that the Total Utilization of Revolving Commitments shall not at any time exceed the Revolving Commitments then in effect.

(g) Tax Refunds. On or prior to the date which is ten Business Days after the receipt by Holdings or any of its Subsidiaries of any tax refunds in excess of $10,000,000 in the aggregate in any Fiscal Year, Company shall prepay the principal amount of the Loans and, after the Term Loans have been repaid in full, the Revolving Commitments shall be permanently reduced as set forth in Section 2.14(b) in the amount of such tax refunds in excess of $10,000,000.

(h) L/C Cash Collateral. Within five (5) Business Days of receipt by any Restricted Party or any of their respective Restricted Subsidiaries of any Cash proceeds with respect to the release of any Third Party L/C Issuer’s Lien on its L/C Cash Collateral which was funded in whole or in part with the proceeds of any L/C Revolving Loan, Company shall prepay the L/C Revolving Loans in accordance with Section 2.14(a) in an aggregate amount equal to the pro rata portion of such Cash proceeds attributable to the portion of such L/C Cash Collateral funded with the proceeds of any L/C Revolving Loan.

(i) Prepayment Certificate. Concurrently with any prepayment of the Loans and/or reduction of the Revolving Commitments pursuant to Sections 2.13(a) through 2.13(e), Company shall deliver to Administrative Agent (who will distribute to the Lenders) a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow and compensation owing to Lenders under each Fee Letter, if any, as the case may be. In the event that Company shall subsequently determine that the actual amount owed exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent (who will distribute to the Lenders) a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14 Application of Prepayments/Reductions.

(a) Application of Voluntary Prepayments of Revolving Loans and Mandatory Prepayments of Revolving Loans. Any voluntary prepayment of any Revolving Loan pursuant to Section 2.12 shall be applied to repay outstanding Revolving Loans to the full extent thereof (without any reduction in the Revolving Commitments), together with accrued and unpaid interest thereon. Any mandatory prepayment of any L/C Revolving Loan pursuant to Section 2.13(h) shall be applied to repay outstanding L/C Revolving Loans to the fullest extent thereof, together with accrued and unpaid interest thereon.

(b) Application of Prepayments by Type of Loans. Any voluntary prepayments of Term Loans pursuant to Section 2.12 and any mandatory prepayment of any Loan pursuant to Section 2.13 shall be applied as follows:

first, to the payment of all fees, and all expenses specified in Section 10.02, to the full extent thereof then due and payable;

second, to the payment of Protective Advances, if any;

third, to the payment of any accrued interest at the Default Rate, if any;

fourth, to the payment of any accrued interest (other than Default Rate interest) with respect to the principal amount prepaid;

fifth, to the payment of any prepayment premium, if any, on any Loan;

sixth, to prepay the Term Loans (which payments shall be applied on a pro rata basis to reduce each of the remaining scheduled principal installments of the Term Loans);

seventh, to prepay the Revolving Loans to the full extent thereof and, after the Term Loans have been paid in full, to permanently reduce the Revolving Commitments by the amount of such prepayment; and

eighth, to pay any remaining Obligations.

(c) [Reserved].

(d) Application of Prepayments of Loans to Base Rate Loans and LIBOR Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.17(c). Notwithstanding anything to contrary contained in Section 2.17(c) or elsewhere in this Agreement, the Company shall only be obligated to reimburse Lenders pursuant to Section 2.17(c) for the actual amount of costs incurred with respect to any amount prepaid as required by Section 2.13.

2.15 General Provisions Regarding Payments.

(a) All payments by the Company of principal, interest, fees and other Obligations shall be made by wire transfer not later than 12:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the account designated by Administrative Agent from time to time maintained by Administrative Agent or its Affiliates for the account of the Lenders or the Administrative Agent, as the case may be, in U.S. Dollars in immediately available funds. Any payment received after 12:00 p.m. (New York, New York time) shall be deemed received on the next Business Day.

(b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, any prepayment premium or similar amounts payable under any Credit Document and all other amounts payable with respect to the principal amount being repaid or prepaid.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f) [Reserved]

(g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.01(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.09 from the date such amount was due and payable until the date such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.01, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations (including, but not limited to, Obligations arising under any Approved Interest Rate Agreement or Currency Agreement that are owing to any Lender or Lender Counterparty), including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations for the ratable benefit of the Lenders and the Lender Counterparties; and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16 Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral or in any Fee Letter, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, that (i) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest and (ii) the provisions of this Section shall not be construed to apply to (A) any payment made by Company pursuant to and in accordance with the application of funds arising from the existence of a Defaulting Lender, (B) any disproportionate payment obtained by a Lender as a result of consenting to any amendment or modification of the Loans or this Agreement that is not consented to by one or more other Lenders (to the extent such other Lenders were offered the opportunity to consent to such amendment or modification and receive their Pro Rata Share of any such payment) or (C) any payment obtained by any Non-Consenting Lender from Company upon the assignment of such Non-Consenting Lender’s Loans and Commitments in accordance with Section 2.22; provided, further, that the provisions of this Section 2.16 shall not apply to (x) any payment made by Holdings or Company pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by any Lender as consideration for the assignment of or sale of a participation in any of its Loans to any permitted assignee or participant. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.17 Making or Maintaining LIBOR Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Loans in respect of which such determination was made shall be deemed to be Base Rate Loans.

(b) Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a

LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Company.

(d) Booking of LIBOR Rate Loans. Subject to complying with the provisions of Section 2.20, any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Excluded Tax or Tax covered by Section 2.19(b)) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, Federal Deposit Insurance Corporation (FDIC) insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For the avoidance of doubt, subsections (a) and (b) of this Section 2.18 shall apply to all requests, rules, guidelines or directives concerning liquidity and capital adequacy issued by any United States regulatory authority (x) under or in connection with the implementation of the Dodd-Frank Act and (y) in connection with the implementation of the recommendations of the Bank for International Settlements or the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority), in each case pursuant to Basel III, regardless of the date adopted, issued, promulgated or implemented (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto); provided, that no Lender shall demand compensation pursuant to this Section 2.18 in respect of a change in such requests, rules, guidelines or directives arising from the matters described in clauses (x) and (y) of the immediately preceding sentence if it shall not at the time be the general policy or practice of such Lender, as determined by such Lender, to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any (provided that such Lender shall, upon request from Company, provide a written confirmation to Company regarding whether it is the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, which confirmation shall, absent manifest error, be final and conclusive).

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) or any company controlling such Lender with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, in each case (except with respect to the Dodd-Frank Act and Basel III), which is addressed in clause (a) above) that becomes effective after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any company controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling company could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling company with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling company on an after tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that Company shall not be required to compensate any Lender pursuant to this Section 2.18 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Company of the event or circumstance giving rise thereto and of such Lender’s intention to claim compensation therefor; provided, further, that, such time period shall be extended on account of (i) the period during which Lender has sought to contest the applicability of the events described in this Section, (ii) any period during which Lender cannot deliver such notice to Company because of the existence of a legal proceeding prohibiting the delivery of such notice based on the good faith advice of its counsel, and (iii) the retroactive application of any law, treaty, rule, regulation, guideline or order that arises during such 180-day period.

2.19 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than Excluded Taxes) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax (other than Excluded Taxes) from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing authority or other Governmental Authority; provided, no such additional amount shall be required to be paid to Administrative Agent or any Lender under clause (iii) above except to the extent that (1) any change after (x) the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date), (y) the effective date of the Assignment Agreement or Joinder Agreement pursuant to which such Lender became a Lender (in the case of each other Lender), or (z) the date any Lender designates a new lending office (other than pursuant to Section 2.20 or otherwise at the request of a Credit Party) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement or Joinder Agreement, as the case may be, in respect of payments to such Lender; and (2) in the case of a Lender’s designation of a new applicable lending office, such Lender was otherwise entitled, at the time of designation of a new applicable lending office, to receive additional amounts under this Section 2.19(b).

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to

Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement or Joinder Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at the reasonable request of Company or Administrative Agent, (i) two original copies of Internal Revenue Service Form W-8BEN-E, W-8ECI or W-8IMY (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank,” “10-percent shareholder” of any Credit Party or “controlled foreign corporation,” each described in Section 881(c)(3) of the Internal Revenue Code, and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by Company or Administrative Agent to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes shall deliver to Administrative Agent for transmission to the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at the reasonable request of the Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-9 (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code or reasonably requested by the Company or Administrative Agent to establish that such Lender is exempt from United States backup withholding Tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-9, W-8BEN-E, W-8ECI or W-8IMY, or a Certificate Regarding Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or Administrative Agent to confirm or establish that such Lender (or the beneficial owner) is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Without limiting the foregoing, each Non-US Lender shall comply with any certification, documentation, information or other reporting necessary to establish relief or an exemption from withholding under FATCA (including pursuant to Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable, and any intergovernmental agreement implementing FATCA) and shall provide any other documentation prescribed by law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) or reasonably requested by Credit Party or Administrative Agent sufficient for the Credit Party and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.19(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the third sentence of this Section 2.19(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.19(c) on the Closing Date or on the date of the Assignment Agreement or Joinder Agreement pursuant to which it became a Lender, as applicable, nothing in this sentence of Section 2.19(c) shall relieve Company of its obligation to pay any additional amounts pursuant this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein. For purposes of this section, “FATCA” shall include any amendments made to FATCA after the Closing Date.

(d) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Company or with respect to which the Company has paid additional amounts pursuant to Section 2.19, it shall pay to the Company an amount equal to such refund, as determined by the Administrative Agent or the Lender in its sole discretion (but only to the extent of indemnity payments made, or additional amounts paid, by the Company under Section 2.19 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Company, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Company (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or such Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company or any other Person.

(e) Each party’s obligations under this Section 2.19 shall survive the resignation or replacement of Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.20 Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Sections 2.17, 2.18 or 2.19, it will, to the extent not in violation of any applicable legal or regulatory restrictions or contrary to its established internal policies, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Sections 2.17, 2.18 or 2.19 would be reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Revolving Commitments, Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Company agrees to pay all reasonable incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be prima facie evidence of such expenses.

2.21 Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender (i) violates any provision of Section 9.05(c), (ii) other than at the direction or request of any regulatory agency or authority, defaults in its obligation to fund (a “Funding Default”) any Revolving Loan or Term Loan (in each case, a “Defaulted Loan”), (iii) has notified the Company or the Administrative Agent in writing that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements generally in which it commits to extend credit (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iv) has failed, within three (3) Business Days after reasonable request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iv) upon receipt of such confirmation by the Administrative Agent), or (v) has (A) become the subject of a Bail-In Action or a proceeding under any Debtor Relief Law or (B) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it (in each case, a “Defaulting Lender”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess, if any, with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans or Term Loans shall, if Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans or Term Loans of other Lenders as if such Defaulting Lender had no

Revolving Loans or Term Loans outstanding and the Revolving Exposure and the outstanding Term Loans of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans or Term Loans shall, if Administrative Agent so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans or Term Loans of other Lenders (but not to the Revolving Loans or Term Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that any portion of any mandatory prepayment of the Revolving Loans or Term Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b) shall be paid to the non-Defaulting Lenders on a ratable basis; (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.10 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.21, performance by Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.21. The rights and remedies against a Defaulting Lender under this Section 2.21 are in addition to other rights and remedies which Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default or violation of Section 9.05(c).

2.22 Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.18, 2.19 or 2.20, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within three (3) Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.05(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), (x) Administrative Agent may (solely with respect to a Defaulting Lender), or (y) Company may, by giving written notice to Administrative Agent and any such Terminated Lender of its election to do so, in each case, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.06 and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender (or in the case of clause (B) below, Company or the Replacement Lender, as applicable) shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, and (B) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10 (and, in the event Company has exercised its right to cause such Non-Consenting Lender to assign its outstanding Loans and its Revolving Loans, Company shall at the time of assignment pay to such Non-Consenting Lender, and such Non-Consenting Lender shall be entitled to receive, any prepayment premium which would have otherwise been payable by Company to Agent, for the benefit of such Lender under the applicable Fee Letter, if Company had prepaid such outstanding Loans and terminated such Revolving Commitments of the Non-Consenting Lender so assigned); (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. In the event that the Terminated Lender fails to execute an Assignment Agreement pursuant to Section 10.06 within five (5) Business Days after receipt by the Terminated Lender of notice of replacement pursuant to this Section 2.22 and presentation to such Terminated Lender of an Assignment Agreement evidencing an assignment pursuant to this Section 2.22, then the Terminated Lender shall be deemed to have executed and delivered such Assignment Agreement, and upon the execution and delivery of the Assignment Agreement by the Replacement Lender and (unless such person is the Terminated Lender or an Affiliate thereof) Administrative Agent, shall be effective for purposes of this Section 2.22 and Section 10.06 (and each Lender hereby appoints the Administrative Agent as attorney-in-fact to execute any such Assignment Agreement on its behalf in accordance with the foregoing sentence). Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.23 Incremental Facilities. Company may by written notice to Administrative Agent elect to request the establishment of one or more new term loan commitments (the “New Term Loan Commitments”) by an amount not in excess of $20,000,000, which amount shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $100,000 in excess of that amount. Each such notice shall specify the date (an “Increased Amount Date”) on which Company proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than 15 Business Days after the date on which such notice is delivered to Administrative Agent. Upon receipt of such notice Administrative Agent shall arrange a syndicate of lenders to provide the new Term Loans, which syndicate shall consist of existing Lenders or any other Persons that are Eligible Assignees and reasonably acceptable to Administrative Agent (each, a “New Term Loan Lender”) to whom Company proposes any portion of such New Term Loan Commitments be allocated and the amounts of such allocations; provided that Company shall first offer each Lender that then holds Term Loans be allocated its Pro Rata Share of the New Term Loan Commitments, but any Lender approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that, except as otherwise agreed in writing by the New Term Loan Lenders in connection with any Limited Condition Acquisition, (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments; (ii) each of the conditions set forth in Section 3.02 shall be satisfied; (iii) Company and its Subsidiaries shall demonstrate that, after giving effect to such New Term Loan Commitments and the funding of such New Term Loans, the Leverage Ratio is less than the then in effect Leverage Multiple (provided, that, the proceeds of any New Term Loans shall not be included in the amount of Consolidated Net Cash for purposes of calculating the Leverage Ratio pursuant to this clause (iii)); (iv) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements or other documentation reasonably acceptable to Administrative Agent, executed and delivered by Company, Administrative Agent and each New Term Loan Lender, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.19(c); (v) Company shall make any payments required pursuant to Section 2.17(c) in connection with the New Term Loan Commitments; and (vi) Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated, a separate Class for all purposes of this Agreement.

On any Increased Amount Date on which any New Term Loan Commitments of any tranche are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender shall make a Loan to Company (a “New Term Loan”) in an amount equal to its New Term Loan Commitment, and (ii) each New Term Loan Lender shall become a Lender hereunder with respect to the New Term Loan Commitment and the New Term Loans made pursuant thereto.

Administrative Agent shall notify Lenders promptly upon receipt of Company’s notice of each Increased Amount Date and in respect thereof the New Term Loan Commitments and the New Term Loan Lenders, as applicable.

The terms and provisions of the New Term Loans and New Term Loan Commitments shall be, except as otherwise set forth herein or in the Joinder Agreement, identical to the Term Loans. In any event (i) the weighted average life to maturity of all New Term Loans of any tranche shall be no shorter than the then remaining weighted average life to maturity of the Revolving Loans and the Terms Loans, (ii) the applicable New Term Loan Maturity Date shall be no shorter than the latest of final maturity of the Revolving Loans and the Term Loans, and (iii) the rate of interest applicable to the New Term Loans shall be determined by Company and the applicable New Term Loan Lenders and shall be set forth in each applicable Joinder Agreement; provided however that if the interest rates, fees and/or other forms of consideration that are to be applicable to the New Term Loans are, in the aggregate, more than 50 basis points higher than the interest rates, fees and/or other consideration applicable to the existing Term Loans immediately prior to the proposed date of increase (such excess above 50 basis points, the “Excess”), then the interest rates, fees and other consideration applicable to the existing Term Loans shall immediately prior to the proposed Increased Amount Date be automatically increased by an amount that is equal to the amount of the Excess, effective on the applicable Increased Amount Date. Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provision of this Section 2.23.

Notwithstanding the foregoing provisions of this Section 2.23 or any other provision of any Credit Document, if the proceeds of any New Term Loan are intended to be applied to finance a Limited Condition Acquisition, to the extent the Company has obtained on or prior to the signing of definitive acquisition agreements for such Limited Condition Acquisition binding commitments of the applicable New Term Loan Lenders to fund such New Term Loans on the basis of clause (i) and clause (ii) below, then:

(i) the conditions precedent to the funding of such New Term Loans for a Limited Condition Acquisition shall be limited to the following: (A) to the extent the definitive acquisition agreements for such Limited Condition Acquisition are executed and delivered prior to the funding of the applicable New Term Loans, no Default or Event of Default shall have occurred and be continuing as of the date such definitive acquisition agreements are executed and delivered, (B) no Specified Event of Default shall have occurred and be continuing on the date of closing of such Limited Condition Acquisition and the funding of the applicable New Term Loans, and (C) the only representations and warranties the accuracy of which shall be a condition to funding such advance shall be the Specified Representations and the Specified Acquisition Agreement Representations, which shall be true and correct in all material respects (or, in the case of any such representation that is qualified by materiality, in all respects) as of the Increased Amount Date; and

(ii) for purposes of determining compliance on a Pro Forma Basis with any financial covenants in Section 6.08, or whether any Specified Event of Default has occurred and is continuing, in each case, solely for the purpose of satisfying the conditions precedent set forth in of clause (i) above, the date of determination of the relevant financial covenants may, at Company’s option, be the date the definitive acquisition agreements for such Limited Condition Acquisition are entered into and, subject to the proviso contained in this clause (ii), calculated as if the Limited Condition Acquisition (and the other transactions to be entered into in connection therewith (including the incurrence of Indebtedness and the use of proceeds thereof)) were consummated on such date; provided, that, if Company has made such an election to have such determination occur at the time of entry into the applicable definitive acquisition agreements (and not at the time of consummation of the Limited Condition Acquisition), (A) the New Term Loans to be incurred shall be deemed to be incurred and outstanding thereafter for purposes of calculating, on a Pro Forma Basis, any applicable financial ratios or baskets in this Agreement (even if unrelated to such Limited Condition Acquisition) as of any date on or following such election and prior to the earlier of (x) the date on which such Limited Condition Acquisition is consummated or (y) the date on which the definitive agreement for such Limited Condition Acquisition is terminated without actually consummating the Limited Condition Acquisition, and (B) such Limited

Condition Acquisition must close within sixty (60) days of the signing of the applicable definitive acquisition agreements for such Limited Condition Acquisition and the Company’s election to calculate the financial covenants on such date.

SECTION 3. CONDITIONS PRECEDENT

3.01 Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of the following, each properly executed and delivered by each applicable Credit Party to the extent a party thereto:

(i) executed counterparts of this Agreement, the Pledge and Security Agreement, each Fee Letter, the Management Fee Turnover Agreement and an Intellectual Property Security Agreement; and

(ii) original Notes executed by Company in favor of each Lender requesting a Note.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document (as in effect on the Closing Date) executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of (A) each Credit Party’s jurisdiction of incorporation, organization or formation and (B) each jurisdiction that such Credit Party is qualified as a foreign corporation or other entity to do business in which the failure to so qualify and be in good standing (or its equivalent) could reasonably be expected to have a Material Adverse Effect, in each case, dated a recent date prior to the Closing Date.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries, after giving effect to the Related Transactions, shall be as set forth on Schedule 4.02 and reasonably satisfactory to Administrative Agent and Requisite Lenders.

(d) Capitalization of Holdings and Company. On or before the Closing Date (in accordance with the terms and conditions of the Acquisition Agreement and Parent Organizational Agreement and upon terms and conditions, and subject to documentation reasonably satisfactory to the Administrative Agent and Requisite Lenders):

(i) Holdings shall have received in the aggregate from, directly or indirectly, MSG and the Equity Investors, an amount of Cash proceeds from the issuance of Permitted Equity to MSG and the Equity Investors equal to the difference between (x) $10,000,000 and (y) the amount of Cash, as of the Closing Date, on the balance sheet of Bowery Hospitality Associates LLC and Guapo Bodega Las Vegas LLC; and

(ii) Holdings shall have received from, directly or indirectly, MSG and Rollover Holdco (as defined in the Parent Organizational Agreement) no less than $10,000,000 of additional Cash proceeds from the issuance of Preferred Units.

(e) Consummation of Related Transactions; Employment Agreements.

(i) All conditions precedent to the respective obligations of each party to the Acquisition Agreement to effect the Closing (as such term is defined in the Acquisition Agreement) shall have been satisfied in all material respects or waived in accordance with the terms thereof (provided that any waivers or modifications which are adverse to the interests of the Lenders in any material respect shall be approved by Requisite Lenders) and the Related Transactions (other than the Closing Date Distribution) which are to occur on the Closing Date shall be consummated in accordance with the terms of the Acquisition Agreement substantially concurrently with the funding of the Loans to be made on the Closing Date.

(ii) Administrative Agent shall have received a fully executed or conformed copy of the Acquisition Agreement, the Parent Organizational Agreement and the other Transaction Documents (as defined in the Acquisition Agreement) executed in connection therewith which are reasonably requested by Administrative Agent. The Acquisition Agreement shall be in full force and effect. The Acquisition Agreement and the Parent Organizational Agreement shall include terms and provisions reasonably satisfactory to Administrative Agent and Requisite Lenders.

(iii) Administrative Agent shall have received fully executed copies of each of the TAO Group Employment Agreements. Each TAO Group Employment Agreement shall be in full force and effect and shall include terms and provisions reasonably satisfactory to the Administrative Agent and Requisite Lenders.

(f) Existing Indebtedness. On or prior to the Closing Date, to the extent Holdings and its Restricted Subsidiaries shall have any Existing Indebtedness as of the Closing Date (excluding any Indebtedness permitted under Section 6.01), Holdings and its Restricted Subsidiaries shall have (i) repaid in full all Existing Indebtedness (other than Indebtedness permitted under Section 6.01), (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing such Existing Indebtedness or other obligations of Holdings and its Restricted Subsidiaries thereunder being repaid on or prior to the Closing Date, and (iv) made arrangements reasonably satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of replacement letters of credit to support the obligations of Holdings and its Subsidiaries with respect thereto.

(g) Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Administrative Agent Company’s reasonable best estimate of the Transactions Costs (other than fees and expenses payable to any Agent or Lender).

(h) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents required under any Contractual Obligation of such Credit Party with a third party that, in each case, are required to be obtained prior to the Closing Date:

(i) pursuant to the express terms of the Acquisition Agreement;

(ii) in order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority Lien in the personal property Collateral (including 100% of the Capital Stock of each wholly-owned Domestic Subsidiary of Holdings existing as of the Closing Date, but excluding any Excluded Property and excluding any collateral assignment of Venue Agreements existing as of the Closing Date); and

(iii) for the execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties (other than those Governmental Authorizations or consents described in clause (h)(ii) above and those Governmental Authorizations set forth on Schedule 4.05 and except to the extent that the failure to obtain any such Governmental Authorization or any such third party consent could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect);

and each of the foregoing Governmental Authorizations and third-party consents in clauses (i), (ii) and (iii) shall be in full force and effect.

(i) No Group Material Adverse Effect. Since November 20, 2016, there shall not have occurred any event, occurrence or development which has had or is reasonably likely to have, individually or in the aggregate, a Group Material Adverse Effect (as defined in the Acquisition Agreement).

(j) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral:

(i) Collateral Agent shall have received evidence reasonably satisfactory to Collateral Agent of the compliance by each Credit Party of their Closing Date obligations under the Pledge and Security Agreement (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper, intellectual property security agreements to be filed in the U.S., and any agreements governing deposit and/or securities accounts as provided therein);

(ii) Collateral Agent shall have received a completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person reasonably satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens); and

(iii) Company shall have exercised commercially reasonable efforts to obtain and deliver to the Collateral Agent a Landlord Personal Property Collateral Access Agreement executed by the landlord and Genco Land Development Corporation, as tenant, with respect to the Credit Parties’ headquarters at 1350 Avenue of the Americas, Suite 710, New York, NY 10019, provided, that it is agreed that commercially reasonable efforts shall not require Company or such tenant to agree to any change in the terms of such lease which would be adverse to Company or such tenant in any material respect, or pay any form of additional compensation, solely in order to obtain such landlord’s agreement to such Landlord Personal Property Collateral Access Agreement and, in such circumstances, Company shall not be required to deliver such agreement to Collateral Agent pursuant to this clause (i)(iii).

(k) Venue Agreements. Administrative Agent and Collateral Agent shall have received from Company true and complete copies of each Venue Lease and Venue Management Contract in respect of any Existing Venue.

(l) Financial Statements; Projections. Administrative Agent and Lenders shall have received from Holdings (i) the Historical Financial Statements, (ii) pro forma consolidated balance sheets of Holdings and its Restricted Subsidiaries as at the Closing Date, and reflecting the consummation of the Related Transactions, the related financings and the other transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, and (iii) the Projections.

(m) Evidence of Insurance. Collateral Agent shall have received a certificate or certificates from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.05 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties (or similar indication), as additional insured and lender loss payee thereunder to the extent required under Section 5.05, except to the extent required to be delivered pursuant to Section 5.15.

(n) Opinions of Counsel to Credit Parties. Administrative Agent, Collateral Agent, Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of counsel for the Credit Parties, dated as of the Closing Date, in accordance with the requirements with respect to each such legal opinion that are set forth in Schedule 3.01(m), in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(o) Third Party L/C Documents. Administrative Agent shall have received executed copies of any Third Party L/C Documents in effect as of the Closing Date, which shall be in form and substance reasonably satisfactory to Administrative Agent.

(p) Fees and Expenses. Company shall have paid to Administrative Agent the fees and expenses payable on the Closing Date referred to in Section 2.10(e) and each Fee Letter, or, alternatively, the Administrative Agent shall have received instruction from the Company to pay such fees and expenses from the proceeds of the Term Loan disbursement made on the Closing Date, and in the case of expenses, to the extent the Administrative Agent shall have delivered to Company at least two (2) Business Days prior to the Closing Date an invoice with its reasonable best estimate of such expenses (provided that no such estimate shall limit the Company’s obligations pursuant to Section 10.02).

(q) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Holdings dated as of the Closing Date and addressed to Administrative Agent and Lenders, certifying that the Credit Parties, taken as a whole, are Solvent, and, after giving effect to the consummation of the Related Transactions and the Credit Extensions to be made on the Closing Date, the Credit Parties, taken as a whole, and Company individually will be Solvent.

(r) Closing Date Certificate. Holdings and Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(s) [Reserved].

(t) Minimum Liquidity. The pro forma balance sheet delivered pursuant to Section 3.01(l) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders that on the Closing Date and immediately after giving effect to the Related Transactions, any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash by the Closing Date and the Cash contributions to Holdings described in Section 3.01(d), the Consolidated Liquidity of Holdings and its Restricted Subsidiaries shall be equal to or greater than $15,000,000.

(u) Minimum EBITDA. The pro forma income statement of Holdings and its Restricted Subsidiaries for the twelve-month period ending December 25, 2016 shall demonstrate in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash by the Closing Date, the Company and its Restricted Subsidiaries shall have generated pro forma Consolidated Adjusted EBITDA for such trailing twelve month period of at least $44,000,000.

(v) Maximum Total Leverage. The pro forma balance sheet delivered pursuant to Section 3.01(l) and the income statement delivered pursuant to Section 3.01(x) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash by the Closing Date, the ratio of (i) Consolidated Total Debt for Holdings and its Restricted Subsidiaries as of the Closing Date, minus Consolidated Net Cash to (ii) pro forma Consolidated Adjusted EBITDA for the twelve-month period ending December 25, 2016 shall not be greater than 4.00:1.00.

(w) Maximum Leverage Ratio. The pro forma balance sheet delivered pursuant to Section 3.01(l) and the income statement delivered pursuant to Section 3.01(x) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent and the Requisite Lenders that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash by the Closing Date, the ratio of (i) Consolidated Senior Debt for Holdings and its Restricted Subsidiaries as of the Closing Date, minus Consolidated Net Cash to (ii) pro forma Consolidated Adjusted EBITDA for the twelve-month period ending December 25, 2016 shall not be greater than 3.10:1.00.

(x) Deposit Account Control Agreements. Collateral Agent shall have received a Deposit Account Control Agreement with respect to each Deposit Account maintained by any of the Credit Parties (other than Excluded Accounts), except to the extent required to be delivered pursuant to Section 5.15.

Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

Notwithstanding anything in this Agreement, any other Credit Document or any other agreement or other undertaking concerning the financing of the Related Transactions contemplated hereby to the contrary, it is understood and agreed that, to the extent a perfected security interest in any Collateral (the security interest in respect of which cannot be perfected by means of the filing of a UCC financing statement, the making of a United States federal intellectual property filing in the United States Patent and Trademark Office or United States Copyright Office, or, solely to the extent any Credit Party obtains on or prior to the Closing Date, using commercially reasonable efforts, possession of capital stock or other certificated security required to be delivered pursuant to the Pledge and Security Agreement by the Closing Date, delivery of possession of such capital stock or other certificated security) is not able to be provided on the Closing Date after the Credit Parties’ use of commercially reasonable efforts to do so without undue burden, the provision and/or perfection of a security interest in such Collateral will not constitute a condition precedent to the availability of the Term Loans and any Revolving Loans on the Closing Date, but a security interest in such Collateral will be required to be provided or perfected after the Closing Date pursuant to arrangements to be mutually agreed between the Credit Parties and Administrative Agent acting reasonably within a reasonable period of time following the Closing Date or, if described on Schedule 5.15, within the period of time set forth on Schedule 5.15.

3.02 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.05, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii) after making the Credit Extensions requested on such Credit Date, Total Utilization of Revolving Commitments shall not exceed the lesser of (i) the Revolving Commitments then in effect and (ii) Availability;

(iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default; and

(v) as of such Credit Date (other than the Closing Date), with respect to any Credit Extension of L/C Revolving Loans, (i) Administrative Agent shall have received the applicable Third Party L/C Documents, and (ii) after giving effect to the making of such L/C Revolving Loans, the aggregate outstanding amount of L/C Revolving Loans shall not exceed $4,000,000.

(b) Notices. Any Notice shall be executed by an Authorized Officer of Company in a writing delivered to Administrative Agent (who will distribute to the Lenders). In lieu of delivering a Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

3.03 Conditions Subsequent to the Closing Date. Company shall fulfill, on or before the date applicable thereto (which date can be extended in writing by the Administrative Agent in its sole discretion), each of the conditions subsequent specified in Section 5.15.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and, other than the representation and warranty in Section 4.23(b), on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of Related Transactions contemplated hereby):

4.01 Organization; Requisite Power and Authority; Qualification. Each Credit Party (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.01, (b) has all limited liability company power and authority to own and use its properties, to lease the properties it operates as lessee, to carry on its business as now conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

4.02 Capital Stock and Ownership. The Capital Stock of each Credit Party has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.02, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which any Credit Party is a party requiring, and there is no membership interest or other Capital Stock of any Credit Party outstanding which upon conversion or exchange would require, the issuance by any Credit Party of any additional membership interests or other Capital Stock of any Credit Party or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of any Credit Party. Schedule 4.02 correctly sets forth the ownership interest of each Credit Party in their respective Subsidiaries as of the Closing Date after giving effect to the Related Transactions.

4.03 Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary limited liability company action on the part of each Credit Party that is a party thereto.

4.04 No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of (i) any law or any governmental rule or regulation applicable to any Credit Party, (ii) any of the Organizational Documents of any Credit Party, or (iii) any order, judgment or decree of any court or other agency of government binding on any Credit Party; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of any Credit Party; or (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Credit Party (other than any Permitted Liens), or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of any Credit Party, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Agent, except, with respect to any conflict, breach, violation, contravention, approval or consent referred to in clauses (a)(i), (a)(iii), (b), (c), or (d), to the extent that such conflict, breach, violation, contravention or failure to obtain such approval or consent, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.05 Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date, and (b) those approvals, consents, exemptions, authorizations or other actions, notices or filings (i) that are set forth in Schedule 4.05 or (ii) the absence of which would not, individually or in the aggregate, (x) reasonably be expected to impair or delay in any material respect such Credit Party’s ability to perform its obligations under the Credit Documents to which it is a party or to consummate the transactions contemplated by such Credit Documents or (y) be material to the business, financial condition or operating results of the Credit Parties and their respective Subsidiaries, taken as a whole.

4.06 Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legal, valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and general principles of equity.

4.07 Historical Financial Statements. The Historical Financial Statements fairly present, in all material respects and in conformity with GAAP, the financial position, on a combined basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a combined basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Company nor any other Credit Party has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets or financial condition of Holdings and any of its Subsidiaries taken as a whole.

4.08 Projections. On and as of the Closing Date, the projections of the Credit Parties for the period of Fiscal Year 2017 through and including Fiscal Year 2022, including quarterly projections for each Fiscal Quarter during the Fiscal Year in which the Closing Date takes place (the “Projections”), are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.09 No Material Adverse Change. Since December 27, 2015, no event, circumstance or change has occurred that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect.

4.10 [Reserved].

4.11 Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. No Credit Party (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12 Payment of Taxes. Except as otherwise permitted under Section 5.03, all tax returns and reports of each Credit Party required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon any Credit Party and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable, except as would not reasonably be expected to have a Material Adverse Effect. Holdings knows of no proposed tax assessment against any Credit Party which is either overdue or not being actively contested by such Credit Party in good faith and by appropriate proceedings, except as would not reasonably be expected to have a Material Adverse Effect; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13 Properties.

(a) Title. Each Credit Party has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.05 and in the most recent financial statements delivered pursuant to Section 5.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.09. Except as permitted by this Agreement (including Permitted Liens), all such properties and assets are free and clear of Liens.

(b) Real Estate; Venues. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, (ii) all Existing Venues (including an indication of whether each such Venue constitutes a Leasehold Venue or a Managed Venue), and (iii) all licenses, leases, subleases, Venue Agreements or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset or Existing Venue of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such licenses, lease, sublease, Venue Agreement or assignment. Each agreement listed in clause (iii) of the immediately preceding sentence is in full force and effect and Holdings does not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, liquidation, preferential transfer, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14 Environmental Matters. No Credit Party nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party has received any written letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each Credit Party’s knowledge, have been, no Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against any Credit Party that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. No Credit Party nor, to any Credit Party’s knowledge, any predecessor of any Credit Party has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility other than in the ordinary course of business, and none of any Credit Party’s operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent that could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. To each Credit Party’s knowledge, no event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15 No Defaults. No Credit Party is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16 Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, which, together with any updates provided pursuant to Section 5.10(l), all such Material Contracts are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 4.16 or in such updates).

4.17 Governmental Regulation. No Credit Party is subject to regulation under any federal or state statute or regulation which may limit its ability to incur Indebtedness or any industry-specific laws relating to the regulation of the conduct of the business of such Credit Party which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18 Margin Stock. No Credit Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.19 Employee Matters. No Credit Party is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against any Credit Party, or to the best knowledge of Holdings and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against any Credit Party or to the best knowledge of Holdings and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving any Credit Party, and (c) to the best knowledge of Holdings and Company, no union representation question existing with respect to the employees of any Credit Party and, to the best knowledge of Holdings and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above) such as could not reasonably be expected, either individually or in the aggregate to have a Material Adverse Effect.

4.20 Employee Benefit Plans. No Credit Party sponsors, maintains, contributes to, is required to contribute to, or, except as is not reasonably likely to have a Material Adverse Effect, has any liability with respect to any Pension Plan or Multiemployer Plan. Except as is not reasonably likely to have a Material Adverse Effect: (a) each Credit Party is in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan; (b) each Employee Benefit Plan (other than a Multiemployer Plan) which is intended to qualify under Section 401(a)

of the Internal Revenue Code has received a favorable determination letter (or opinion or advisory letter in the case of a pre-approved plan) from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status; (c) no liability to the PBGC (other than required premium payments) has been or is expected to be incurred by Holdings, any of its Subsidiaries or any of their ERISA Affiliates; and (d) no ERISA Event has occurred or is reasonably expected to occur. Except as is not reasonably likely to have a Material Adverse Effect, no Pension Plan is subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Internal Revenue Code, and no Multiemployer Plan is subject to the additional funding rules in Section 305 of ERISA and Section 432 of the Internal Revenue Code. Except as is not reasonably likely to have a Material Adverse Effect: (a) each Credit Party and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan; and (b) neither any Credit Party, any of their ERISA Affiliates nor any fiduciary of or trustee to any Employee Benefit Plan (other than a Multiemployer Plan) has engaged in a prohibited transaction as described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

4.21 [Reserved].

4.22 Solvency. The Credit Parties, taken as a whole, are Solvent, and, upon the incurrence of any Credit Extension by Company on any date on which this representation and warranty is made, the Credit Parties, taken as a whole, and Company individually will be Solvent.

4.23 Acquisition Agreement.

(a) Delivery. Holdings and Company have delivered to Administrative Agent (who will distribute to the Lenders), complete and correct copies of (i) the Acquisition Agreement and of all exhibits and schedules thereto as of the date hereof, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of the Acquisition Agreement entered into after the date hereof.

(b) Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by any Credit Party in the Acquisition Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates). Notwithstanding anything in the Acquisition Agreement to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.23 shall, solely for purposes hereof, survive the Closing Date for the benefit of Agent and Lenders.

(c) Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Acquisition Agreement or to consummate the Related Transactions (to the extent required to have been obtained or delivered, as the case may be, on or prior to the Closing Date by or on behalf of any Credit Party) have been obtained and are in full force and effect, except to the extent that the failure to obtain any such Governmental Authorizations or other authorizations, approvals or consents, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) Conditions Precedent. As of the Closing Date, (i) all of the conditions to effecting or consummating the Related Transactions set forth in the Acquisition Agreement have been duly satisfied or waived in accordance with the Acquisition Agreement (provided that any waivers or modifications which are adverse to the interests of the Lenders in any material respect shall have been approved by Requisite Lenders), and (ii) the Acquisition has been consummated in accordance with the Acquisition Agreement and all applicable laws.

4.24 Compliance with Statutes, Governmental Authorizations, etc. Each Credit Party is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of any Credit Party), except such noncompliance that could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party has all Governmental Authorizations required under applicable law to carry on its business as presently conducted, and each of the Company and its Guarantor Subsidiaries has complied in all material respects with all conditions of the Governmental Authorizations applicable to it. No material default or violation, or event that with the lapse of time or giving of notice or both would become a material default or violation, has occurred in the due observance of any Governmental Authorization of the Company or any of its Guarantor Subsidiaries.

4.25 Disclosure. Subject to the immediately succeeding sentence, no representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of any Credit Party for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials (other than the Projections, which are addressed in Section 4.08) are based upon good faith estimates and assumptions believed by Holdings or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. As of the Closing Date, there are no facts known (or which should, upon the reasonable exercise of diligence, be known) to any Authorized Officer of Holdings or Company (other than matters of a general economic or industry-specific nature) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.26 Patriot Act. To the extent applicable, each Credit Party and each of its controlled Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

4.27 Foreign Assets Control Regulations and Anti-Money Laundering. None of Holdings, any of its Subsidiaries or, to the knowledge of Holdings, any director, officer, employee, agent or Affiliate of Holdings or any of its Subsidiaries is a Person that is, or is owned 50% or more, individually or in the aggregate, directly or indirectly, or controlled by any Person that is a Blocked Person.

4.28 Anti-Corruption Laws. Since December 31, 2013, none of the Credit Parties nor any of their Subsidiaries nor, to the knowledge of any Credit Party, any director, officer, agent or employee of Holdings or any of its Subsidiaries acting in his or her capacity as such, has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption law. The Credit Parties have instituted and maintain policies and procedures designed to ensure continued compliance therewith.

4.29 Unrestricted Subsidiaries. Schedule 4.29 (as the same may be supplemented from time to in accordance with Section 5.10) contains a true, correct and complete list of all Unrestricted Subsidiaries, if any.

SECTION 5. AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations (other than unmatured contingent indemnification and expense reimbursement obligations), each Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 5.

5.01 Financial Statements and Other Reports. Unless otherwise provided below, Holdings will deliver to Administrative Agent and Lenders:

(a) Monthly Reports. As soon as available, and in any event (i) within 60 days after the end of the month which began prior to, and encompassed, the Closing Date, and each of the first six (6) full calendar months ending after the Closing Date, and (y) within 45 days after the end of each month thereafter, the consolidated balance sheet of the Restricted Parties as at the end of such month and the related consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of the Restricted Parties for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Budget for the current Fiscal Year, all in reasonable detail and in Microsoft Excel or an Excel compatible spreadsheet program, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer

Certification (which Financial Officer Certification shall include a calculation of Availability as of the end of such month) and any other operating reports prepared by management for such period;

(b) Quarterly Financial Statements. As soon as available, and in any event (i) within 60 days after the end of the Fiscal Quarter which began prior to, and encompassed, the Closing Date, and each of the first two (2) full Fiscal Quarters ending after the Closing Date, and (y) within 45 days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter) thereafter, the consolidated balance sheets of the Restricted Parties as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of the Restricted Parties for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Budget for the current Fiscal Year, all in reasonable detail and in Microsoft Excel or an Excel compatible spreadsheet program, together with a Financial Officer Certification and a Narrative Report with respect thereto and such other operating reports as the Administrative Agent may (and at the direction of Requisite Lenders shall) reasonably request from time to time (including, without limitation, reports of certain venue-level key performance indicators consistent with the template provided by Administrative Agent to Company from time to time);

(c) Annual Financial Statements. As soon as available, and in any event, (i) within 150 days after the Fiscal Year ended December 25, 2016, the Historical 2016 Financial Statements, together with a Financial Officer Certification, a Narrative Report with respect thereto and a report thereon of EisnerAmper LLP, which report shall be unqualified as to going concern and scope of audit, and shall state that the Historical 2016 Financial Statements fairly present, in all material respects, the combined financial position of TAO Group and its Affiliates as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with the Historical 2016 Financial Statements has been made in accordance with GAAP and (ii) within 120 days after the end of each Fiscal Year beginning with the Fiscal Year ending in December 2017, (x) the consolidated balance sheets of the Restricted Parties as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Restricted Parties for such Fiscal Year setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Budget for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (y) with respect to such consolidated financial statements a report thereon of independent certified public accountants of recognized national standing selected by Holdings, and reasonably satisfactory to Administrative Agent (it being acknowledged and agreed that EisnerAmper LLP and KPMG LLP are each reasonably satisfactory to Administrative Agent), which report shall be unqualified as to going concern and scope of audit (other than any qualification that is expressly solely with respect to, or expressly resulting solely from, an upcoming maturity date of the Revolving Loans within one year from the date of such opinion), and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Restricted Parties as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with GAAP;

(d) Compliance Certificate. Together with each delivery of financial statements of the Restricted Parties pursuant to Sections 5.01(b) and 5.01(c), a duly executed, completed and correct Compliance Certificate, which shall include, for clarity, (i) an updated calculation of the then applicable Available Amount and Available RJP Amount (and disclose in reasonable detail any portion of the Available Amount or Available RJP Amount used by the Restricted Parties in accordance with the terms hereof since the last delivery date hereunder for (x) Restricted Junior Payments made pursuant to Section 6.05(h); (y) Investments made pursuant to Section 6.07(o); and/or (z) Consolidated Capital Expenditures made pursuant to Section 6.08(c)(2)), (ii) a reconciliation of Reserved Cash and (iii) the identification of any Joint Venture which the Company elects to designate as a Designated Joint Venture;

(e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Restricted Parties delivered pursuant to Section 5.01(b) or 5.01(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f) Notice of Default. Promptly (and in any event within 5 Business Days) upon any Authorized Officer of Holdings or Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Company with respect thereto; or (ii) of the occurrence of any event or change that has caused or evidences, either individually or in the aggregate, a Material Adverse Effect, a certificate of an Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(g) Notice of Litigation. Promptly (and in any event within 5 Business Days) upon any Authorized Officer of Holdings or Company obtaining knowledge of (i) the institution of any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Company to enable Lenders and their counsel to evaluate such matters;

(h) ERISA. (i) Promptly (and in any event within 5 Business Days) upon any Authorized Officer of Holdings or Company obtaining knowledge of the occurrence of or forthcoming occurrence of any ERISA Event which could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof, what action Holdings, Company, any of its Guarantor Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) all notices received by Holdings, any of its Restricted Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (2) copies of such governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i) Budget. As soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a board-approved, internally-generated consolidated budget for the Company and its Subsidiaries for such Fiscal Year (the “Budget”);

(j) Insurance Report. As soon as practicable and in any event no later than 30 days after the beginning of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Restricted Parties and all material insurance coverage planned to be maintained by the Restricted Parties in the immediately succeeding Fiscal Year;

(k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the members of the board of directors (or similar governing body) of Holdings or Company (other than any such change resulting from the replacement of any such member, or the addition of a member, with an officer or employee of MSG);

(l) Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of any Restricted Party is terminated (other than an expiration in accordance with the terms of such contract) or amended in a manner that is materially adverse to such Restricted Party, as the case may be, or (ii) after any new Material Contract is entered into, in each case, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by such applicable Restricted Party with the intent of avoiding compliance with this Section 5.01(l)), and an explanation of any actions being taken with respect thereto;

(m) Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of any Restricted Party which, in any such case could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect;

(n) Information Regarding Collateral. Company will furnish to Collateral Agent prior written notice of any change (i) in any Credit Party’s organizational name or (ii) in any Credit Party’s entity type or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents;

(o) Pledge Supplement. Together with each delivery of financial statements of the Restricted Parties pursuant to Sections 5.01(b), a Pledge Supplement (as defined in the Pledge and Security Agreement) to the extent required by Section 4.1(b)(vi) of the Pledge and Security Agreement;

(p) [reserved];

(q) [reserved]; and

(r) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, material reports, material notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by Company or any Restricted Subsidiary to its security holders other than another Restricted Party, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party or any of their respective Restricted Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by any Restricted Party to the public concerning material developments in the business of any Restricted Party, and (B) such other information and data with respect to any Restricted Party as from time to time may be reasonably requested by Administrative Agent.

5.02 Existence. Except as otherwise permitted under Section 6.09, each Credit Party will, and will cause each of its Restricted Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Restricted Party shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.03 Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, pay all federal income Taxes, state income Taxes and all other material Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all material claims (including material claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Restricted Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Restricted Subsidiaries). In addition, Company agrees to pay to the relevant Governmental Authority in accordance with applicable law any material current or future stamp or documentary Taxes or any other material excise or property Taxes (including, without limitation, material mortgage recording Taxes and transfer Taxes) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, except for any such Taxes imposed with respect to an assignment or assumption under an Assignment Agreement.

5.04 Maintenance of Properties. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear, casualty and condemnation excepted, all material properties used or useful in the business of any Restricted Party and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof in the ordinary course of business.

5.05 Insurance. Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) property casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Restricted Parties as may customarily be carried or maintained under similar circumstances by Persons with similar reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations, and (b) replacement value property casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons with similar reputation engaged in similar businesses. Each such policy of insurance shall (i) in the case of each liability insurance policy, name Collateral Agent, on behalf of the Secured Parties (or similar notation), as an additional insured thereunder as its interests may appear, and (ii) in the case of each property casualty insurance policy (other than business interruption insurance, if any), contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties (or similar notation), as the lender loss payee thereunder and provides for at least ten days’ prior written notice to Collateral Agent of any cancellation of such policy. Collateral Agent agrees that, in its role as loss payee, so long as no Event of Default shall have occurred and be continuing and subject to the terms of Section 2.13(b), it will make available to Holdings, without unreasonable delay, any proceeds from such policies necessary to allow Holdings to effect swift repair or restoration of the applicable damaged properties and recovery from the applicable loss.

5.06 Inspections. Each Credit Party will, and will cause each of its Restricted Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Restricted Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours, up to twice a year (or, if an Event of Default shall have occurred and be continuing, from time to time).

5.07 Lenders Meetings. Holdings and Company will, upon the written request of Administrative Agent or Requisite Lenders (and Holdings or Company shall provide a copy of such written request to MSG Company), participate in a meeting of Administrative Agent and Lenders, as applicable, (and MSG Company shall be permitted to participate in any such meeting) once during each Fiscal Year to be held, at Administrative Agent’s election, either telephonically or at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

5.08 Compliance with Laws. Each Credit Party will comply, and shall cause each of its Restricted Subsidiaries to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.09 Environmental.

(a) Environmental Disclosure. Holdings will deliver to Administrative Agent and Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility which shall exclude those matters which occur in the ordinary course of business, or with respect to any Environmental Claims with respect to any Facility;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release with respect to any Facility required to be reported to any federal, state or local governmental or regulatory agency under any applicable

Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which could reasonably be expected to result in one or more Environmental Claims having a Material Adverse Effect, or (B) any Environmental Claims that could reasonably be expected to result in a Material Adverse Effect, and (3) Holdings or Company’s discovery by written notice of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or receipt thereof by any Restricted Party, a copy of any and all written communications to Governmental Authorities or other third parties with respect to (1) any Environmental Claims that could reasonably be expected to result in a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any written request for information from any Governmental Authority that states such agency is investigating whether any Restricted Party may be potentially responsible for any Hazardous Materials Activity in violation of any Environmental Law; and

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by any Restricted Party that could reasonably be expected to (A) expose any Restricted Party to, or result in, Environmental Claims that could reasonably be expected to have a Material Adverse Effect or (B) affect the ability of any Restricted Party to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by any Restricted Party to modify current operations in a manner that could reasonably be expected to subject any Restricted Party to any additional material obligations or requirements under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect.

(b) Hazardous Materials Activities, Etc. Each Credit Party shall, and will cause each of its Restricted Subsidiaries to, promptly take any and all actions reasonably necessary to (i) cure any violation of applicable Environmental Laws by such Restricted Party that could reasonably be expected to have a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Restricted Party and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have a Material Adverse Effect.

5.10 Subsidiaries. In the event that any Person becomes a wholly-owned Domestic Subsidiary (other than an Immaterial Subsidiary, CFC Holdco or an Unrestricted Subsidiary) of Company, Company shall within thirty (30) days after such Person becomes such a wholly-owned Domestic Subsidiary or any Unrestricted Subsidiary becomes a Restricted Subsidiary pursuant to a Subsidiary Redesignation or any Immaterial Subsidiary ceases to be identified as an Immaterial Subsidiary on any Compliance Certificate delivered by Company, as the case may be (unless the Administrative Agent, in its sole discretion, extends additional time for compliance),

(a) cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.01(b), 3.01(j), 3.01(k) and 3.01(m) and, if requested by Administrative Agent, legal opinions as are similar to those described in Section 3.01(n). In the event that any Person becomes a Foreign Subsidiary of Company, and the ownership interests of such Foreign Subsidiary are owned directly by Company or by any wholly-owned Domestic Subsidiary thereof (other than an Immaterial Subsidiary or an Unrestricted Subsidiary), Company shall, or shall cause such Domestic Subsidiary to, within thirty (30) days after such Person becomes a Foreign Subsidiary (unless the Administrative Agent, in its sole discretion, extends additional time for compliance), deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.01(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.01(j)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in (i) sixty-five percent (65%) (or such greater percentage that, due to a change in law after the date hereof, (A) could not reasonably be expected to cause the undistributed earnings of such Person or any Foreign Subsidiary of such Person, as applicable, to be treated for U.S. federal income tax purposes as a deemed dividend to such Foreign Subsidiary’s direct or indirect U.S. owners and (B) could not reasonably be expected to cause any material adverse tax consequences) of the issued and outstanding Capital Stock of such Foreign Subsidiary entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and (ii) 100% of the issued and outstanding Capital Stock of such Foreign Subsidiary not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)). With respect to each such new Subsidiary (including any Immaterial Subsidiary or Unrestricted Subsidiary), Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.01, and 4.02 and 4.29 (if an Unrestricted Subsidiary, subject to the other requirements with respect to any such Unrestricted Subsidiary in accordance with the definition of Unrestricted Subsidiary) with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.01 and 4.02 and 4.29 (if an Unrestricted Subsidiary) for all purposes hereof. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, no Credit Party shall be required to grant a Lien on any Excluded Property and the Collateral shall exclude all Excluded Property.

5.11 Additional Material Real Estate Assets; Additional Leasehold Properties and Venues.

(a) Owned Real Estate. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset and such fee interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, within ninety (90) days after acquiring such Material Real Estate Asset, or ninety (90) days after a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset (in each case, unless the Administrative Agent, in its sole discretion, extends additional time for compliance), shall, in order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets, deliver, or cause to be executed and delivered:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each such Real Estate Asset;

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other commercially reasonable and customary matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii) Phase I type environmental reports, in form, scope and substance reasonably satisfactory to Collateral Agent, regarding environmental matters relating to each Mortgaged Property;

(iv) (a) ALTA mortgagee title insurance policies or commitments therefor issued by one or more title companies, subject to commercially reasonable and customary title exceptions, and reasonably satisfactory to Collateral Agent with respect to each Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Mortgaged Property, together with a title report issued by a title company with respect thereto, and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (b) evidence satisfactory to Collateral Agent that such Credit Party has paid or arranged to pay to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Mortgaged Property in the appropriate real estate records;

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations and in form and substance reasonably satisfactory to Collateral Agent; and

(vi) ALTA surveys of all Mortgaged Properties, certified to Collateral Agent.

In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

(b) Leasehold Property. In the event that any Credit Party changes its headquarters after the Closing Date and such new headquarters is a Leasehold Property, such Credit Party shall use commercially reasonable efforts to obtain and deliver to the Collateral Agent a Landlord Personal Property Collateral Access Agreement executed by the landlord and the applicable Credit Party, as tenant, with respect to such Leasehold Property, provided, that it is agreed that commercially reasonable efforts shall not require such Credit Party to agree to any change in the terms of such lease which would be adverse to such Credit Party in any material respect, or pay any form of additional compensation, solely in order to obtain such landlord’s agreement to such Landlord Personal Property Collateral Access Agreement and, in such circumstances, such Credit Party shall not be required to deliver such agreement to Collateral Agent pursuant to this clause (b).

(c) New Venue Agreements. In the event that any Restricted Party enters into any new Venue Agreement after the Closing Date, then within ten (10) Business days of entry into such new Venue Agreement such Credit Party shall, or shall cause its Restricted Subsidiary that will be party to such Venue Agreement to, deliver to Administrative Agent and Collateral Agent a copy of the proposed Venue Agreement and such other evidence (if any) as may be reasonably required in order demonstrate that such new Venue Agreement satisfies the conditions set forth in the definition of “Permitted New Venue”.

5.12 [Reserved].

5.13 Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may (and at the direction of Requisite Lenders shall) reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may (and at the direction of Requisite Lenders shall) reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Holdings, and its Guarantor Subsidiaries and all of the outstanding Capital Stock of Company and its wholly-owned Domestic Subsidiaries and 65% of the voting Capital Stock of any first-tier Foreign Subsidiaries directly owned by any Credit Party and 100% of the non-voting Capital Stock of any first-tier Foreign Subsidiaries directly owned by any Credit Party. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, no Credit Party shall be required to grant a Lien on any Excluded Property and the Collateral shall exclude all Excluded Property.

5.14 Miscellaneous Business Covenants. Unless otherwise consented to by Agents and Requisite Lenders:

(a) Non-Consolidation. Holdings will, and will cause Company and each of its Restricted Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity (other than any other Restricted Party); (ii) not commingle its funds or assets with those of any other entity (other than any other Restricted Party); and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such Restricted Party’s actions, which meetings will be separate from those of other entities (other than any other Restricted Party).

(b) Communication with Accountants. Each Credit Party executing this Agreement authorizes Administrative Agent to communicate directly with such Credit Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate information to the Administrative Agent relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party or any of its Restricted Subsidiaries; provided however, that Administrative Agent shall only communicate with such accountants after an Event of Default has occurred and is continuing and, in such event, Administrative Agent shall provide such Credit Party with notice at least seven (7) Business Days prior to first initiating any such communication and such Credit Party and any of its Restricted Subsidiaries shall be given the right to participate in such discussions and communications (including reviewing any audit drafts and letters to management prior to their delivery to Administrative Agent).

5.15 Post-Closing Matters. Company shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date to be determined by the Administrative Agent in its sole discretion.

5.16 Anti-Corruption Laws. The Credit Parties will implement and maintain in effect policies and procedures reasonably designed to promote compliance by the Credit Parties, their Subsidiaries, and their respective directors, officers, employees, and agents with the FCPA and any other applicable anti-corruption laws.

SECTION 6. NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than unmatured contingent indemnification and expense reimbursement obligations), such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 6 (and in the case of Holdings, all covenants and exceptions thereto shall be subject to Section 6.14).

6.01 Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) the Obligations;

(b) Indebtedness (i) of any Guarantor Subsidiary or Restricted Foreign Subsidiary owing to Company or to any other Guarantor Subsidiary, or of Company owing to any Guarantor Subsidiary, (ii) of any Restricted Foreign Subsidiary owing to any other Restricted Foreign Subsidiary and (iii) of any Restricted Party owing to any Subsidiary that is not a Restricted Party (provided, that (a) such Indebtedness constitutes Subordinated

Indebtedness, (b) such Indebtedness is incurred in exchange for an equivalent amount of Cash received from such Subsidiary, and (c) the aggregate amount of any Investments previously made by any Restricted Party in such Subsidiary shall have been returned in full, in Cash); provided, that, in respect of Indebtedness owing to any Credit Party that is permitted under clause (i) above, (x) all such Indebtedness shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement, and (y) if any such Indebtedness is evidenced by a promissory note, then all such notes shall be delivered to the Collateral Agent pursuant to the Pledge and Security Agreement;

(c) Indebtedness of Restricted Foreign Subsidiaries in an aggregate outstanding amount not to exceed $20,000,000 at any time; provided, that, any guarantee thereof by any Credit Party must otherwise be permitted to be incurred in accordance with another clause of this Section 6.01 (other than Section 6.01(e) below) and any such guarantee by a Credit Party shall be included for purposes of determining the aggregate utilization of any such other clause of this Section 6.01.

(d) Indebtedness incurred by any Restricted Party arising from agreements providing for indemnification or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of such Restricted Party pursuant to such agreements, in connection with Venues or permitted dispositions of any business, assets or any Subsidiary of any Restricted Party;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with Deposit Accounts;

(g) guaranties of the obligations incurred in the ordinary course of business to suppliers, customers, franchisees, landlords and licensees of any other Restricted Party (but not, for the avoidance of doubt, for borrowed money);

(h) guaranties by Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Restricted Subsidiary of Indebtedness of Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(i) Indebtedness existing as of the Closing Date and described in Schedule 6.01;

(j) Indebtedness in an aggregate outstanding amount not to exceed at any time $2,500,000 with respect to (x) Capital Leases and (y) purchase money Indebtedness; provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall be secured only by the asset acquired in connection with the incurrence of such Indebtedness;

(k) Indebtedness incurred by Company or any Restricted Subsidiary in respect of any Third Party Letter of Credit issued by a Third Party L/C Issuer in an aggregate face amount not to exceed $5,000,000 at any time outstanding;

(l) Indebtedness which may be deemed to exist with respect to any management fee or payment obligation arising under the Parent Organizational Agreement which was not permitted to be paid in Cash when due, so long as such Indebtedness is subject to the Management Fee Turnover Agreement;

(m) Indebtedness of Company or any of its Restricted Subsidiaries in respect of commercial credit cards, stored value cards, purchasing cards, treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and Deposit Accounts;

(n) Indebtedness in an aggregate principal amount not to exceed at any time $20,000,000 incurred to finance the acquisition of real property and secured solely by a Lien upon Excluded Real Estate Assets;

(o) Indebtedness of any Restricted Party consisting of insurance premium financings entered into in the ordinary course of business; provided, such Indebtedness does not exceed the unpaid amount of such premiums;

(p) Indebtedness under any Interest Rate Agreement, Currency Agreement or commodity hedging agreement entered into in the ordinary course of business and not entered into for speculative purposes;

(q) Indebtedness (including obligations in respect of letters of credit, bank guaranties, surety bonds, performance bonds or similar instruments with respect to such Indebtedness) incurred by any Restricted Party in the ordinary course of business in respect of workers compensation claims, unemployment insurance (including premiums related thereto), other types of social security, vacation pay, health, disability or other employee benefits;

(r) Indebtedness of any Restricted Party representing deferred compensation to directors, officers, employees, members of management, managers, and consultants of the Restricted Parties incurred in the ordinary course of business;

(s) the TAO Put/Call Notes and guaranties thereof by any Credit Party;

(t) unsecured Indebtedness arising out of Permitted Acquisitions and other Investments permitted to be made in accordance with Section 6.07, in each case, consisting of obligations of the Restricted Parties under provisions relating to indemnification or adjustment of purchase price with respect thereto based on changes in working capital;

(u) unsecured Indebtedness arising out of Permitted Acquisitions and other Investments permitted to be made in accordance with Section 6.07 to the extent consisting of earnout obligations based on the income generated by the assets acquired or investment made after the consummation thereof in an aggregate amount not to exceed $5,000,000;

(v) Company and its Restricted Subsidiaries may become and remain liable for any Indebtedness refinancing, refunding or replacing any Indebtedness permitted under clauses (i), (j), (n), (w), (x) and (y) of this Section 6.01 (in any case, including any refinancing Indebtedness incurred in respect thereof, “Refinancing Indebtedness”) and any subsequent Refinancing Indebtedness in respect thereof; provided that (i) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of the Indebtedness being refinanced, refunded or replaced, except by an amount equal to unpaid accrued interest and premiums (including tender premiums) thereon plus underwriting discounts, other reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or initial yield payments) incurred in connection with the relevant refinancing, refunding or replacement, (ii) in the case of any Refinancing Indebtedness with respect to clause (w), any such Refinancing Indebtedness shall be unsecured, (iii) in the case of any Refinancing Indebtedness with respect to clause (y), any such Refinancing Indebtedness shall be Subordinated Indebtedness, (iv) in the case of any Refinancing Indebtedness with respect to clause (x), any Lien securing such Refinancing Indebtedness must permitted by Sections 6.02(q) and (u) below and the Lien securing such Refinancing Indebtedness shall constitute a utilization of the relevant basket or exception), (v) other than in the case of Refinancing Indebtedness with respect to clause (j), such Refinancing Indebtedness shall have (A) a final maturity on or later than (and, in the case of revolving Indebtedness, does not require mandatory commitment reductions, if any, prior to) the final maturity of the Indebtedness being refinanced, refunded or replaced and (B) other than with respect to revolving Indebtedness, a weighted average life to maturity equal to or greater than the weighted average life to maturity of the Indebtedness being refinanced, refunded or replaced, (vi) the terms of any Refinancing Indebtedness are not, taken as a whole, less favorable to the obligor thereon or to the Lenders than those applicable to the Indebtedness being refinanced, refunded or replaced (other than any covenants or any other provisions applicable only to periods after the Term Loan Maturity Date), (vii) any such Refinancing Indebtedness is incurred only by the obligor or obligors in respect of the Indebtedness being refinanced, refunded or replaced and shall not have any greater guarantees or security, than the Indebtedness being refinanced, (viii) if the Indebtedness being refinanced, refunded or replaced was originally contractually subordinated to the Obligations in right of payment (or the Liens securing such Indebtedness were originally contractually subordinated to the Liens on the Collateral securing the Secured Obligations), such Refinancing Indebtedness is contractually subordinated to the Obligations in right of payment (or the Liens securing such Refinancing Indebtedness are subordinated to the Liens on the Collateral securing the Secured Obligations) on terms not less favorable in any material respect, taken as a whole, to the Lenders than those applicable to the Indebtedness (or Liens, as applicable) being refinanced, refunded or replaced, taken as a whole, (ix) any such Refinancing Indebtedness shall constitute a utilization of the relevant basket or exception for which the Indebtedness being refinanced, refunded or replaced utilized, and (x) as of the date of the incurrence of such Refinancing Indebtedness and after giving pro forma effect thereto, no Event of Default exists;

(w) other unsecured Indebtedness of the Restricted Parties which is not otherwise permitted by another subsection of this Section 6.01 in an aggregate outstanding principal amount not to exceed at any time $10,000,000, provided, that such unsecured Indebtedness shall be subject to documentation which (i) does not require the payment of Cash interest in excess of fourteen percent (14%) per annum and if the payment of any such Cash interest is prohibited by any applicable subordination agreement, such failure to pay Cash interest shall not constitute an “event of default” thereunder, (ii) does not require amortization or similar payment of principal prior to the date that is at least ninety-one (91) days after the later to occur of (A) the Revolving Commitment Termination Date and (B) the Term Loan Maturity Date; (iii) is not guaranteed by Holdings or any of its Subsidiaries, other than any Guarantor, and (iv) such Indebtedness and the related governing documents shall have covenant, default and remedy provisions no more restrictive and no more onerous to the Restricted Parties than this Agreement and the other Credit Documents;

(x) other Junior Lien Indebtedness of any Restricted Party which is not otherwise permitted by another subsection of this Section 6.01 so long as (i) no Event of Default shall have occurred and be continuing or would result from the incurrence thereof, (ii) after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01, (x) the Leverage Ratio (calculated without taking into account the net cash proceeds of any such Junior Lien Indebtedness) would not exceed the ratio that is that is 0.50 less than the applicable Leverage Ratio corresponding to such period set forth in Section 6.08(b), and (y) the Total Leverage Ratio (calculated without taking into account the net cash proceeds of any such Junior Lien Indebtedness) would not exceed 4.00:1.00;

(y) other Subordinated Indebtedness of any Restricted Party which is not otherwise permitted by another subsection of this Section 6.01 so long as (i) no Event of Default shall have occurred and be continuing or would result from the incurrence thereof, and (ii) after giving effect thereto on a Pro Forma Basis as of the last day of the most recently ended Fiscal Quarter for which financial statements have been (or were required to be) delivered pursuant to Section 5.01, the Total Leverage Ratio (calculated without taking into account the net cash proceeds of any such Subordinated Indebtedness) would not exceed 4.00:1.00;

(z) Indebtedness arising out of Landlord Financed Capital Expenditures in an aggregate amount not to exceed $10,000,000 at any time outstanding; and

(aa) accounts payable and trade debt incurred in the ordinary course of business that are more than 90 days past due in an aggregate amount not to exceed $500,000 at any time outstanding.

6.02 Liens. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Restricted Party, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes if obligations with respect to such Taxes (i) are not more than 30 days overdue or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, or (ii) if more than 30 days overdue, (A) the period of grace, if any, related thereto has not expired or which are being contested in good faith by appropriate proceeding diligently conducted (provided that a reserve or other appropriate provision shall have been made therefor as required by GAAP) or (B) the aggregate outstanding amount of the obligations secured thereby does not exceed $500,000;

(c) statutory Liens of landlords, banks (and rights of set off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of any Restricted Party;

(f) any interest or title of a licensor, lessor or sublessor under any lease or license permitted hereunder and any Liens against the property of any such licensor, lessor or sublessor which is not a Restricted Party;

(g) Liens solely on any cash earnest money deposits made by any Restricted Party in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning, development or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) licenses of patents, trademarks and other Intellectual Property granted by any Restricted Party in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or any Guarantor Subsidiary;

(l) non-consensual Liens securing judgments, writs, warrants or similar processes not constituting an Event of Default under Section 8.01(h);

(m) Liens existing as of the Closing Date and described in Schedule 6.02 or on a title report delivered pursuant to Section 5.11;

(n) Liens securing Capital Leases and purchase money Indebtedness permitted pursuant to Section 6.01(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(o) Liens on L/C Cash Collateral securing Indebtedness in respect of any Third Party Letter of Credit permitted pursuant to Section 6.01(k);

(p) Liens on Excluded Real Estate Assets securing Indebtedness permitted to incurred pursuant to Section 6.01(n);

(q) Liens on Collateral securing Indebtedness permitted to be incurred pursuant to Section 6.01(x), provided, that any such Liens shall be junior to the Liens on the Collateral securing the Loans pursuant to an intercreditor agreement in form and substance acceptable to the Administrative Agent (after consultation with the Lenders) in its reasonable credit judgment;

(r) other Liens which are not otherwise permitted by another subsection of this Section 6.02 securing Indebtedness in an aggregate amount not to exceed $10,000,000 at any time outstanding;

(s) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(p), provided that such Liens shall be subject to an intercreditor agreement in form and substance acceptable to Administrative Agent (after consultation with the Lenders) in its reasonable credit judgment;

(t) Liens (i) on Capital Stock of Joint Ventures solely consisting of customary put/call rights, drag-along rights or similar rights in favor of any Joint Venture Partner pursuant to the relevant joint venture agreement or arrangement and (ii) on Capital Stock of Unrestricted Subsidiaries;

(u) Liens securing Indebtedness permitted pursuant to Section 6.01(v); provided that (i) no such Lien extends to any asset not covered by the Lien securing the Indebtedness that is being refinanced and (ii) if the Indebtedness being refinanced was subject to intercreditor arrangements, then any refinancing Indebtedness in respect thereof shall be subject to intercreditor arrangements not less favorable to the Secured Parties, taken as a whole and as determined by Administrative Agent (after consultation with the Lenders) in its reasonable credit judgment, than the intercreditor arrangements governing the Indebtedness that is refinanced (or the intercreditor arrangements governing the relevant refinancing Indebtedness shall be otherwise reasonably acceptable to the Administrative Agent (after consultation with the Lenders)); and

(v) Liens securing Indebtedness permitted pursuant to Section 6.01(c); provided that no such Lien extends to any asset other than assets of Foreign Subsidiaries.

6.03 [Reserved].

6.04 No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), no Credit Party nor any of their respective Restricted Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.05 Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) Company may make Restricted Junior Payments to Holdings to permit Holdings to make any Restricted Junior Payment otherwise permitted under this Section 6.05 at such time, so long as Holdings promptly applies the amount of any such Restricted Junior Payment for such purpose;

(b) Holdings may make Permitted Tax Payments when due;

(c) Company and Holdings may make the Closing Date Distribution;

(d) Holdings may make Permitted Equity Issuances;

(e) any Restricted Party may make scheduled payments of cash interest when due (at the non-default rate) in respect of any Junior Lien Indebtedness or Subordinated Indebtedness permitted to be incurred under Sections 6.01(x) or (y), to the extent permitted by the applicable subordination agreement entered into between Administrative Agent and the holder of such Indebtedness;

(f) any Restricted Party may make mandatory prepayments of any Junior Lien Indebtedness incurred under Section 6.01 pursuant to mandatory prepayment provisions that are substantially the same as the mandatory prepayment provisions set forth in Section 2.13, provided that any such mandatory prepayments of such Junior Lien Indebtedness may be made only to the extent such prepayments were waived or declined by any Lenders hereunder;

(g) (i) any Restricted Party may make Restricted Junior Payments to any other Credit Party (other than to Holdings), (ii) any Restricted Foreign Subsidiary may make Restricted Junior Payments to any other Restricted Foreign Subsidiary and (iii) any Joint Venture may make Restricted Junior Payments to each other owner of Capital Stock of such Joint Venture on a pro rata basis (or more favorable basis from the perspective of Company or such Restricted Subsidiary) based on their relative ownership interests; and

(h) other Restricted Junior Payments in an amount not to exceed the portion of the Available RJP Amount on such date that the Company elects to apply to this Section 6.05(h), provided, that, in each case, (i) no Event of Default shall have occurred and be continuing or would result therefrom, and (ii) the Leverage Ratio shall be less than 2.50:1.00, both before and after giving pro forma effect to such Restricted Junior Payment (including any corresponding reduction of Consolidated Net Cash).

6.06 Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Restricted Party, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Restricted Party, (c) make loans or advances to Company or any other Restricted Party, or (d) transfer any of its property or assets to Company or any other Restricted Party, other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by Section 6.01(j) that impose restrictions on the property so acquired or other Indebtedness permitted under Section 6.01 that is secured by a Permitted Lien if the relevant restriction applies only to the Persons obligated under such Indebtedness and its Subsidiaries to the property or assets written to secure such Indebtedness (provided, that if the relevant Permitted Lien covers all or substantially all of the Collateral, then such relevant restrictions are not more restrictive in any material respect to the Credit Parties than the restrictions contained in this Agreement or the other Credit Documents), (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement, (iv) existing by virtue of, or arising under, applicable law, regulation order, approval, license, permit, grant or similar restriction, in each case, issued or imposed by a Governmental Authority, (v) assumed in connection with any acquisition of property or the Capital Stock of any Person, so long as the relevant encumbrance or restriction relates solely to the Person and its subsidiaries (including the Capital Stock of the relevant Person or Persons) and/or property so acquired and was not created in connection with or in anticipation of such acquisition; (vi) in any agreement for any disposition of any Subsidiary (or all or substantially all of the property and/or assets thereof) that restricts the payment of dividends or other distributions or the making of cash loans or advances by such Subsidiary pending such disposition; (vii) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis; (viii) on Cash deposits or net worth restrictions imposed by any Person under any contract entered into in the ordinary course of business or for whose benefit such Cash deposits or net worth restrictions exist; (ix) arising pursuant to an agreement or instrument relating to any Junior Lien Indebtedness, Subordinated Indebtedness or unsecured Indebtedness, in each case, permitted to be incurred under Sections 6.01(x), (y) or (w), respectively, after the Closing Date if the relevant restrictions are not more restrictive in any material respect to the Credit Parties than the restrictions contained in this Agreement or the other Credit Documents; and (x) customary restrictions arising in any Interest Rate Agreement, Currency Agreement or commodity hedging agreement permitted by Section 6.01(p) above.

6.07 Investments. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any Guarantor Subsidiaries of Company;

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of the Restricted Parties;

(d) intercompany loans to the extent permitted under Section 6.01(b);

(e) Consolidated Capital Expenditures permitted by Section 6.08(c) and Section 6.08(d);

(f) loans and advances to employees of Company and its Restricted Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.07, and (ii) any refinancings of such loans after the Closing Date in an aggregate amount not to exceed $500,000 outstanding at any time to any single employee and $2,000,000 in the aggregate outstanding at any time during the term of this Agreement;

(g) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.09;

(h) Investments described in Schedule 6.07;

(i) Investments in Restricted Subsidiaries;

(j) Investments consisting of the formation of Subsidiaries, provided, that (i) any such Subsidiary becomes a Guarantor Subsidiary in accordance with and to the extent required under Section 5.10, and (ii) any such Subsidiary which does not become a Guarantor Subsidiary shall be required to comply with Section 6.07(i) above or Section 6.07(o) or Section 6.07(p) below (as applicable);

(k) to the extent constituting Investments, the establishment of Permitted New Venues;

(l) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other Persons that are not otherwise prohibited hereunder and which do not interfere in any material respect with the ordinary conduct of the business of Company and its Restricted Subsidiaries;

(m) to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;

(n) other Investments which are not otherwise permitted by another subsection of this Section 6.07 in an aggregate amount not to exceed at any time $1,000,000 plus an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Holdings or any of its Restricted Subsidiaries in Cash in respect of any such Investment;

(o) so long as no Event of Default has occurred and is continuing or would result therefrom, other Investments not otherwise permitted by another subsection of this Section 6.07 (other than subsections (f), (n) or (p) of this Section 6.07) in an aggregate amount not to exceed the portion of the Available Amount on such date that Company elects to apply to this Section 6.07(o);

(p) Investments in Permitted Joint Ventures in an aggregate amount not to exceed at any time $20,000,000, plus an aggregate amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Restricted Parties in Cash in respect of any such Investment; provided, that if any Investment pursuant to this Section 6.07(p) is made in any Joint Venture that was not a Restricted Subsidiary on the date on which such Investment was made but becomes a Restricted Subsidiary thereafter by complying with Section 5.10, then such Investment may, at the option of Company upon written notice to Administrative Agent (who will notify the Lenders), upon such Joint Venture becoming a Restricted Subsidiary and so long as such Joint Venture remains a Restricted Subsidiary, be deemed to have been made pursuant to Section 6.07(b) or Section 6.07(i) (to the extent applicable and permitted thereby) and not in reliance on this Section 6.07(p); and

(q) the TAO Chicago Note.

Notwithstanding the foregoing, in no event shall any Restricted Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.05.

6.08 Financial Covenants.

(a) Fixed Charge Coverage Ratio. Holdings shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the first Fiscal Quarter of 2017, to be less than the correlative ratio indicated:

Fiscal Quarter	Fixed Charge Coverage Ratio
First Fiscal Quarter of 2017	1.50:1.00
Second Fiscal Quarter of 2017	1.50:1.00
Third Fiscal Quarter of 2017	1.50:1.00
Fourth Fiscal Quarter of 2017	1.50:1.00
First Fiscal Quarter of 2018	1.50:1.00
Second Fiscal Quarter of 2018	1.50:1.00
Third Fiscal Quarter of 2018	1.50:1.00
Fourth Fiscal Quarter of 2018	1.50:1.00
First Fiscal Quarter of 2019	1.50:1.00
Second Fiscal Quarter of 2019	1.50:1.00
Third Fiscal Quarter of 2019	1.50:1.00
Fourth Fiscal Quarter of 2019	1.50:1.00
First Fiscal Quarter of 2020	1.30:1.00
Second Fiscal Quarter of 2020	1.30:1.00
Third Fiscal Quarter of 2020	1.25:1.00
Fourth Fiscal Quarter of 2020	1.20:1.00
First Fiscal Quarter of 2021	1.20:1.00
Second Fiscal Quarter of 2021	1.15:1.00
Third Fiscal Quarter of 2021	1.15:1.00
Fourth Fiscal Quarter of 2021 and each Fiscal Quarter thereafter	1.15:1.00

(b) Leverage Ratio. Holdings shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the first Fiscal Quarter of 2017, to exceed the correlative ratio indicated:

Fiscal Quarter	Leverage Ratio
First Fiscal Quarter of 2017	4.00:1.00
Second Fiscal Quarter of 2017	4.00:1.00
Third Fiscal Quarter of 2017	4.00:1.00
Fourth Fiscal Quarter of 2017	4.00:1.00
First Fiscal Quarter of 2018	3.75:1.00
Second Fiscal Quarter of 2018	3.75:1.00
Third Fiscal Quarter of 2018	3.75:1.00
Fourth Fiscal Quarter of 2018	3.75:1.00
First Fiscal Quarter of 2019	3.50:1.00
Second Fiscal Quarter of 2019	3.50:1.00
Third Fiscal Quarter of 2019	3.25:1.00
Fourth Fiscal Quarter of 2019	3.25:1.00
First Fiscal Quarter of 2020	3.00:1.00
Second Fiscal Quarter of 2020	3.00:1.00
Third Fiscal Quarter of 2020	2.75:1.00
Fourth Fiscal Quarter of 2020	2.75:1.00
First Fiscal Quarter of 2021	2.50:1.00
Second Fiscal Quarter of 2021	2.50:1.00
Third Fiscal Quarter of 2021	2.50:1.00
Fourth Fiscal Quarter of 2021 and each Fiscal Quarter thereafter	2.50:1.00

(c) Maximum Consolidated Capital Expenditures (Annual Limit). The Credit Parties shall not, and shall not permit their Restricted Subsidiaries to, make or incur Consolidated Capital Expenditures (excluding the portion of any Consolidated Capital Expenditures made or incurred on or before January 31, 2018 and funded with proceeds of Reserved Cash), during any CapEx Annual Measurement Period, commencing with the CapEx Annual Measurement Period ending on the last Sunday of the calendar year ending December 31, 2017, in an aggregate amount for the Restricted Parties in excess of the sum of (1) CapEx Annual Limit for such CapEx Annual Measurement Period, plus (2) the portion of the Available Amount that Company elects to apply to this Section 6.08(c) for any such CapEx Annual Measurement Period, plus (3) the CapEx Carryover Amount, if any, for such CapEx Annual Measurement Period; it being agreed that, for purposes of this Section 6.08(c), any Consolidated Capital Expenditures made during any CapEx Annual Measurement Period shall be deemed to be applied first to the applicable CapEx Annual Limit for such CapEx Annual Measurement Period and second to any CapEx Carryover Amount.

(d) Maximum Consolidated Capital Expenditures (LTM Limit). The Credit Parties shall not, and shall not permit their Restricted Subsidiaries to, make or incur Consolidated Capital Expenditures (excluding (i) the portion of any Consolidated Capital Expenditures made or incurred on or before January 31, 2018 and funded with proceeds of Reserved Cash and (ii) any Consolidated Capital Expenditures made or incurred on or before the Closing Date), during any trailing twelve month period, commencing with the trailing twelve month period ending on February 28, 2017, in an aggregate amount for the Restricted Parties in excess of the CapEx LTM Limit for such trailing twelve month period.

(e) Minimum Consolidated Liquidity. Holdings shall not permit Consolidated Liquidity to be less than $5,000,000 at any time, provided, however, in the event that Consolidated Liquidity shall be less than $5,000,000 at any time, such occurrence shall not be deemed a breach of this Section 6.08(e) so long as (i) within five (5) Business Days of such occurrence, Consolidated Liquidity shall be greater than $5,000,000 and (ii) Consolidated Liquidity shall not have been less than $5,000,000 at any time on more than two (2) occasions in any trailing ninety (90) day period; provided, further, that in the event that Consolidated Liquidity shall be less than $5,000,000 either (x) for any period in excess of five (5) Business Days or (y) on more than two (2) occasions in any trailing ninety (90) day period, such occurrence shall not constitute an Event of Default if, within five (5) Business Days thereafter, Holdings shall have received net cash proceeds of a capital contribution or issuance of Permitted Equity in an amount not less than the greatest amount by which Consolidated Liquidity was less than $5,000,000 at any time during the trailing ninety (90) day period.

(f) [Reserved].

(g) Financial Cure. Notwithstanding anything to the contrary in this Agreement (including Section 8), upon the occurrence of an Event of Default as a result of Holding’s failure to comply with Section 6.08(a) or (b) above for any Fiscal Quarter, Holdings shall have the right (the “Cure Right”) (at any time after such Fiscal Quarter and until the date that is 10 Business Days after the date on which financial statements for such Fiscal Quarter are required to be delivered pursuant to Section 5.01) to issue Permitted Equity (without giving effect to clause (f) thereof)) for Cash or otherwise receive Cash contributions, and in each case, to the extent such Cash proceeds are contributed to the capital of Company (the “Cure Amount”), and upon receipt by Company of such Cash proceeds Section 6.08(a) or (b) shall be recalculated giving effect to a pro forma increase in the amount of Consolidated Adjusted EBITDA by an amount equal to the Cure Amount (notwithstanding the absence of a related add-back in the definition of “Consolidated Adjusted EBITDA”) solely for the purpose of determining compliance with Section 6.08(a) or (b) as of the end of such Fiscal Quarter and for applicable subsequent periods that include such Fiscal Quarter. If, after giving effect to the foregoing recalculation, the requirements of Section 6.08(a) or (b) would be satisfied, then the requirements of Section 6.08(a) or (b) shall be deemed satisfied as of the end of the relevant Fiscal Quarter with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.08(a) or (b) that had occurred (or would have occurred) shall be deemed cured for the purposes of this Agreement. Notwithstanding anything herein to the contrary, (i) in each four consecutive Fiscal Quarter period there shall be at least two (2) Fiscal Quarters (which may, but are not required to be, consecutive) in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than four (4) times, (iii) the Cure Amount shall be no greater than the amount required for the purpose of minimally complying with Section 6.08(a) or (b), (iv) upon the Administrative Agent’s receipt of a written notice that Holdings intends to exercise the Cure Right, together with a written irrevocable commitment from one or more direct or indirect holders of Capital Stock of Holdings to contribute the full Cure Amount necessary to cure the relevant failure to comply with Section 6.08(a) and/or (b) (a “Notice of Intent to Cure”), until the 10th Business Day following the date on which financial statements for the Fiscal Quarter to which such Notice of Intent to Cure relates are required to be delivered pursuant to Section 5.01, neither the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to accelerate the Loans or terminate the Revolving Credit Commitments, and none of the Administrative Agent (nor any sub-agent therefor) nor any Lender shall exercise any right to foreclose on or take possession of the Collateral or any other right or remedy under the Credit Documents, in each case, solely on the basis of the relevant Event of Default under Section 6.08(a) or (b), and (v) during any applicable period in which any Cure Amount is included in the calculation of Consolidated Adjusted EBITDA as a result of any exercise of the Cure Right, such Cure Amount shall be (A) counted solely as an increase to Consolidated Adjusted EBITDA (and not as a reduction of Indebtedness) for the purpose of determining compliance with Section 6.08(a) or (b) and (B) disregarded for all other purposes. For the avoidance of doubt, the forgiveness of antecedent debt (whether Indebtedness, trade payables, fees or otherwise) shall not constitute a Cure Amount.

6.09 Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Consolidated Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Subsidiary of Holdings may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of any such transaction, Company or such Guarantor Subsidiary, as applicable, shall be the continuing or surviving Person or the transferee of the business, property or assets;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (i) are less than $5,000,000 with respect to any single Asset Sale or series of related Asset Sales, and (ii) when aggregated with the proceeds of all other Asset Sales made within the same trailing twelve month period, are less than $10,000,000; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, provided, that for purposes of this subclause (2), any Designated Non-Cash Consideration received by Company or any of its Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by Company), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $1,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be Cash; and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d) disposals of obsolete or worn out property;

(e) Permitted Acquisitions;

(f) Investments made in accordance with Section 6.07;

(g) (i) dispositions made by any Credit Party to any other Credit Party, (ii) dispositions by any Restricted Party to any Credit Party and (iii) dispositions by any Restricted Foreign Subsidiary to any other Restricted Foreign Subsidiary;

(h) dispositions of inventory or equipment in the ordinary course of business;

(i) dispositions of Cash Equivalents in the ordinary course of business in a manner not otherwise prohibited by this Agreement or the other Credit Documents;

(j) dispositions of accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or in connection with the collection or compromise thereof;

(k) (i) licensing and cross-licensing arrangements involving any Intellectual Property in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or any Guarantor Subsidiary, and (ii) dispositions, abandonments, cancellations or lapses of Intellectual Property, or issuances or registrations, or applications for issuances or registrations, of Intellectual Property, which, in the reasonable good faith business judgment of Company, are not material to the conduct of the business of Company or its Guarantor Subsidiaries, or are no longer economical to maintain in light of its use;

(l) dispositions by any Restricted Party of Capital Stock of, or sales of Indebtedness or other Securities of, Unrestricted Subsidiaries, provided, that to the extent applicable, the Cash proceeds thereof shall be applied as required by Section 2.13(c);

(m) dispositions of Investments in Permitted Joint Ventures to the extent required by, or made pursuant to, buy/sell arrangements with Joint Venture Partners set forth in the relevant Joint Venture arrangement, stockholders agreement or similar agreement; provided, that the Cash proceeds thereof shall be applied, to the extent required by Section 2.13(c), in accordance therewith;

(n) leases, subleases, licenses or sublicenses, and dispositions and/or terminations of any such leases, subleases, licenses or sublicenses, in each case, which do not materially interfere with the business of Company and its Guarantor Subsidiaries; and

(o) (i) any termination of any lease in the ordinary course of business, (ii) any expiration of any option agreement in respect of real or personal property and (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims in the ordinary course of business, in each case, which do not materially interfere with the business of Company and its Guarantor Subsidiaries.

6.10 Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.09 and transactions under the Credit Documents, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Restricted Subsidiaries, except to another Credit Party or by a Restricted Foreign Subsidiary to another Restricted Foreign Subsidiary (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law; or (b) permit any of its Restricted Subsidiaries directly or indirectly to issue, sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Restricted Subsidiaries, except to another Credit Party or by a Restricted Foreign Subsidiary to another Restricted Foreign Subsidiary (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.11 Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Restricted Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than any other Credit Party or, with respect to any Restricted Foreign Subsidiary, any other Restricted Foreign Subsidiary), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Restricted Party to any Person (other than any other Credit Party or, with respect to any Restricted Foreign Subsidiary, any other Restricted Foreign Subsidiary) in connection with such lease.

6.12 Transactions with Affiliates. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings; provided, however, that the Restricted Parties may enter into or permit to exist any such transaction if the terms of such transaction are not less favorable to Holdings or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to (a) any transaction between Company and any Subsidiary or any other transaction between or among Company or any of its Subsidiaries (or an entity that becomes a Subsidiary as a result of such transaction) to the extent expressly permitted or not prohibited by this Agreement; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Restricted Subsidiaries; (c) compensation arrangements for officers and other employees of Holdings and its Subsidiaries entered into in the ordinary course of business; (d) the Related Transactions; (e) payments to MSG pursuant to the Parent Organizational Agreement to the extent otherwise permitted hereunder; (f) transactions described in Schedule 6.12; (g) transactions with Permitted Joint Ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business; and (h) the TAO Chicago Note. Company shall disclose in writing each material transaction with any Affiliate of Holdings to Administrative Agent, who will notify each Lender (excluding, for the avoidance of doubt, transactions among Restricted Parties not otherwise prohibited hereunder).

6.13 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, engage in any business other than (i) the businesses of the same general type engaged in by such Restricted Party on the Closing Date or any business that is reasonably related thereto, and (ii) such other lines of business as may be consented to by the Administrative Agent (at the direction of Requisite Lenders).

6.14 Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Obligations and Indebtedness and obligations under the Acquisition Agreement and, to the extent permitted under this Agreement, Indebtedness permitted to be incurred by Holdings under the Parent Organizational Agreement as in effect on the Closing Date (including, without limitation, guaranties of the TAO Put/Call Notes); (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.02; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of Company; (ii) performing its obligations and activities incidental thereto under applicable laws and regulations, the Credit Documents, and to the extent not inconsistent therewith, the Acquisition Agreement and Parent Organizational Agreement; and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of Company; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Company or any other Subsidiary of the Company; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.15 Amendments or Waivers of Certain Agreements. No Credit Party shall nor shall it permit any of its Restricted Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under the Parent Organizational Agreement or any “non-compete” or “non-solicit” provisions of any TAO Group Employment Agreement after the Closing Date without in each case obtaining the prior written consent of the Administrative Agent (at the direction of the Requisite Lenders), in each case, if such amendment, restatement, supplement or other modification or waiver would be materially adverse to Administrative Agent or the Lenders.

6.16 Amendments or Waivers of with respect to Subordinated Indebtedness. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, increase the principal amount thereof, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Credit Party or Lenders.

6.17 Fiscal Year. No Credit Party shall, nor shall it permit any of its Restricted Subsidiaries to change its Fiscal Year end from the last Sunday of each calendar year; provided, that, upon prior written notice to Administrative Agent (who will distribute to the Lenders), and subject to Section 1.02, the Credit Parties may, and may allow their Restricted Subsidiaries to, change their Fiscal Year end to match the Fiscal Year end of MSG or any other MSG Company.

6.18 Deposit Accounts. No Credit Party shall establish or maintain a Deposit Account (other than Excluded Accounts) that is not a Controlled Account and no Credit Party will deposit proceeds in a Deposit Account (other than Excluded Accounts) which is not a Controlled Account.

6.19 Amendments to Organizational Agreements. No Credit Party shall, nor shall it permit any of its Restricted Parties to, amend or permit any amendments to such Restricted Party’s Organizational Documents in any manner which would be adverse to the interests of the Lenders.

6.20 Prepayments of Certain Indebtedness. No Credit Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness prior to its scheduled maturity, other than (i) the Obligations, (ii) Capital Leases permitted hereunder, (iii) purchase money Indebtedness permitted by Section 6.01(j) or Indebtedness permitted to be incurred under Section 6.01(n), in each case, that is secured by a

Permitted Lien if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Section 6.09, (iv) the TAO Put/Call Notes, to the extent such payment is permitted to be made under Section 6.05(h), (v) Indebtedness permitted to be incurred pursuant to Section 6.01(b)(i), Section 6.01(b)(ii) or Section 6.01(c), and (vi) so long as no Event of Default shall have occurred and be continuing or would result therefrom, unsecured Indebtedness permitted to be incurred pursuant to Section 6.01(w) (including any Refinancing Indebtedness in respect thereof). For the avoidance of doubt, the refinancing of Indebtedness using proceeds of Refinancing Indebtedness permitted pursuant to Section 6.01(v) shall be permitted under this Section 6.20.

6.21 Terrorism Sanctions. Each Credit Party will not and will not permit any Subsidiary (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of Sanctions, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Loans) with any Person if such investment, dealing or transaction (i) would cause any Lender or Agent to be in violation of any law or regulation applicable to such Lender or Agent, or (ii) is prohibited by or subject to Sanctions, or (c) to engage in any activity that could subject such Person or any Lender or Agent to Sanctions. No Credit Party shall, directly or indirectly, use the proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person, any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise).

6.22 Anti-Corruption Laws. Company will not, directly or indirectly, use the proceeds of the Loans in furtherance of an offer, payment, promise to pay, or authorization of the payment of any money, or the giving of anything else of value, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in violation of the FCPA or any other applicable anti-corruption law.

6.23 New Venues. No Credit Party shall, nor shall it permit any Restricted Subsidiary to, enter into a new Venue Agreement, or be a party to any Venue Agreement which was entered into after the Closing Date, other than a Venue Agreement meeting the criteria set forth in the definition of a Permitted New Venue.

SECTION 7. GUARANTY

7.01 Guaranty of the Obligations. Subject to the provisions of Section 7.02, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.02 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.02, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.02), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.02. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.02 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.02.

7.03 Payment by Guarantors. Subject to Section 7.02, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.04 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may, and at the direction of the Requisite Lenders shall, enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Approved Interest Rate Agreement and Currency Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or Approved Interest Rate Agreements and Currency Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Approved Interest Rate Agreement or Currency Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Approved Interest Rate Agreements or Currency Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Approved Interest Rate Agreement or Currency Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Approved Interest Rate Agreements or Currency Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations (other than payment in full of the Guaranteed Obligations), including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.05 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Approved Interest Rate Agreements or Currency Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.04 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.06 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed

Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.02. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.07 Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.08 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.09 Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, and any Approved Interest Rate Agreements or Currency Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Approved Interest Rate Agreement or Currency Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Approved Interest Rate Agreements and Currency Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder. This provision shall survive the repayment of the Obligations and the termination of this Agreement.

7.12 Discharge of Guaranty Upon Sale of Guarantor. If all of the Capital Stock of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.

7.13 Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under this Agreement in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 7.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 7.13 or otherwise under this Agreement, as it relates to such other Credit Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all Guaranteed Obligations have been irrevocably paid in full. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 8. EVENTS OF DEFAULT

8.01 Events of Default. If any one or more of the following conditions or events (each an “Event of Default”) shall occur:

(a) Failure to Make Payments When Due. Failure by Company to pay (i) when due the principal of and premium, if any, on any Loan whether at stated maturity, by acceleration or otherwise; (ii) when due any installment of principal of any Loan, by notice of voluntary prepayment, by mandatory prepayment or otherwise, and any prepayment premium then due and payable in respect of such payment (including any prepayment premium then due and payable to any Non-Consenting Lender pursuant to Section 2.22); or (iii) within three (3) Business Days of when due any interest on any Loan or any fee or any other amount due hereunder.

(b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Restricted Subsidiaries to pay when due any principal of, interest on or any other amount payable in respect of, one or more items of Indebtedness (other than Indebtedness referred to in Section 8.01(a)) in an individual principal amount of $1,500,000 or more or with an aggregate principal amount of $3,000,000 or more, in each case beyond any applicable grace period, if any, provided therefor; or (ii) breach or default by any Restricted Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond any applicable grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c) Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in (i) Section 5.01, Section 5.05, Section 5.06, Section 5.10, or Section 5.11 if such failure continues for a period of five (5) Business Days after the earlier of any Authorized Officer of the Credit Parties becoming aware of such default or receipt by Company of notice from Administrative Agent or any Lender of such default, or (ii) Section 2.05, Section 5.02, Section 5.15, or Section 6 (it being understood that (x) any breach of Section 6.08(a) or (b) is subject to cure as provided in Section 6.08(g) and (y) any breach of Section 6.08(e) is subject to cure as provided in the two provisos to Section 6.08(e)); or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Restricted Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.01, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of any Credit Party becoming aware of such default, or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Restricted Party in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Restricted Party under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over any Restricted Party, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Restricted Party for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Restricted Party, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Restricted Party shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Restricted Party shall make any assignment for the benefit of creditors; or (ii) any Restricted Party shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Restricted Party (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.01(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving, individually or in the aggregate at any time, an amount in excess of $5,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has not denied coverage) shall be entered or filed against any Restricted Party or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty days; or

(j) Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or could reasonably be expected to result in liability of Holdings or any of its Subsidiaries in excess of $3,000,000 during the term hereof; or (ii) there exists any fact or circumstance that could reasonably be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under Section 303(k) of ERISA on the property and rights to property of any one or more of Holdings, the Company and the Restricted Subsidiaries relating to a liability in excess of $3,000,000; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document (including any subordination agreement contemplated hereunder) in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.01(f) or 8.01(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) the Commitments, if any, of each Lender having such Commitments shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, together with any applicable premium as though such repayment was a voluntary prepayment, and (II) all other Obligations; and (C) Administrative Agent may, and at the direction of the Requisite Lenders shall, cause Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents.

SECTION 9. AGENTS

9.01 Appointment of Agents. GSSLG is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GSSLG, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

9.02 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.03 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by or resulting from such Agent’s bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.05).

9.04 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.05 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or a Joinder Agreement and funding its Term Loan and/or Revolving Loans on the Closing Date or by the funding of any New Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Loans.

(c) Each Lender (i) represents and warrants that as of the Closing Date such Lender does not own or control any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party and (ii) covenants and agrees that from and after the Closing Date such Lender shall not purchase any trade debt or Indebtedness of any Credit Party (other than the Obligations) or Capital Stock of any Credit Party without the prior written consent of the Administrative Agent.

9.06 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including reasonable and documented out-of-pocket counsel fees and disbursements) or out-of-pocket disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s bad faith, gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.07 Successor Administrative Agent and Collateral Agent.

(a) Administrative Agent and Collateral Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Company and, so long as no Event of Default has occurred and be continuing, written approval by Company (not be unreasonably withheld or delayed, and which consent shall be deemed granted if Company fails to respond within ten (10) Business Days of a request for approval or if such proposed successor is a Lender or an Affiliate of a Lender), to appoint a successor Administrative Agent and Collateral Agent. Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder. Administrative Agent may not be removed as an Agent without the then serving Administrative Agent’s written consent, except if the Administrative Agent is no longer a Lender or an Affiliate of a Lender (including pursuant to Section 2.22).

(b) Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to a U.S. Affiliate of GSSLG without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as the Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Company and the

Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.08 Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.05, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented, or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.05) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10. MISCELLANEOUS

10.01 Notices; Electronic Communications.

(a) Notices Generally. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent or Administrative Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent. Notices delivered through electronic communications to the extent provided in subsection (b) or subsection (c) below shall be effective as provided in such subsection (b) or subsection (c). Upon receipt by Administrative Agent or Collateral Agent of any notice which is required by to be delivered by any Restricted Party hereunder, Administrative Agent or Collateral Agent shall reasonably promptly distribute such notice to each Lender.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent, any Lender or the Credit Parties may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by the Administrative Agent, the Collateral Agent, such Lender or the Credit Parties, as applicable, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Electronic Communication of Approvals. Where any Agent’s or Lender’s approval, consent, determination or direction is required in this Agreement or any other Credit Document, such approval, consent, determination or direction may, at the election of such Agent or Lender in their sole discretion, be given or communicated by electronic communication (including e-mail) in accordance with this Section 10.01.

10.02 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the Administrative Agent’s actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the Agents’ costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) all the reasonable and documented fees, expenses and disbursements of counsel to Agents in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable and documented fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the

Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, retained by the Administrative Agent for the benefit of the Requisite Lenders and all reasonable and documented attorneys’ fees, expenses and disbursements incurred by Administrative Agent; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel, in each case at the direction of and for the benefit of the Lenders) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of an Event of Default, all reasonable and documented costs and expenses, including reasonable and documented attorneys’ fees, expenses and disbursements and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty by any Agent or actions taken by any Non-Consenting Lender in connection with the enforcement or collection of any compensation or payment due from Company to such Non-Consenting Lender pursuant to Section 2.22) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.03 Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.02, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE OR CONTRIBUTORY OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.03 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.04 Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender, and each of their respective Affiliates each of is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.05 Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 10.05(b) and 10.05(c), no amendment, modification, supplement, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the prior written concurrence of Administrative Agent and the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, supplement or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) of any Obligations;

(iii) increase the amount or extend the expiration date of any Commitment without the written consent of each Lender adversely affected thereby;

(iv) reduce the rate of interest or the cash rate of interest on any Loan or other Obligation (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.09) or reduce (by dilution or otherwise) or modify any premium, fee or other amount payable to or for the benefit of such Lender under any Credit Document in any manner which would be adverse to such Lender, or change the form or currency of payment of any Obligations; provided, that any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest or any premium, fee or other amount for purposes of this clause (iv);

(v) extend the time for payment in cash of any such interest, premium or fees payable to such Lender;

(vi) reduce the principal amount of any Loan;

(vii) amend, modify, terminate, supplement or waive any provision of (x) the proviso contained in the third sentence of Section 2.23, or (y) this Section 10.05;

(viii) amend the definition of “Requisite Lenders” or “Pro Rata Share” or modify Section 2.14, 2.15 or 2.16 in a manner that would alter the order of or the pro rata sharing of payments or setoffs required thereby; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(ix) release all or substantially all of the Collateral in any transaction or series of related transactions or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents;

(x) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document;

(xi) change Section 10.06 in a manner which further restricts assignments thereunder without the written consent of each Lender; or

(xii) contractually subordinate the Obligations under the Credit Documents to any other Indebtedness, except to any priority Indebtedness approved in any bankruptcy proceeding involving any of the Credit Parties.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;

(iii) amend, modify, terminate or waive any provision of Section 3.02(a) with regard to any Credit Extension (whether constituting a Revolving Loan or a Term Loan) without the consent of Requisite Class Lenders of the affected Class;

(iv) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.14 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided, Administrative Agent and the Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(v) amend, modify or waive any provision of any subordination and intercreditor agreement in a manner that would be adverse to the Lenders in any material respect without the written consent of Requisite Lenders; or

(vi) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.05 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(e) Errors. Notwithstanding the provisions of this Section 10.05, if the Administrative Agent and the Company shall have jointly identified an ambiguity, inconsistency, obvious clerical error or any error or omission of a technical nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Company shall be permitted to amend, correct or otherwise cure such ambiguities, inconsistencies, errors or omissions that are not adverse to any Lender and such amendment shall become effective without any further action or consent of any other party to any Credit Document if the same is not objected to in writing by the Requisite Lenders within 10 Business Days following receipt of written notice thereof, together with a copy of the proposed amendment.

10.06 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.06, Indemnitees under Section 10.03, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.06(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i)(a) or clause (ii)(a) of the definition of the term of “Eligible Assignee” (provided that such Lender shall provide prompt notice of such assignment to the Administrative Agent (who will promptly notify Company in accordance with Section 10.06(e))); and

(ii) to any Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent and, unless a Specified Event of Default has occurred and is continuing, Company (such consent of Company not to be unreasonably withheld or delayed, and which consent shall be deemed granted if Company fails to respond within ten (10) Business Days of a request for approval); provided, each such assignment pursuant to this Section 10.06(c)(ii) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving Commitments and Revolving Loans and (B) $5,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Term Loans or New Term Loans of a particular tranche of the assigning Lender) with respect to the assignment of Term Loans.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(c).

(e) Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.06, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party. Administrative Agent, each Lender and each prospective Lender may conclusively rely (without any duty of inquiry or further diligence) on a representation made by another Person that such Person is an Eligible Assignee for all purposes under this Agreement (and the Credit Parties shall constitute a third party beneficiary of such representation and may pursue any claim it may have against the Person that made and breached such representation).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.06, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.08) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates or any Disqualified Person) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent, and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.19 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.19 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.04 as though it were a Lender, provided such participant agrees to be subject to Section 2.16 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Company, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.06, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.07 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.08 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 10.02, 10.03, 10.04, and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.03(b) and 9.06 shall survive the payment of the Loans, and the termination hereof.

10.09 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Approved Interest Rate Agreements and Currency Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshaling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Actions in Concert. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document to the contrary notwithstanding (but subject to the proviso at the end of this sentence), each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of the Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of the Requisite Lenders; provided, however, any Non-Consenting Lender entitled to compensation from Company pursuant to Section 2.22 shall be permitted to take action to protect or enforce its rights arising out of such

Section 2.22 with respect to the compensation due from Company pursuant to such Section 2.22. Any Lenders that are Affiliates or Related Funds as of any date of determination shall constitute one (1) creditor holding a single claim for purposes of determining whether a class of claims has made an election pursuant to § 1111(b) of the Bankruptcy Code and for determining whether a class of claims has accepted or rejected a plan pursuant to § 1126 (c) of the Bankruptcy Code. In the event of a bankruptcy of a Credit Party, the Lenders that are Affiliates or Related Funds shall not take or agree to take actions inconsistent with their agreement to be deemed one (1) creditor holding a single claim.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

10.15 CONSENT TO JURISDICTION. (A) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.01 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (d) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(B) EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.01. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF

GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each Lender and Agent shall maintain the confidentiality all non-public information regarding Holdings and its Subsidiaries and their businesses obtained by such Agent or Lender pursuant to the requirements hereof in accordance with such Agent or Lender’s customary procedures for handling its own confidential information and confidential information of such nature, it being understood and agreed by Company that, in any event, an Agent or Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) on a “need to know” basis solely in connection with the transactions contemplated hereby and who are informed of the confidential nature of such information and are or have been advised of the obligation to keep such information confidential, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee, participant or pledgee (other than any Disqualified Person) in connection with the contemplated assignment, transfer, participation or pledge by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Approved Interest Rate Agreements and Currency Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (iv) disclosure to any Lender’s current or potential financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information and is or has been advised of the obligation to keep such information confidential, and (v) disclosures required or requested by any Governmental Authority or by the NAIC or representative thereof pursuant to legal or judicial process or other legal proceeding; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties) (collectively, “Trade Announcements”), but limited to (A) the name, logo and industry of the Credit Parties, (B) the Closing Date, (C) the aggregate principal amount of the Loans as of the Closing Date, (D) the Term Loan Maturity Date and the Revolving Commitment Termination Date, and (E) the respective arranger and agent roles of the Lenders. No Credit Party shall issue any Trade Announcement except (i) disclosures required by applicable law, regulation, legal process or the rules of the Securities and Exchange Commission or (ii) with the prior approval of Administrative Agent. Each Credit Party agrees that it will not directly or indirectly, without the prior written consent of the Administrative Agent, in each instance, (a) use in advertising, publicity, or otherwise the name of Goldman, Sachs & Co. or any of its Affiliates, or any partner or employee of Goldman, Sachs & Co. or any of its Affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. or any of its Affiliates, or (b) represent that any product or any service provided by the Company has been approved or endorsed by Goldman, Sachs & Co. or any of its Affiliates.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement and each other Credit Document by facsimile or other electronic transmission shall be effective as delivery of an original manually executed counterpart of this Agreement or such other Credit Document. The words “execution,” “signed,” “signature,” and words of like import in any Credit Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21 Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Credit Party, which information includes the name and address of such Credit Party and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Credit Party in accordance with the Patriot Act.

10.22 Judgment Currency.

(a) If, for the purpose of obtaining or enforcing judgment against any Credit Party in any court in any jurisdiction, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 10.22 referred to as the “Judgment Currency”) an amount due under any Credit Document in any currency (the “Obligation Currency”) other than the Judgment Currency, the conversion shall be made at the rate of exchange prevailing on the Business Day immediately preceding the date of actual payment of the amount due, in the case of any proceeding in the courts of any jurisdiction that will give effect to such conversion being made on such date, or the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the applicable date as of which such conversion is made pursuant to this Section 10.22 being hereinafter in this Section 10.22 referred to as the “Judgment Conversion Date”).

(b) If, in the case of any proceeding in the court of any jurisdiction referred to in Section 10.22(a), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual receipt for value of the amount due, the applicable Credit Party or Credit Parties shall pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount actually received in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date. Any amount due from any Credit Party under this Section 10.22(b) shall be due as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of any of the Credit Documents.

(c) The term “rate of exchange” in this Section 10.22 means the rate of exchange at which Administrative Agent, on the relevant date at or about 12:00 noon (New York time), would be prepared to sell, in accordance with Administrative Agent’s normal course foreign currency exchange practices, the Obligation Currency against the Judgment Currency.

10.23 Contractual Recognition of Bail-In. Notwithstanding any other term of any Credit Document or any other agreement, arrangement or understanding among any of the parties hereto, each party hereto acknowledges, accepts and agrees that any liability of any Lender that is an EEA Financial Institution arising under the Credit Documents, to the extent such liability is unsecured, may be subject to the EEA Write-down and Conversion Powers of an EEA Resolution Authority and acknowledges, accepts and agrees to be bound by:

(a) the application of any EEA Write-down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction, in full or in part, or cancellation of any such liability;

(ii) a conversion of all, or part of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the EEA Write-down and Conversion Powers of any EEA Resolution Authority.

10.24 Release of Liens and Guaranties.

(a) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released: (i) in full upon the date on which all Commitments have been terminated, all Approved Interest Rate Agreements with Lender Counterparties have been terminated and all Obligations have been paid in full in Cash (other than unmatured contingent indemnification and expense reimbursement obligations); (ii) upon the disposition of such Collateral by any Credit Party to a person that is not (and is not required to become) a Credit Party in a transaction not prohibited by this Agreement, (iii) if the release of such Lien is approved, authorized or ratified in writing by the Requisite Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 10.05), and (iv) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guaranty in accordance clause (b) below. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon all interests retained by the Credit Parties, including the proceeds of any disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.

(b) In addition, the Lenders hereby irrevocably agree that any Guarantor Subsidiary shall be automatically released from the Guaranty upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary Guarantor ceasing to constitute a Subsidiary of Holdings or otherwise becoming an Excluded Subsidiary.

(c) The Administrative Agent and the Collateral Agent, as applicable, shall, and the Lenders hereby authorize them to, execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 10.24, all without the further consent or joinder of any Lender.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

TAO GROUP OPERATING LLC

By:	/s/ Richard Wolf
	Name:	Richard Wolf
	Title:	Co-President

TAO GROUP INTERMEDIATE HOLDING LLC

By:	/s/ Richard Wolf
	Name:	Richard Wolf
	Title:	Co-President

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

GUARANTOR SUBSIDIARIES:	11TH STREET HOSPITALITY LLC
289 HOSPITALITY, LLC
5 CHINESE BROTHERS LLC
55TH STREET HOSPITALITY HOLDINGS, LLC
57TH STREET HOSPITALITY GROUP, LLC
ALA HOSPITALITY LLC
ASIA CHICAGO MANAGEMENT LLC
ASIA FIVE EIGHT LLC
ASIA LAS VEGAS LLC
ASIA LOS ANGELES LLC
ASIA ONE SIX LLC
AVENUE HOSPITALITY GROUP, LLC
B&E LOS ANGELES LLC
BAYSIDE HOSPITALITY GROUP LLC
BD STANHOPE, LLC
BOWERY HOSPITALITY ASSOCIATES LLC
BUDDHA BEACH LLC
BUDDHA ENTERTAINMENT LLC
CHELSEA HOSPITALITY ASSOCIATES LLC
CHELSEA HOSPITALITY PARTNERS, LLC
CHINA MANAGEMENT, LLC
DEARBORN VENTURES LLC
GENCO LAND DEVELOPMENT CORP.
GUAPO BODEGA LAS VEGAS LLC
GUAPO BODEGA LLC
LOWER EAST SIDE HOSPITALITY LLC
MADISON ENTERTAINMENT ASSOCIATES LLC
NINTH AVENUE HOSPITALITY LLC
ROOF DECK AUSTRALIA, LLC
ROOF DECK ENTERTAINMENT LLC
RMC LICENSING LLC
RMNJ LICENSING LLC
RPC LICENSING LLC

	By:	/s/ Richard Wolf
	Name:	Richard Wolf
	Title:	Co-President

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

GUARANTOR SUBSIDIARIES (Cont’d):	SEVENTH AVENUE HOSPITALITY LLC
STANTON SURF CLUB LLC
STRATEGIC DREAM LOUNGE, LLC
STRATEGIC DREAM MIDTOWN BL, LLC
STRATEGIC DREAM MIDTOWN LL, LLC
STRATEGIC DREAM MIDTOWN RT, LLC
STRATEGIC DREAM RESTAURANT, LLC
STRATEGIC DREAM ROOFTOP, LLC
STRIP VIEW ENTERTAINMENT LLC
TAO GROUP MANAGEMENT LLC
TAO LICENSING LLC
TG HOSPITALITY GROUP, LLC
TSPW MANAGERS LA, LLC
VIP EVENT MANAGEMENT LLC
WPTS, LLC

	By:	/s/ Richard Wolf
	Name:	Richard Wolf
	Title:	Co-President

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent, Collateral Agent and Sole Lead Arranger

By:	/s/ Stephen W. Hipp
Name:	Stephen W. Hipp
Title:	Senior Vice President

GOLDMAN SACHS SPECIALTY LENDING HOLDINGS, INC., as a Lender

By:	/s/ Stephen W. Hipp
Name:	Stephen W. Hipp
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

PROVIDENCE DEBT FUND III LP, as a Lender

By:	Providence Debt Fund III GP L.P., its general partner
By:	Providence Debt Fund III Ultimate GP Ltd., its general partner

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	Director

BENEFIT STREET PARTNERS SMA-C SPV LP, as a Lender

By:	Benefit Street Partners L.L.C., its investment advisor

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	Chief Financial Officer

BENEFIT STREET PARTNERS SMA-C LP, as a Lender

By:	Benefit Street Partners L.L.C., its investment advisor

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	Chief Financial Officer

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

BENEFIT STREET PARTNERS SMA LM LP, as a Lender

By:	Benefit Street Partners SMA LM GP L.P., its general partner
By:	Benefit Street Partners SMA LM Ultimate GP LLC, its general partner

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	Director

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND SPV LLC, as a Lender

By:	Benefit Street Partners Capital Opportunity Fund L.P., its managing member
By:	Benefit Street Partners Capital Opportunity Fund GP L.P., its general partner
By:	Benefit Street Partners Capital Opportunity Fund Ultimate GP LLC, its general partner

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	Director

BENEFIT STREET PARTNERS CAPITAL OPPORTUNITY FUND LP, as a Lender

By:	Benefit Street Partners Capital Opportunity Fund GP L.P., its general partner
By:	Benefit Street Partners Capital Opportunity Fund Ultimate GP LLC, its general partner

By:	/s/ Bryan Martoken
Name:	Bryan Martoken
Title:	Director

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]

DBD CREDIT FUNDING LLC, as a Lender

By:	/s/ Constantine M. Dakolias
Name:	Constantine M. Dakolias
Title:	President

[SIGNATURE PAGE TO CREDIT AND GUARANTY AGREEMENT]